                                                                   EXHIBIT 10.16

              ----------------------------------------------------
                           WABASH NATIONAL CORPORATION
                                       AND
                 THE SUBSIDIARIES OF WABASH NATIONAL CORPORATION
                    IDENTIFIED ON THE SIGNATURE PAGES HERETO,
                                  AS BORROWERS

              ----------------------------------------------------

              ----------------------------------------------------
              ----------------------------------------------------

                           LOAN AND SECURITY AGREEMENT

                            Dated: September 23, 2003

                                  $222,100,000

              ----------------------------------------------------
              ----------------------------------------------------

              ----------------------------------------------------

                           FLEET CAPITAL CORPORATION,
                INDIVIDUALLY AND AS AGENT FOR ANY LENDER WHICH IS
                           OR BECOMES A PARTY HERETO,

                     NATIONAL CITY COMMERCIAL FINANCE, INC.,
                     INDIVIDUALLY AND AS SYNDICATION AGENT,

                      GENERAL ELECTRIC CAPITAL CORPORATION,
                   INDIVIDUALLY AND AS A DOCUMENTATION AGENT,

                      WACHOVIA BANK, NATIONAL ASSOCIATION,
                   INDIVIDUALLY AND AS A DOCUMENTATION AGENT,

                             FLEET SECURITIES, INC.,
                                AS ARRANGER, AND

                       THE ADDITIONAL LENDERS NOW AND FROM
                            TIME TO TIME PARTY HERETO

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

                                TABLE OF CONTENTS

                                                                                                        Page
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
SECTION 1.  CREDIT FACILITY.........................................................................      1
   1.1.      Loans..................................................................................      1
   1.2.      Letters of Credit; LC Guaranties.......................................................      4
   1.3.      Term Loan..............................................................................      5
   1.4.      Borrowing Agent........................................................................      6
   1.5.      Alternate Currencies...................................................................      6
   1.6.      Dollars; Conversion to Dollars.........................................................      6
   1.7.      Judgment Currency; Contractual Currency................................................      7
   1.8.      Common Enterprise......................................................................      8

SECTION 2.  INTEREST, FEES AND CHARGES..............................................................      8
   2.1.      Interest...............................................................................      8
   2.2.      Computation of Interest and Fees.......................................................      9
   2.3.      Fee Letter.............................................................................      9
   2.4.      Letter of Credit and LC Guaranty Fees..................................................      9
   2.5.      Unused Line Fee.......................................................................      10
   2.6.      Intentionally omitted.................................................................      10
   2.7.      Audit Fees............................................................................      11
   2.8.      Reimbursement of Expenses.............................................................      11
   2.9.      Bank Charges..........................................................................      12
   2.10.     Collateral Protection Expenses; Appraisals............................................      12
   2.11.     Payment of Charges....................................................................      12
   2.12.     No Deductions.........................................................................      13
   2.13.     Joint and Several Obligations.........................................................      13
   2.14.     Subrogation and Contribution..........................................................      16

SECTION 3.  LOAN ADMINISTRATION....................................................................      16
   3.1.      Manner of Borrowing Revolving Credit Loans/LIBOR Option...............................      16
   3.2.      Payments..............................................................................      20
   3.3.      Mandatory and Optional Prepayments....................................................      21
   3.4.      Application of Payments and Collections...............................................      25
   3.5.      All Loans to Constitute One Obligation................................................      26
   3.6.      Loan Account..........................................................................      26
   3.7.      Statements of Account.................................................................      27
   3.8.      Increased Costs.......................................................................      27
   3.9.      Basis for Determining Interest Rate Inadequate........................................      28
   3.10.     Sharing of Payments, Etc..............................................................      29

SECTION 4.  TERM AND TERMINATION...................................................................      29
   4.1.      Term of Agreement.....................................................................      29

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
   4.2.      Termination...........................................................................      29

SECTION 5.  SECURITY INTERESTS.....................................................................      30
   5.1.      Security Interest in Collateral.......................................................      30
   5.2.      Other Collateral......................................................................      32
   5.3.      Lien Perfection; Further Assurances...................................................      33
   5.4.      Lien on Realty........................................................................      33

SECTION 6.  COLLATERAL ADMINISTRATION..............................................................      34
   6.1.      General...............................................................................      34
   6.2.      Administration of Accounts............................................................      35
   6.3.      Administration of Inventory...........................................................      37
   6.4.      Administration of Equipment...........................................................      38
   6.5.      Payment of Charges....................................................................      38

SECTION 7.  REPRESENTATIONS AND WARRANTIES.........................................................      38
   7.1.      General Representations and Warranties................................................      38
   7.2.      Continuous Nature of Representations and Warranties...................................      47
   7.3.      Survival of Representations and Warranties............................................      47

SECTION 8.  COVENANTS  AND  CONTINUING  AGREEMENTS.................................................      47
   8.1.      Affirmative Covenants.................................................................      47
   8.2.      Negative Covenants....................................................................      53
   8.3.      Specific Financial Covenants..........................................................      61

SECTION 9.  CONDITIONS PRECEDENT...................................................................      61
   9.1.      Conditions Precedent to Initial Loans and Other Initial Credit Accommodations.........      61
   9.2.      Conditions Precedent to all Loans and other Credit Accommodations.....................      62

SECTION 10.  EVENTS OF DEFAULT; RIGHTS AND REMEDIES ON DEFAULT.....................................      63
   10.1.     Events of Default.....................................................................      63
   10.2.     Acceleration of the Obligations.......................................................      66
   10.3.     Other Remedies........................................................................      66
   10.4.     Set Off and Sharing of Payments.......................................................      68
   10.5.     Remedies Cumulative; No Waiver........................................................      68

SECTION 11.  THE AGENT.............................................................................      69
   11.1.     Authorization and Action..............................................................      69
   11.2.     Agent's Reliance, Etc.................................................................      69
   11.3.     Fleet and Affiliates..................................................................      70
   11.4.     Lender Credit Decision................................................................      70
   11.5.     Indemnification.......................................................................      71
   11.6.     Rights and Remedies to be Exercised by Agent Only.....................................      71

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
   11.7.     Agency Provisions Relating to Collateral..............................................      71
   11.8.     Agent's Right to Purchase Commitments.................................................      72
   11.9.     Right of Sale, Assignment, Participations.............................................      72
   11.10.    Amendment.............................................................................      74
   11.11.    Resignation of Agent; Appointment of Successor........................................      75
   11.12.    Audit and Examination Reports; Disclaimer by Lenders..................................      76
   11.13.    Syndication Agent; Documentation Agents...............................................      77
   11.14.    Quebec Security.......................................................................      77

SECTION 12.  MISCELLANEOUS.........................................................................      78
   12.1.     Power of Attorney.....................................................................      78
   12.2.     Indemnity.............................................................................      79
   12.3.     Sale of Interest......................................................................      80
   12.4.     Severability..........................................................................      80
   12.5.     Successors and Assigns................................................................      80
   12.6.     Cumulative Effect; Conflict of Terms..................................................      80
   12.7.     Execution in Counterparts.............................................................      80
   12.8.     Notice................................................................................      80
   12.9.     Consent...............................................................................      81
   12.10.    Credit Inquiries......................................................................      82
   12.11.    Time of Essence.......................................................................      82
   12.12.    Entire Agreement......................................................................      82
   12.13.    Interpretation........................................................................      82
   12.14.    Confidentiality.......................................................................      82
   12.15.    GOVERNING LAW; CONSENT TO FORUM.......................................................      83
   12.16.    WAIVERS BY BORROWERS..................................................................      84
   12.17.    Advertisement.........................................................................      84
   12.18.    English Language......................................................................      85

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                           LOAN AND SECURITY AGREEMENT

                  THIS LOAN AND SECURITY AGREEMENT is made as of this 23rd day of September, 2003, by and among FLEET CAPITAL CORPORATION ("Fleet"), a Rhode Island corporation with an office at One South Wacker Drive, Suite 1400, Chicago, Illinois 60606, individually as a Lender, as Agent ("Agent") for itself and any other financial institution which is or becomes a party hereto (each such financial institution, including Fleet, is referred to hereinafter individually as a "Lender" and collectively as the "Lenders"), the LENDERS, NATIONAL CITY COMMERCIAL FINANCE, INC., individually as a Lender and as Syndication Agent for Lenders, GENERAL ELECTRIC CAPITAL CORPORATION, individually as a Lender and as a Documentation Agent for Lenders, WACHOVIA BANK, NATIONAL ASSOCIATION, individually as a Lender and as a Documentation Agent for Lenders, FLEET SECURITIES, INC., as arranger ("Arranger"), and each of WABASH NATIONAL CORPORATION, a Delaware corporation with its chief executive office and principal place of business at 1000 Sagamore Parkway South, Lafayette, Indiana 47905 ("Wabash") and EACH SUBSIDIARY OF WABASH THAT IS IDENTIFIED ON THE SIGNATURE PAGES HERETO AS A BORROWER; Wabash and each such Subsidiary are hereafter referred to collectively, as "Borrowers" and individually, as "Borrower". Capitalized terms used in this Agreement have the meanings assigned to them in Appendix A, General Definitions. Accounting terms not otherwise specifically defined herein shall be construed in accordance with GAAP consistently applied.

                           SECTION 1. CREDIT FACILITY

                  Subject to the terms and conditions of, and in reliance upon the representations and warranties made in, this Agreement and the other Loan Documents, Lenders agree to make a Total Credit Facility of up to $222,100,000 available to Borrowers upon a Borrower's request therefor, as follows:

                  1.1.     Loans.

                  1.1.1. Revolving Credit Loans. Each Lender agrees, severally and not jointly, for so long as no Default or Event of Default exists, to make Revolving Credit Loans to Borrowers from time to time during the period from the date hereof to but not including the last day of the Term, as requested by Borrowers in the manner set forth in Section
         1.4 and subsection 3.1.1 hereof, up to a maximum principal amount at any time outstanding equal to the lesser of (i) such Lender's Revolving Loan Commitment minus the product of such Lender's Revolving Loan Percentage and the sum of the Dollar Equivalent of the LC Amount and LC Obligations minus the product of such Lender's Revolving Loan Percentage and reserves, if any and (ii) the product of (a) such Lender's Revolving Loan Percentage and (b) an amount equal to the sum of the Borrowing Base at such time minus the sum of the Dollar Equivalent of the LC Amount and LC Obligations minus reserves, if any. Agent shall have the right to establish reserves in such amounts, and with respect to such matters as Agent shall deem necessary or appropriate in its reasonable credit judgment, against the

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         amount of Revolving Credit Loans which Borrowers may otherwise request under this subsection 1.1.1 including without limitation with respect to (i) price adjustments, damages, unearned discounts, returned products or other matters for which credit memoranda are issued in the ordinary course of a Borrower's business; (ii) potential dilution related to Accounts; (iii) shrinkage, spoilage and obsolescence of Inventory; (iv) slow moving Inventory; (v) other sums chargeable against a Borrower's Loan Account as Revolving Credit Loans under any section of this Agreement; (vi) amounts owing by a Borrower to any Person to the extent secured by a Lien on, or trust over, any Property of such Borrower, including without limitation Prior Claims; (vii) amounts owing by a Borrower in connection with Product Obligations and relating to currency exchange rate risk; (viii) the Rebuild Reserve and
         (ix) such other specific events, conditions or contingencies as to which Agent, in its reasonable credit judgment as is customary for asset based facilities of this type, determines reserves should be established from time to time hereunder. The reserves in place as of the Closing Date shall be equal to $92,500 in the aggregate. Notwithstanding the foregoing, Agent shall not establish any reserves in respect of any matters relating to any items of Collateral that have been taken into account in determining Eligible Inventory, Eligible Trailer Inventory, Eligible Bill and Hold Inventory or Eligible Accounts, as applicable. The Revolving Credit Loans shall be repayable in accordance with the terms of the Revolving Notes and as set forth in subsection 3.2.1, and shall be secured by, among other things, all of the Collateral.

                  1.1.2. Overadvances. Insofar as a Borrower may request and Agent or Majority Lenders (as provided below) may be willing in their sole and absolute discretion to make Revolving Credit Loans to such Borrower at a time when the unpaid balance of Revolving Credit Loans plus the sum of the Dollar Equivalent of the LC Amount plus the Dollar Equivalent of the amount of LC Obligations that have not been reimbursed by Borrowers or funded with a Revolving Credit Loan, plus reserves, exceeds, or would exceed with the making of any such Revolving Credit Loan, the Borrowing Base (such Loan or Loans being herein referred to individually as an "Overadvance" and collectively, as "Overadvances"), Agent shall enter such Overadvances as debits in the Loan Account. All Overadvances shall be repaid on demand, shall be secured by the Collateral and shall bear interest as provided in this Agreement for Revolving Credit Loans generally. Any Overadvance made pursuant to the terms hereof shall be made by all Lenders ratably in accordance with their respective Revolving Loan Percentages. Overadvances in the aggregate amount of $5,000,000 or less may, unless a Default or Event of Default has occurred and is continuing (other than a Default or an Event of Default caused by the existence or making of such Overadvance), be made in the sole and absolute discretion of Agent. Overadvances in an aggregate amount of more than $5,000,000 but less than $7,500,000 may, unless a Default or an Event of Default has occurred and is continuing (other than a Default or Event of Default caused by the existence or making of such Overadvance), be made in the sole and absolute discretion of the Majority Lenders. Overadvances in an aggregate amount of $7,500,000 or more and Overadvances to be made after the occurrence and during the continuation of a

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         Default or an Event of Default (other than a Default or Event of
         Default caused by the existence or making of such Overadvance) shall require the consent of all Lenders. The foregoing notwithstanding, in no event, unless otherwise consented to by all Lenders, (w) shall any Overadvances be outstanding for more than thirty (30) consecutive days,
         (x) after all outstanding Overadvances have been repaid, shall Agent or Lenders make any additional Overadvances unless sixty (60) days or more have expired since the last date on which any Overadvances were outstanding, (y) shall Overadvances be outstanding for more than sixty
         (60) days within any one hundred eighty day (180) period or (z) shall Agent make Revolving Credit Loans on behalf of Lenders under this subsection 1.1.2 to the extent such Revolving Credit Loans would cause a Lender's share of the Revolving Credit Loans to exceed such Lender's Revolving Loan Commitment minus such Lender's Revolving Loan Percentage of the sum of the Dollar Equivalent of the LC Amount and the LC Obligations.

                  1.1.3. Use of Proceeds. The Revolving Credit Loans shall be used solely for (i) the satisfaction of existing Indebtedness of Borrowers, (ii) the payment of fees and expenses associated with the transactions contemplated hereby, (iii) Borrowers' general operating capital needs (including Capital Expenditures permitted hereunder) in a manner consistent with the provisions of this Agreement and all applicable laws, (iv) the funding of Permitted Acquisitions and (v) other purposes permitted under this Agreement.

                  1.1.4. Swingline Loans. In order to reduce the frequency of transfers of funds from Lenders to Agent for making Revolving Credit Loans and for so long as no Default or Event of Default exists, Agent shall be permitted (but not required) to make Revolving Credit Loans to Borrowers upon request by Borrowers (such Revolving Credit Loans to be designated as "Swingline Loans") provided that the aggregate amount of Swingline Loans outstanding at any time will not (i) exceed $10,000,000; (ii) when added to the principal amount of Agent's other Revolving Credit Loans then outstanding plus Agent's Revolving Loan Percentage of the sum of the Dollar Equivalent of the LC Amount and the LC Obligations, exceed Agent's Revolving Credit Commitment; or (iii) when added to the principal amount of all other Revolving Credit Loans then outstanding plus the sum of the Dollar Equivalent of the LC Amount and the LC Obligations plus reserves, exceed the Borrowing Base. Within the foregoing limits, each Borrower may borrow, repay and reborrow Swingline Loans. All Swingline Loans shall be treated as Revolving Credit Loans for purposes of this Agreement, except that (a) all Swingline Loans shall be Base Rate Revolving Portions and (b) notwithstanding anything herein to the contrary (other than as set forth in the next succeeding sentence), all principal and interest paid with respect to Swingline Loans shall be for the sole account of Agent in its capacity as the lender of Swingline Loans. Notwithstanding the foregoing, not more than 2 Business Days after (1) Lenders receive notice from Agent that a Swingline Loan has been advanced in respect of a drawing under a Letter of Credit or LC Guaranty or (2) in any other circumstance, demand is made by Agent during the continuance of an Event of Default, each Lender shall irrevocably and unconditionally purchase and receive from Agent, without recourse or warranty from Agent, an undivided interest and participation in each Swingline Loan to the extent of such Lender's Revolving Loan Percentage thereof, by paying to Agent, in same day funds, an amount equal to such Lender's Revolving Loan Percentage of such Swingline Loan. Swingline Loans will be settled between the Agent and the Lenders in the manner set forth in subsection 3.1.3.

                  1.1.5. Agent Loans. Upon the occurrence and during the continuance of an Event of Default, Agent, in its sole discretion, may make Revolving Credit Loans on behalf of Lenders, in an aggregate amount not to exceed $5,000,000, if Agent, in its reasonable business judgment, deems that such Revolving Credit Loans are necessary or desirable (i) to protect all or any portion of the Collateral, (ii) to enhance the likelihood, or maximize the amount of, repayment of the Loans and the other Obligations, or (iii) to pay any other amount chargeable to any Borrower pursuant to this Agreement, including without limitation costs, fees and expenses as described in Sections
         2.8 and 2.9 (hereinafter, "Agent Loans"); provided, that in no event shall (a) the maximum principal amount of the Revolving Credit Loans exceed the aggregate Revolving Loan Commitments and (b) Majority Lenders may at any time revoke Agent's authorization to make Agent Loans. Any such revocation must be in writing and shall become effective prospectively upon Agent's receipt thereof. Each Lender shall be obligated to advance its Revolving Loan Percentage of each Agent Loan. If Agent Loans are made pursuant to the preceding sentence, then
         (a) the Borrowing Base shall be deemed increased by the amount of such permitted Agent Loans, but only for so long as Agent allows such Agent Loans to be outstanding, and (b) all Lenders that have committed to make Revolving Credit Loans shall be bound to make, or permit to remain outstanding, such Agent Loans based upon their Revolving Loan Percentages in accordance with the terms of this Agreement.

                  1.2.     Letters of Credit; LC Guaranties.

                  1.2.1. Issuance of Letters of Credit and LC Guarantees. Agent agrees, for so long as no Default or Event of Default exists and if requested by a Borrower, to (i) issue its, or cause to be issued by Bank or another Affiliate of Agent, on the date requested by such Borrower, Letters of Credit (sight drafts only) for the account of a Borrower or (ii) execute LC Guaranties by which Agent, Bank, or another Affiliate of Agent, on the date requested by a Borrower, shall guaranty the payment or performance by a Borrower of its reimbursement obligations with respect to letters of credit issued for a Borrower's account by other Persons; provided that (a) the Dollar Equivalent of the LC Amount shall not exceed $15,000,000 at any time and (b) at no time will a Letter of Credit or LC Guaranty be issued if doing so could cause a violation of subsection 1.1.1. No Letter of Credit or LC Guaranty may have an expiration date (a) after the last day of the Term, (b) in the case of standby Letters of Credit or LC Guaranties supporting standby letters of credit, more than 1 year after the issuance date thereof or (c) in the case of documentary Letters of Credit or LC

         Guaranties supporting documentary letters of credit, more than 180 days after the issuance date hereof.

                  1.2.2. Lender Participation. Immediately upon the issuance of a Letter of Credit or an LC Guaranty under this Agreement, each Lender shall be deemed to have irrevocably and unconditionally purchased and received from Agent, without recourse or warranty, an undivided interest and participation therein equal to the sum of the Dollar Equivalent of the applicable LC Amount and the applicable LC Obligations multiplied by such Lender's Revolving Loan Percentage. Agent will notify each Lender on a weekly basis, or if determined by Agent, a more frequent basis, upon presentation to it of a draw under a Letter of Credit or a demand for payment under a LC Guaranty. On a weekly basis, or more frequently if requested by Agent, each Lender shall make payment to Agent in immediately available funds in Dollars, of an amount equal to such Lender's pro rata share (based on such Lender's Revolving Loan Percentage) of the amount of any payment made by Agent in respect to any Letter of Credit or LC Guaranty. The obligation of each Lender to reimburse Agent under this subsection
         1.2.2 shall be unconditional, continuing, irrevocable and absolute, except in respect of indemnity claims arising out of Agent's willful misconduct or gross negligence. In the event that any Lender fails to make payment to Agent of any amount due under this subsection 1.2.2, Agent shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Lender hereunder until Agent receives such payment from such Lender or such obligation is otherwise fully satisfied; provided, however, that nothing contained in this sentence shall relieve such Lender of its obligation to reimburse the Agent for such amount in accordance with this subsection 1.2.2.

                  1.2.3. Reimbursement. Notwithstanding anything to the contrary contained herein, Borrowers, Agent and Lenders hereby agree that all LC Obligations and all obligations of each Borrower relating thereto shall be satisfied by the prompt issuance of one or more Revolving Credit Loans in Dollars that are Base Rate Revolving Portions, which Borrowers hereby acknowledge are requested and Lenders hereby agree to fund. In the event that Revolving Credit Loans are not, for any reason, promptly made to satisfy all then existing LC Obligations, each Lender hereby agrees to pay to Agent, on demand, an amount equal to the Dollar Equivalent of such LC Obligations multiplied by such Lender's Revolving Loan Percentage, and until so paid, such amount shall be secured by the Collateral and shall bear interest and be payable at the same rate and in the same manner as Base Rate Revolving Portions. In no event shall Agent or any Lender make any Revolving Credit Loan in respect of any Obligation that has already been satisfied by any Borrower.

                  1.3.     Term Loan.

                  Each Lender, severally and not jointly, agrees to make a term loan (collectively, the "Term Loan") to Borrowers on the Closing Date, in the aggregate principal amount of such Lender's Term Loan Commitment, which shall be repayable in accordance with the terms of the Term Notes and as set forth in subsection 3.2.1, and shall be secured by, among other things, all of the Collateral. The proceeds of the Term Loan shall be used solely for the purposes for which the proceeds of the Revolving Credit Loans are authorized to be used. The aggregate amount of the Term Loan Commitments on the Closing Date shall be equal to $47,100,000.

                  1.4.     Borrowing Agent.

                  For ease of administration of this Agreement, each Borrower other than Wabash hereby appoints Wabash as its borrowing agent hereunder. In such capacity, Wabash will request all Revolving Credit Loans to be made pursuant to Section 1.1, will request all Letters of Credit and LC Guaranties to be issued pursuant to Section 1.2 and will submit all LIBOR Requests with respect to obtaining any LIBOR Portion pursuant to subsection 3.1.7, converting any Base Rate Portion into a LIBOR Portion pursuant to subsection 3.1.8 or continuing any LIBOR Portion into a subsequent Interest Period pursuant to subsection 3.1.9, in each case pursuant to the procedures set forth in Section
3.1. Notwithstanding anything to the contrary contained in this Agreement, no Borrower other than Wabash shall be entitled to directly request any Revolving Credit Loans, Letters of Credit or LC Guaranties or to submit any LIBOR Requests hereunder and such requests shall be directed through Wabash, as borrowing agent hereunder, for any requesting Borrower. The proceeds of all Revolving Credit Loans made hereunder shall be advanced to or at the direction of Wabash and used solely for the purposes described in subsection 1.1.3.

                  1.5.     Alternate Currencies.

                  After the Closing Date, Borrowers may request that Letters of Credit and/or LC Guaranties be issued in any lawful currency other than Dollars that is at such time freely traded in the offshore interbank foreign exchange and foreign deposit market in which Bank customarily funds loans in currencies other than Dollars, by means of a written request received by Agent at least 7 Business Days prior to the issuance date for the Letter of Credit or LC Guaranty. Agent may accept or reject such request in the exercise of its sole discretion and shall promptly inform Borrowers thereof. If Agent accepts any such request, the currency designated shall be referred to as an "Agreed Alternate Currency". Notwithstanding the foregoing, any otherwise Agreed Alternate Currency shall automatically cease being an Agreed Alternate Currency at such time that, in Agent's determination, such currency could not reasonably be converted by Agent into Dollars within 3 Business Days. Upon any draw upon a Letter of Credit or LC Guaranty, the amount of such draw shall be immediately converted into Dollars in the manner provided in Section 1.6. All reserves against Availability relating to the LC Amount or LC Obligations shall be adjusted at a frequency determined by Agent (but no less frequently than monthly) on the basis of a mark-to-market conversion completed in the manner set forth in Section 1.6.

                  1.6.     Dollars; Conversion to Dollars.

                  Unless otherwise specifically set forth in this Agreement, all monetary amounts shall be in Dollars. All valuations or computations of monetary amounts set forth in this Agreement shall include the Dollar Equivalent of amounts designated in Canadian Dollars or any Agreed Alternate Currency. In connection with all Dollar amounts set forth in this

Agreement, all Canadian Dollars or amounts in any Agreed Alternate Currency shall be converted to Dollars in accordance with prevailing exchange rates, as determined by Agent in its sole discretion, on the applicable date.

                  1.7.     Judgment Currency; Contractual Currency.

                           (i)      If, for the purpose of obtaining or
                  enforcing judgment against any Borrower or Guarantor or any other party to this Agreement in any court in any jurisdiction, it becomes necessary to convert into any other currency (such other currency being hereinafter in this Section 1.7 referred to as the "Judgment Currency") an amount due under any Loan Document in any currency (the "Obligation Currency") other than the Judgment Currency, the conversion shall be made at the rate of exchange prevailing on the Business Day immediately preceding (a) the date of actual payment of the amount due, in the case of any proceeding in the courts of any jurisdiction that will give effect to such conversion being made on such date, or (b) the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction (the applicable date as of which such conversion is made pursuant to this Section 1.7 being hereinafter in this Section 1.7 referred to as the "Judgment Conversion Date").

                           (ii) If, in the case of any proceeding in the court of any jurisdiction referred to in subsection 1.7(i), there is a change in the rate of exchange prevailing between the Judgment Conversion Date and the date of actual receipt for value of the amount due, the applicable Borrower or Guarantor shall pay such additional amount (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount actually received in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of the Judgment Currency stipulated in the judgment or judicial order at the rate of exchange prevailing on the Judgment Conversion Date. Any amount due from a Borrower or Guarantor under this subsection 1.7(ii) shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of any of the Documents.

                           (iii)    The term "rate of exchange" in this Section
                  1.7 means the rate of exchange at which Agent would, on the relevant date at or about 12:00 noon (Chicago time), be prepared to sell the Obligation Currency against the Judgment Currency.

                           (iv) Any amount received or recovered by Agent in respect of any sum expressed to be due to it (whether for itself or as trustee for any other person) from any Borrower or Guarantor of any other party under this Agreement or under any of the other Loan Documents in a currency other than the currency (the "contractual currency") in which such sum is so expressed to be due (whether as a result of or from the enforcement of, any judgment or order of a court or tribunal of any jurisdiction, the winding-up of a Borrower or Guarantor or otherwise) shall only constitute a discharge of such Borrower or Guarantor to the extent of the amount of the contractual currency that Agent is able, in accordance with its usual practice, to purchase with the amount of the currency so received or recovered on the date of receipt or recovery (or, if later, the first date on which such purchase is practicable). If the amount of the contractual currency so purchased is less than the amount of the contractual currency so expressed to be due, such Borrower or Guarantor shall indemnify Agent against any loss sustained by it as a result, including the cost of making any such purchase.

                  1.8.     Common Enterprise.

                  Wabash is the direct or indirect and beneficial owner and holder of all of the issued and outstanding shares of stock or other equity interests in each other Borrower and Subsidiary Guarantor. Borrowers and Subsidiary Guarantors make up a related organization of various entities constituting a single economic and business enterprise so that Borrowers and Subsidiary Guarantors share a substantial identity of interests such that any benefit received by any one of them benefits the others. Borrowers and certain of the Subsidiary Guarantors render services to or for the benefit of Borrowers and/or the other Subsidiary Guarantors, as the case may be, purchase or sell and supply goods to or from or for the benefit of the others, make loans, advances and provide other financial accommodations to or for the benefit of Borrowers and Subsidiary Guarantors (including inter alia, the payment by Borrowers and Subsidiary Guarantors of creditors of the Borrowers or Subsidiary Guarantors and guarantees by Borrowers and Subsidiary Guarantors of indebtedness of Borrowers and Subsidiary Guarantors and provide administrative, marketing, payroll and management services to or for the benefit of Borrowers and Subsidiary Guarantors). Borrowers and Subsidiary Guarantors have centralized accounting, common officers and directors and are in certain circumstances, identified to creditors as a single economic and business enterprise.

                      SECTION 2. INTEREST, FEES AND CHARGES

                  2.1.     Interest.

                  2.1.1. Rates of Interest. Interest shall accrue on the principal amount of the Base Rate Revolving Portions and the Base Rate Term Portions outstanding at the end of each day at a fluctuating rate per annum equal to the Applicable Margin then in effect plus the Base Rate. Said rate of interest shall increase or decrease by an amount equal to any increase or decrease in the Base Rate, effective as of the opening of business on the day that any such change in the Base Rate occurs. If a Borrower exercises its LIBOR Option as provided in Section 3.1, interest shall accrue on the principal amount of the LIBOR Revolving Portions and the LIBOR Term Portions outstanding at the end of each day at a rate per annum equal to the Applicable Margin then in effect plus the LIBOR applicable to each LIBOR Portion for the corresponding Interest Period.

                  2.1.2. Default Rate of Interest. At the option of Agent or the Majority Lenders, upon and after the occurrence of an Event of Default and during the continuation thereof, the principal amount of all Loans shall bear interest at a rate per annum equal to 2.0% plus the interest rate otherwise applicable thereto (the "Default Rate").

                  2.1.3. Maximum Interest. In no event whatsoever shall the aggregate of all amounts deemed interest hereunder or under the Notes and charged or collected pursuant to the terms of this Agreement or pursuant to the Notes exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. If any provisions of this Agreement or the Notes are in contravention of any such law, such provisions shall be deemed amended to conform thereto (the "Maximum Rate"). If at any time, the amount of interest paid hereunder is limited by the Maximum Rate, and the amount at which interest accrues hereunder is subsequently below the Maximum Rate, the rate at which interest accrues hereunder shall remain at the Maximum Rate, until such time as the aggregate interest paid hereunder equals the amount of interest that would have been paid had the Maximum Rate not applied.

                  2.2.     Computation of Interest and Fees.

                  Interest, Letter of Credit and LC Guaranty fees and Unused Line Fees hereunder shall be calculated daily and shall be computed on the actual number of days elapsed over a year of 360 days.

                  2.3.     Fee Letter.

                  Borrowers shall jointly and severally pay to Agent certain fees and other amounts in accordance with the terms of the fee letter among Borrowers and Agent (the "Fee Letter").

                  2.4.     Letter of Credit and LC Guaranty Fees.

                  Borrowers shall jointly and severally pay to Agent:

                           (i) for standby Letters of Credit and LC Guaranties of standby letters of credit, for the ratable benefit of Lenders a per annum fee equal to the Applicable Margin then in effect for LIBOR Revolving Portions of the aggregate undrawn available amount of such Letters of Credit and LC Guaranties outstanding from time to time during the term of this Agreement, plus all normal and customary charges associated with the issuance, processing and administration thereof, which fees and charges shall be deemed fully earned upon issuance (or as advised by Agent or Bank) of each such Letter of Credit or LC Guaranty, shall be due and payable in arrears on the first Business Day of each month (or as advised by Agent or Bank) and shall not be subject to rebate or proration upon the termination of this Agreement for any reason; provided, that at any time that the Default Rate is in effect, the fee applicable under this subsection shall be equal to the otherwise applicable fee plus 2.00%;

                           (ii) for documentary Letters of Credit and LC Guaranties of documentary letters of credit, for the ratable benefit of Lenders a per annum fee equal to the Applicable Margin then in effect for LIBOR Revolving Portions of the aggregate undrawn available amount of such Letters of Credit and LC Guaranties outstanding from time to time during the term of this Agreement, plus all normal and customary charges associated with the issuance, processing and administration of each such Letter of Credit or LC Guaranty (which fees and charges shall be fully earned upon issuance, renewal or extension (as the case may be) of each such Letter of Credit or LC Guaranty (or as advised by Agent or Bank), shall be due and payable in arrears on the first Business Day of each month (or as advised by Agent or Bank), and shall not be subject to rebate or proration upon the termination of this Agreement for any reason); provided, that at any time that the Default Rate is in effect, the fee applicable under this subsection shall be equal to the otherwise applicable fee plus 2.00%; and

                           (iii) with respect to all Letters of Credit and LC Guaranties, for the account of Agent only, a per annum fronting fee equal to 0.25% of the aggregate undrawn available amount of such Letters of Credit and LC Guaranties outstanding from time to time during the term of this Agreement, which fronting fees shall be due and payable monthly in arrears on the first Business Day of each month and shall not be subject to rebate or proration upon the termination of this Agreement for any reason.

                  2.5.     Unused Line Fee.

                  Borrowers shall jointly and severally pay to Agent, for the ratable benefit of Lenders and Agent (as lender of the Swingline Loans), a fee (the "Unused Line Fee") equal to the Applicable Margin per annum for the Unused Line Fee multiplied by the average daily amount by which the Revolving Credit Maximum Amount exceeds the sum of (i) the outstanding principal balance of the Revolving Credit Loans and the Swingline Loans plus (ii) the sum of the Dollar Equivalent of the LC Amount and the LC Obligations; provided, that for purposes of allocating the Unused Line Fee among Lenders (other than Agent), outstanding Swingline Loans shall not be included as part of the outstanding balance of the Loans for purposes of calculating such fees owed to Lenders other than Agent. The Unused Line Fee shall be payable monthly in arrears on the first day of each month hereafter.

                  2.6.     Intentionally omitted.

                  2.7.     Audit Fees.

                  Borrowers shall jointly and severally pay to Agent commercially reasonable audit fees in accordance with Agent's current schedule of fees in effect from time to time in connection with audits of the books and records and Properties of each Borrower and its Subsidiaries and such other matters as Agent shall deem appropriate in its reasonable credit judgment, plus all reasonable out-of-pocket expenses incurred by Agent in connection with such audits, whether such audits are conducted by employees of Agent or by third parties hired by Agent. Such audit fees and out-of-pocket expenses shall be payable on the first day of the month following the date of issuance by Agent of a request for payment thereof to Wabash. Agent may, in its discretion, provide for the payment of such amounts by making appropriate Revolving Credit Loans to one or more Borrowers and charging the appropriate Loan Account or Loan Accounts therefor. So long as no Event of Default is in existence, such audit fees shall not exceed $75,000 in the aggregate in any calendar year.

                  2.8.     Reimbursement of Expenses.

                  If, at any time or times regardless of whether or not an Event of Default then exists, (i) Agent or Arranger incurs reasonable legal or accounting expenses or any other costs or out-of-pocket expenses in connection with (1) the negotiation and preparation of this Agreement or any of the other Loan Documents, any amendment of or modification of this Agreement or any of the other Loan Documents, or any syndication or attempted syndication of the Obligations (including, without limitation, printing and distribution of materials to prospective Lenders and all costs associated with bank meetings, but excluding any closing fees paid to Lenders in connection therewith) or (2) the administration of this Agreement or any of the other Loan Documents and the transactions contemplated hereby and thereby; or (ii) Agent or any Lender incurs reasonable legal or accounting expenses or any other costs or out-of-pocket expenses in connection with (1) any litigation, contest, dispute, suit, proceeding or action (whether instituted by Agent, any Lender, any Borrower or any other Person) relating to the Collateral, this Agreement or any of the other Loan Documents or any Borrower's, any Subsidiary's or any Guarantor's affairs;
(2) any amendment, modification, waiver or consent with respect to the Loan Documents requested of any Lender at a time when an Event of Default is in existence; (3) any attempt to enforce any rights of Agent or any Lender against any Borrower or any other Person which may be obligated to Agent or any Lender by virtue of this Agreement or any of the other Loan Documents, including, without limitation, the Account Debtors; or (4) any attempt to inspect, verify, protect, preserve, restore, collect, sell, liquidate or otherwise dispose of or realize upon the Collateral; then all such reasonable legal and accounting expenses, other costs and out of pocket expenses of Agent or any Lender, as applicable, shall be charged to Borrowers on a joint and several basis; provided, that Borrowers shall not be responsible for such expenses, costs and out-of-pocket expenses to the extent incurred because of the gross negligence or willful misconduct of Agent or any Lender. All amounts chargeable to Borrowers under this Section 2.8 shall be Obligations secured by all of the Collateral, shall be payable on demand to Agent or such Lender, as the case may be, and shall bear interest from the date such demand is made until paid in full at the rate applicable to Base Rate Revolving Portions from time to time. Borrowers shall also jointly and severally reimburse Agent and Lenders for expenses incurred by Agent in its administration of the Collateral to the extent and in the manner provided in Sections 2.9 and
2.10 hereof.

                  2.9.     Bank Charges.

                  Borrowers shall jointly and severally pay to Agent and each applicable Lender, on demand, any and all fees, costs or expenses which Agent or such Lender pays to a bank or other similar institution arising out of or in connection with (i) the forwarding to any Borrower or any other Person on behalf of any Borrower, by Agent or any Lender, of proceeds of Loans made to any Borrower pursuant to this Agreement and (ii) the depositing for collection by Agent or any Lender of any check or item of payment received or delivered to Agent or any Lender on account of the Obligations.

                  2.10.    Collateral Protection Expenses; Appraisals.

                  All commercially reasonable out-of-pocket expenses incurred in protecting, storing, warehousing, insuring, handling, maintaining and shipping the Collateral, and any and all excise, property, sales, and use taxes imposed by any state, federal, or local authority on any of the Collateral or in respect of the sale thereof shall be jointly and severally borne and paid by Borrowers. If Borrowers fail to promptly pay any portion thereof when due, Agent may, at its option, but shall not be required to, pay the same and charge one or more Borrowers therefor. On an annual basis, at Borrowers' joint and several expense, Agent shall (i) obtain a desk top appraisal of the Inventory, the Bill and Hold Inventory and the Trailer Inventory of the Companies conducted by an employee of Agent or a third party appraiser reasonably acceptable to Agent and (ii) obtain an appraisal of the Inventory, the Bill and Hold Inventory and the Trailer Inventory of the Companies from a third party appraiser reasonably acceptable to Agent, each of which appraisals shall include an assessment of the net orderly liquidation percentage of each category or type of Inventory, Bill and Hold Inventory and Trailer Inventory. Additionally, from time to time, if Agent or any Lender determines that obtaining appraisals is necessary in order for it to comply with applicable laws or regulations, and at any time if a Default or an Event of Default shall have occurred and be continuing, Agent may, and at the direction of the applicable Lender, Agent shall, at Borrowers' joint and several expense, obtain appraisals from appraisers (who may be personnel of Agent), stating the then current fair market value of all or any portion of the real Property or personal Property of any Company, including without limitation the Inventory of any Company.

                  2.11.    Payment of Charges.

                  All amounts chargeable to any Borrower under this Agreement shall be Obligations secured by all of the Collateral, shall be, unless specifically otherwise provided, payable on demand and shall bear interest from the date demand was made or such amount is due, as applicable, until paid in full at the rate applicable to Base Rate Revolving Portions from time to time.

                  2.12.    No Deductions.

                  Any and all payments or reimbursements made hereunder shall be made free and clear of and without deduction for any and all taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto; excluding, however, the following: taxes imposed on the income of Agent or any Lender or franchise taxes by the jurisdiction under the laws of which Agent or any Lender is organized or doing business or any political subdivision thereof and taxes imposed on its income by the jurisdiction of Agent's or such Lender's applicable lending office or any political subdivision thereof or franchise taxes (all such taxes, levies, imposts, deductions, charges or withholdings and all liabilities with respect thereto excluding such taxes imposed on net income, herein "Tax Liabilities"). If any Borrower shall be required by law to deduct any such Tax Liabilities from or in respect of any sum payable hereunder to Agent or any Lender, then the sum payable hereunder by Borrowers shall be increased as may be necessary so that, after all required deductions are made, Agent or such Lender receives an amount equal to the sum it would have received had no such deductions been made.

                  2.13.    Joint and Several Obligations.

                  Each Borrower acknowledges that it is jointly and severally liable for all of the Obligations and as a result hereby unconditionally guaranties the full and prompt payment when due, whether at maturity or earlier, by reason of acceleration or otherwise, and at all times thereafter, of all indebtedness, liabilities and obligations of every kind and nature of each other Borrower to Agent and Lenders and, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, joint or several, now or hereafter existing, or due or to become due, and howsoever owned, held or acquired by Agent or any Lender. Each Borrower agrees that if this guaranty, or any Liens securing this guaranty, would, but for the application of this sentence, be unenforceable under applicable law, this guaranty and each such Lien shall be valid and enforceable to the maximum extent that would not cause this guaranty or such Lien to be unenforceable under applicable law, and this guaranty shall automatically be deemed to have been amended accordingly at all relevant times.

                  Each Borrower hereby agrees that its obligations under this guaranty shall be unconditional, irrespective of (a) the validity or enforceability of the Obligations or any part thereof, or of any promissory note or other document evidencing all or any part of the Obligations, (b) the absence of any attempt to collect the Obligations from any other Borrower or any Guarantor or other action to enforce the same, (c) the waiver or consent by Agent or any Lender with respect to any provision of any agreement, instrument or document evidencing or securing all or any part of the Obligations, or any other agreement, instrument or document now or hereafter executed by any other Borrower and delivered to Agent or any Lender (other than a waiver, forgiveness or consent by Agent and Lenders that reduces the amount of any of the Obligations), (d) the failure by Agent or any Lender to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or Collateral for the Obligations, for its benefit, (e) Agent's or any Lender's election, in any proceeding instituted under the United States Bankruptcy Code or any other similar bankruptcy or insolvency legislation, of the application of Section 1111(b)(2) of the United States Bankruptcy Code or any other similar bankruptcy or insolvency legislation, (f) any borrowing or grant of a security interest by any Borrower as debtor-in-possession, under Section 364 of the United States Bankruptcy Code or any other similar bankruptcy or insolvency legislation, (g) the disallowance, under Section 502 of the United States Bankruptcy Code or any other similar bankruptcy or insolvency legislation, of all or any portion of Agent's or any Lender's claim(s) for repayment of the Obligations or (h) any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a borrower or a guarantor.

                  Each Borrower hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of receivership or bankruptcy of any Borrower, protest or notice with respect to the Obligations and all demands whatsoever, and covenants that this guaranty will not be discharged, except by complete and irrevocable payment and performance of the Obligations. No notice to any Borrower or any other party shall be required for Agent or any Lender to make demand hereunder. Such demand shall constitute a mature and liquidated claim against the applicable Borrower. Upon the occurrence of any Event of Default, Agent or any Lender may, in its sole election, proceed directly and at once, without notice, against all or any Borrower to collect and recover the full amount or any portion of the Obligations, without first proceeding against any other Borrower or any other Person, or any security or collateral for the Obligations. During the existence of an Event of Default, Agent and each Lender shall have the exclusive right to determine the application of payments and credits, if any from any Borrower, any other Person or any security or collateral for the Obligations, on account of the Obligations or of any other liability of any Borrower to Agent or any Lender.

                  At any time after and during the continuance of an Event of Default, Agent and each Lender may, in its sole discretion, without notice to any Borrower and regardless of the acceptance of any collateral for the payment hereof, appropriate and apply toward payment of the Obligations (i) any indebtedness due or to become due from Agent or any Lender to such Borrower and
(ii) any moneys, credits or other property belonging to such Borrower at any time held by or coming into the possession of Agent or any Lender or any Affiliates thereof, whether for deposit or otherwise.

                  Notwithstanding anything to the contrary set forth in this
Section 2.13, it is the intent of the parties hereto that the liability incurred by each Borrower in respect of the Obligations of the other Borrowers (and any Lien granted by each Borrower to secure such Obligations), not constitute a fraudulent conveyance under Section 548 of the United States Bankruptcy Code or a fraudulent conveyance or fraudulent transfer under the provisions of any applicable law of any state or other governmental unit ("Fraudulent Conveyance"). Consequently, each Borrower, Agent and each Lender hereby agree that if a court of competent jurisdiction determines that the incurrence of liability by any Borrower in respect of the Obligations of any other Borrower (or any Liens granted by such Borrower to secure such Obligations) would, but for the application of this sentence, constitute a Fraudulent Conveyance, such liability (and such Liens) shall be valid and enforceable only to the maximum extent that would not cause the same to constitute a Fraudulent Conveyance, and this Agreement and the other Loan Documents shall automatically be deemed to have been amended accordingly.

                  Each Borrower expressly waives all rights it may have now or in the future under any statute, or at common law, or at law or in equity, or otherwise, to compel Agent or Lenders to marshall assets or to proceed in respect of the Obligations guaranteed hereunder against any other Borrower or any Guarantor, any other party or against any security for the payment and performance of the Obligations before proceeding against, or as a condition to proceeding against, such Borrower. It is agreed among each Borrower, Agent and Lenders that the foregoing waivers are of the essence of the transaction contemplated by this Agreement and the other Loan Documents and that, but for the provisions of this Section 2.13 and such waivers, Agent and Lenders would decline to enter into this Agreement.

                  Each Borrower agrees that the provisions of this Section 2.13 are for the benefit of Agent and Lenders and their respective successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between any other Borrower and Agent or Lenders, the obligations of such other Borrower under the Loan Documents.

                  Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, and except as set forth in Section 2.13, each Borrower hereby expressly and irrevocably subordinates to payment of the Obligations any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off (including those set forth in Section 2.14) and any and all defenses available to a surety, guarantor or accommodation co-obligor until the Obligations are indefeasibly paid in full in cash. Each Borrower acknowledges and agrees that this subordination is intended to benefit Agent and Lenders and shall not limit or otherwise affect such Borrower's liability hereunder or the enforceability of this Section 2.13, and that Agent, Lenders and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 2.13.

                  If Agent or any Lender may, under applicable law, proceed to realize its benefits under any of the Loan Documents giving Agent or such Lender a Lien upon any Collateral, whether owned by any Borrower or by any other Person, either by judicial foreclosure or by non-judicial sale or enforcement, Agent or any Lender may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of its rights and remedies under this
Section 2.13. If, in the exercise of any of its rights and remedies, Agent or any Lender shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Borrower or any other Person, whether because of any applicable laws pertaining to "election of remedies" or the like, each Borrower hereby consents to such action by Agent or such Lender and waives any claim based upon such action, even if such action by Agent or such Lender shall result in a full or partial loss of any rights of subrogation that each Borrower might otherwise have had but for such action by Agent or such Lender. Any election of remedies that results in the denial or impairment of the right of Agent or any Lender to seek a deficiency judgment against any Borrower shall not impair any other Borrower's obligation to pay the full amount of the Obligations. In the event Agent or any Lender shall bid at any foreclosure or trustee's sale or at any private sale permitted by law or the Loan Documents, Agent or such Lender may bid all or less than the amount of the Obligations and the amount of such bid need not be paid by Agent or such Lender but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether Agent, Lender or any other party is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 2.13, notwithstanding that any present or future law or court decision or ruling may have the effect of reducing the amount of any deficiency claim to which Agent or any Lender might otherwise be entitled but for such bidding at any such sale.

                  The liability of Borrowers under this Section 2.13 is in addition to and shall be cumulative with all liabilities of each Borrower to Agent and Lenders under this Agreement and the other Loan Documents to which such Borrower is a party or in respect of any Obligations or obligation of the other Borrower, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

                  2.14.    Subrogation and Contribution.

                  Each Borrower agrees that if any other Borrower or any Guarantor makes a payment in respect of the Obligations, subject to Section 2.13, it shall be subrogated to the rights of the payees thereof against the other Borrowers and Guarantors with respect to such payment and shall have the rights of contribution set forth below against the other Borrowers and Guarantors. Subject to Section 2.13, each Borrower or Guarantor shall make payments in respect of the Obligations or contribution payments to the other Borrowers and Guarantors such that, taking into account all payments received on account of subrogation or contribution rights: (a) each Borrower or Guarantor shall have repaid at some time after the date hereof all Obligations the benefit of which have been received by it or, if the aggregate of all such repayments would exceed the outstanding Obligations, its pro rata share of the outstanding Obligations, in accordance with the benefit received by it and (b) if there remain Obligations unpaid after application of the payments referred to above, the deficiency shall be shared by Borrowers and Guarantors pro rata in preparation to their respective net worths on the Closing Date.

                         SECTION 3. LOAN ADMINISTRATION.

                  3.1. Manner of Borrowing Revolving Credit Loans/LIBOR Option.

                  Borrowings under the credit facility established pursuant to
Section 1 hereof shall be as follows:

                  3.1.1. Loan Requests. A request for a Revolving Credit Loan shall be made, or shall be deemed to be made, in the following manner:
         (a) subject to the terms of Section 1.4, Wabash (on behalf of Borrowers) may give Agent notice of its intention to borrow, in which notice Wabash shall specify the amount of the proposed borrowing of a Revolving Credit Loan (which shall be no less than $500,000 or an integral multiple of $100,000) and the proposed borrowing date, which shall be a Business Day, no later than 11:00 a.m. (Chicago, Illinois time) on the proposed borrowing date (or in accordance with subsection 3.1.7, 3.1.8 or 3.1.9, as applicable, in the case of a request for a LIBOR Revolving Portion), provided, however, that no such request may be made at a time when there exists a Default or an Event of Default; and (b) the becoming due of any amount required to be paid under this Agreement, or the Notes, whether as interest or for any other Obligation, shall be deemed irrevocably to be a request by a Borrower for a Revolving Credit Loan on the due date in the amount required to pay such interest or other Obligation.

                  3.1.2. Disbursement. Each Borrower hereby irrevocably authorizes Agent to disburse the proceeds of each Loan requested, or deemed to be requested, pursuant to subsection 3.1.1 as follows: (i) the proceeds of each Revolving Credit Loan requested under subsection 3.1.1(a) shall be disbursed by Agent in lawful money of the United States of America in immediately available funds, in the case of the initial borrowing, in accordance with the terms of the written disbursement letter from Borrowers, and in the case of each subsequent borrowing, by wire transfer to such bank account as may be agreed upon by Borrowers and Agent from time to time or elsewhere if pursuant to a written direction from a Borrower and (ii) the proceeds of each Revolving Credit Loan deemed requested under subsection 3.1.1(b) shall be disbursed by Agent by way of direct payment of the relevant interest or other Obligation. If at any time any Loan is funded by Agent or Lenders in excess of the amount requested or deemed requested by a Borrower, such Borrower agrees to repay the excess to Agent immediately upon the earlier to occur of (a) such Borrower's discovery of the error and (b) notice thereof to such Borrower from Agent or any Lender.

                  3.1.3. Payment by Lenders. Agent shall give to each Lender prompt written notice by facsimile, telex or cable of the receipt by Agent from Wabash of any request for a Revolving Credit Loan. Each such notice shall specify the requested date and amount of such Revolving Credit Loan, whether such Revolving Credit Loan shall be subject to the LIBOR Option, and the amount of each Lender's advance thereunder (in accordance with its applicable Revolving Loan Percentage). Each Lender shall, not later than 12:00 p.m. (Chicago time) on such requested date, wire to a bank designated by Agent the amount of that Lender's Revolving Loan Percentage of the requested Revolving Credit Loan. The failure of any Lender to make the Revolving Credit Loans to be made by it shall not release any other Lender of its obligations hereunder to make its Revolving Credit Loan. Neither Agent nor any other Lender shall be responsible for the failure of any other Lender to make the Revolving Credit Loan to be made by such other Lender. The foregoing notwithstanding, Agent, in its sole discretion, may from its own funds make a Revolving Credit Loan on behalf of any Lender. In such event, the Lender on behalf of whom Agent made the Revolving Credit Loan shall reimburse Agent for the amount of such Revolving Credit Loan made on its behalf, on a weekly (or more frequent, as determined by Agent in its sole discretion) basis. In addition, Agent shall notify Lenders on a weekly (or more frequent, as determined by Agent in its sole discretion) basis regarding settlement of the Swingline Loans, and promptly following such notice, each Lender shall reimburse Agent (in accordance with its applicable Revolving Loan Percentage) for the amount of the Swingline Loans outstanding. On each such settlement date, Agent will pay to each Lender the net amount owing to such Lender in connection with such settlement, including without limitation amounts relating to Loans, fees, interest and other amounts payable hereunder. The entire amount of interest attributable to such Revolving Credit Loan or Swingline Loan for the period from the date on which such Revolving Credit Loan or Swingline Loan was made by Agent on such Lender's behalf until Agent is reimbursed by such Lender, shall be paid to Agent for its own account.

                  3.1.4. Authorization. Each Borrower hereby irrevocably authorizes Agent, in Agent's sole discretion, to advance to Wabash or another Borrower, and to charge to the appropriate Borrower's Loan Account hereunder as a Revolving Credit Loan (which shall be a Base Rate Revolving Portion), a sum sufficient to pay all interest accrued on the Obligations during the immediately preceding month, to pay all principal due and payable at any time and to pay all fees, costs and expenses and other Obligations at any time owed by each Borrower to Agent or any Lender hereunder.

                  3.1.5. Letter of Credit and LC Guaranty Requests. A request for a Letter of Credit or LC Guaranty shall be made in the following manner: Wabash (on behalf of Borrowers) shall give Agent and Bank a written notice of its request for the issuance of a Letter of Credit or LC Guaranty, not later than 11:00 a.m. (Chicago, Illinois time), at least one Business Day before the proposed issuance date thereof, in which notice such Borrower shall specify the proposed issuer, issuance date and format and wording for the Letter of Credit or LC Guaranty being requested (which shall be satisfactory to Agent and the Person being asked to issue such Letter of Credit or LC Guaranty); provided, that no such request may be made at a time when there exists a Default or Event of Default. Such request shall be accompanied by an executed application and reimbursement agreement in form and substance satisfactory to Agent and the Person being asked to issue the Letter of Credit or LC Guaranty, as well as any required corporate resolutions or other documents reasonably requested by Agent or Bank.

                  3.1.6. Method of Making Requests. As an accommodation to Borrowers, unless a Default or an Event of Default is then in existence, (i) Agent shall permit telephonic or electronic requests for Revolving Credit Loans to Agent, (ii) Agent and Bank may, in their discretion, permit electronic transmittal of requests for Letters of Credit and LC Guaranties to them, and (iii) Agent may, in Agent's discretion, permit electronic transmittal of instructions, authorizations, agreements or reports to Agent. Unless a Borrower specifically directs Agent or Bank, as applicable in writing not to accept or act upon telephonic or electronic communications from such Borrower (which direction shall only be applicable to the Persons who have received the same in writing), neither Agent, Bank nor any Lender shall have any liability to any Borrower for any loss or damage suffered by any Borrower as a result of Agent's or Bank's honoring of any requests, execution of any instructions, authorizations or agreements or reliance on any reports communicated to it telephonically or electronically and purporting to have been sent to Agent or Bank by any Borrower, and neither Agent or Bank shall have any duty to verify the origin of any such communication or the authority of the Person sending it. Each telephonic request for a Letter of Credit or LC Guaranty accepted by Agent or Bank hereunder shall be promptly followed by a written confirmation of such request from the applicable Borrower to Agent and Bank.

                  3.1.7. LIBOR Portions. Provided that as of both the date of the LIBOR Request and the first day of the Interest Period, no Default or Event of Default exists, in the event a Borrower desires to obtain a LIBOR Portion, Wabash (on behalf of such Borrower) shall give Agent a LIBOR Request no later than 11:00 a.m. (Chicago, Illinois time) on the third Business Day prior to the requested borrowing date. Each LIBOR Request shall be irrevocable and binding on Borrowers. In no event shall Borrowers be permitted to have outstanding at any one time LIBOR Portions with more than six (6) different Interest Periods.

                  3.1.8. Conversion of Base Rate Portions. Provided that as of both the date of the LIBOR Request and the first day of the Interest Period, no Default or Event of Default exists, a Borrower may, on any Business Day, convert any Base Rate Portion of such Borrower into a LIBOR Portion. If a Borrower desires to convert a Base Rate Portion, Wabash (on behalf of such Borrower) shall give Agent a LIBOR Request no later then 11:00 a.m. (Chicago, Illinois time) on the third Business Day prior to the requested conversion date. After giving effect to any conversion of Base Rate Portions to LIBOR Portions, Borrowers shall not be permitted to have outstanding at any one time LIBOR Portions with more than six (6) different Interest Periods.

                  3.1.9. Continuation of LIBOR Portions. Provided that as of both the date of the LIBOR Request and the first day of the Interest Period, no Default or Event of Default exists, a Borrower may, on any Business Day, continue any LIBOR Portions of such Borrower into a subsequent Interest Period of the same or a different permitted duration. If a Borrower desires to continue a LIBOR Portion, Wabash (on behalf of such Borrower) shall give Agent a LIBOR Request no later than 11:00 a.m. (Chicago, Illinois time) on the second Business Day prior to the requested continuation date. After giving effect to any continuation of LIBOR Portions, Borrowers shall not be permitted to have outstanding at any one time LIBOR Portions with more than six (6) different Interest Periods. If a Borrower shall fail to give timely notice of its election to continue any LIBOR Portion or portion thereof as provided above, or if such continuation shall not be permitted, such LIBOR Portion or portion thereof, unless such LIBOR Portion shall be repaid, shall automatically be converted into a Base Rate Portion at the end of the Interest Period then in effect with respect to such LIBOR Portion.

                  3.1.10. Inability to Make LIBOR Portions. Notwithstanding any other provision hereof, if any applicable law, treaty, regulation or directive, or any change therein or in the interpretation or application thereof, shall make it unlawful for any Lender (for purposes of this subsection 3.1.10, the term "Lender" shall include the office or branch where such Lender or any corporation or bank then controlling such Lender makes or maintains any LIBOR Portions) to make or maintain its LIBOR

         Portions, or if with respect to any Interest Period, Agent is unable to determine the LIBOR relating thereto, or adverse or unusual conditions in, or changes in applicable law relating to, the London interbank market make it, in the reasonable judgment of Agent, impracticable to fund therein any of the LIBOR Portions, or make the projected LIBOR unreflective of the actual costs of funds therefor to any Lender, the obligation of Agent and Lenders to make or continue LIBOR Portions or convert Base Rate Portions to LIBOR Portions hereunder shall forthwith be suspended during the pendency of such circumstances and the applicable Borrower shall, if any affected LIBOR Portions are then outstanding, promptly upon request from Agent, convert such affected LIBOR Portions into Base Rate Portions.

                  3.2.     Payments.

                  Except where evidenced by Notes issued by one or more Borrowers to any Lender and accepted by such Lender specifically containing payment instructions that are in conflict with this Section 3.2 (in which case the conflicting provisions of said notes or other instruments shall govern and control), the Obligations shall be payable as follows:

                  3.2.1.   Principal.

                           (i) Revolving Credit Loans. Principal on account of Revolving Credit Loans shall be payable by Borrowers to Agent for the ratable benefit of Lenders immediately upon the earliest of (i) at all times during a Dominion Period, the receipt by Agent, any Company or any Guarantor of any proceeds of any of the Collateral (except as otherwise provided herein), including without limitation pursuant to subsections
                  3.3.1 and 6.2.4, to the extent of said proceeds, subject to Borrowers' rights to reborrow such amounts in compliance with subsection 1.1.1 hereof; (ii) the occurrence of an Event of Default in consequence of which Agent or Majority Lenders elect to accelerate the maturity and payment of the Obligations, (iii) subject to the provisions of subsection 1.1.2, at all times that the calculations set forth in subsection 1.1.1 reflect a negative amount, to the extent of such amount, or (iv) termination of this Agreement pursuant to
                  Section 4 hereof; provided, however, that, if an Overadvance shall exist at any time, Borrowers shall, on demand, jointly and severally repay the Overadvance. Each payment (including principal prepayment) on account of principal of the Revolving Credit Loans shall be applied first to Base Rate Revolving Portions and then to LIBOR Revolving Portions.

                           (ii) Term Loan. Principal on account of the Term Loan shall be payable jointly and severally by Borrowers as follows: (i) as required pursuant to subsections 3.3.1, 3.3.2,
                  3.3.3 and 3.3.4, (ii) in 11 consecutive quarterly installments on each January 1, April 1, July 1 and October 1 commencing on January 1, 2004, each in the amount of $1,682,143, and (iii) a final installment in the amount of the remaining principal balance of the Term Loan on September 30, 2006. Notwithstanding the foregoing, the entire unpaid principal balance of the Term Loan shall be due and payable upon the termination of this Agreement.

                  3.2.2.   Interest.

                           (i) Base Rate Portion. Interest accrued on Base Rate Portions shall be due and payable on the earliest of (1) the first calendar day of each month (for the immediately preceding month), computed through the last calendar day of the preceding month, (2) the occurrence of an Event of Default in consequence of which Agent or Majority Lenders elect to accelerate the maturity and payment of the Obligations or (3) termination of this Agreement pursuant to Section 4 hereof.

                           (ii) LIBOR Portion. Interest accrued on each LIBOR Portion shall be due and payable on each LIBOR Interest Payment Date and on the earlier of (1) the occurrence of an Event of Default in consequence of which Agent or Majority Lenders elect to accelerate the maturity and payment of the Obligations or (2) termination of this Agreement pursuant to
                  Section 4 hereof.

                  3.2.3. Costs, Fees and Charges. Costs, fees and charges payable pursuant to this Agreement shall be jointly and severally payable by Borrowers to Agent, as and when provided in Section 2 or
         Section 3 hereof, as applicable to Agent or a Lender, as applicable, or to any other Person designated by Agent or such Lender in writing.

                  3.2.4. Other Obligations. The balance of the Obligations requiring the payment of money, if any, shall be jointly and severally payable by Borrowers to Agent for distribution to Lenders, as appropriate, as and when provided in this Agreement, the Other Agreements or the Security Documents, or on demand, whichever is later.

                  3.2.5. Prepayment of/Failure to Borrow LIBOR Portions. Borrowers may prepay a LIBOR Portion only upon at least three (3) Business Days prior written notice to Agent (which notice shall be irrevocable). In the event of (i) the payment of any principal of any LIBOR Portion other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (ii) the conversion of any LIBOR Portion other than on the last day of the Interest Period applicable thereto, or (iii) the failure to borrow, convert, continue or prepay any LIBOR Portion on the date specified in any notice delivered pursuant hereto, then, in any such event, Borrowers shall jointly and severally compensate each Lender for the loss, cost and expense attributable to such event, as determined by such Lender in a manner consistent with its customs and practices.

                  3.3.     Mandatory and Optional Prepayments.

                  3.3.1. Proceeds of Sale, Loss, Destruction or Condemnation of Collateral. Except for (a) dispositions of assets permitted by subsection 8.2.9(ii) and dispositions in accordance with this Agreement of assets that are subject to a Lien permitted by subsection 8.2.5(iv) (in each case, the proceeds of which shall be applied to reduce the outstanding principal balance of the Revolving Credit Loans, but shall not permanently reduce the Revolving Loan Commitments), (b) as otherwise provided in subsection 8.2.9(vi) and (c) proceeds of Collateral received during the existence of a Event of Default (which shall be applied as set forth in subsection 3.4.2), if any Company or any Guarantor sells any of the Collateral or if any of the Collateral is lost, damaged or destroyed or taken by condemnation, the applicable Company or Guarantor shall, unless otherwise agreed by Majority Lenders, pay to Agent for the ratable benefit of Lenders as and when received by such Company or Guarantor and as a mandatory prepayment of the Loans, as herein provided, a sum equal to the proceeds (including insurance payments but net of costs and taxes incurred in connection with such sale or event) received by such Company or Guarantor from such sale, loss, damage, destruction or condemnation.

                  To the extent that the Collateral sold, lost, damaged, destroyed or condemned consists of Equipment, real Property, or other Property other than Accounts or Inventory, the applicable prepayment shall be applied first, to Agent's costs and expenses relating to the relevant transaction, second, to the installments of principal due under the Term Notes ratably, to be applied to future installment payments in the inverse order of maturity until paid in full and third, to repay outstanding principal of Revolving Credit Loans, but not as a permanent reduction of the Revolving Loan Commitments; provided, that in the case of a sale of (i) the real Property of WNC Cloud located at 606 East Center Street, Sheridan, Arkansas 72150; the real Property of WNTC located at 2727 South East Avenue, Fresno, California 93725; or the real Property of WNTC located at 9426 8th Avenue, Seattle, Washington, such proceeds shall be applied first, to Agent's costs and expenses relating to the relevant transaction, second, 50% of the remaining amount to the installments of principal due under the Term Notes ratably, to be applied to future installment payments in the inverse order of maturity until paid in full, and third, to repay outstanding principal of Revolving Credit Loans, but not as a permanent reduction of the Revolving Loan Commitments and (ii) any Subject Equipment, such proceeds shall be applied first, to repayment of the Other Indebtedness secured by such Subject Equipment and second, in the manner set forth in the first clause of this sentence.

                  To the extent that the Collateral sold, lost, damaged, destroyed or condemned consists of Accounts or Inventory, the applicable prepayment shall be applied to reduce the outstanding principal balance of the Revolving Credit Loans, but shall not permanently reduce the Revolving Loan Commitments. In addition, if the Collateral subject to such sale, loss, damage, destruction or condemnation consists of Eligible Accounts, Eligible Inventory, Eligible Bill and Hold Inventory or Eligible Trailer Inventory, such prepayment shall be specifically applied against any limits or sublimits contained in the Borrowing Base that are predicated on such Collateral.

                  Notwithstanding the foregoing, if the proceeds of insurance (net of costs and taxes incurred) with respect to any loss or destruction of Equipment or real Property, together with the aggregate amount of any other such proceeds during the then current fiscal year of Borrowers, (i) are less than $2,500,000, unless an Event of Default is then in existence, Agent shall remit such proceeds to the applicable Company or Guarantor for use in replacing or repairing the applicable Property, so long as the applicable Company or Guarantor has committed to acquire replacement Property within 180 days of such loss, damage or destruction and has actually acquired replacement Property within such 360 days of such loss, damage or destruction (free and clear of Liens other than Permitted Liens that are not Purchase Money Liens) (and if the applicable Company or Guarantor fails to commit to replace or rebuild the damaged Property within such 180 day period or fails to actually replace or rebuild such damaged Property within such 360 day period, Borrowers shall prepay the Obligations in the manner specified in the second sentence of this subsection 3.3.1), (ii) are greater than or equal to $2,500,000 and less than $5,000,000, unless an Event of Default is then in existence, such amounts shall be provisionally applied to reduce the outstanding principal balance of the Revolving Credit Loans (and a Rebuild Reserve shall be created in the amount of such proceeds), until the earliest of (1) Borrowers' decision not to repair or replace the damaged Property, (2) the expiration of one hundred eighty days (180) days from the receipt of such amount, if the applicable Company or Guarantor has not yet committed to acquire replacement Collateral or (3) the expiration of three hundred sixty
         (360) days from the receipt of such amount (with such amount being applied to the Obligations in the manner specified in the second sentence of this subsection 3.3.1 until payment thereof in full in the event that the foregoing period ends pursuant to clause (1) or clause
         (2)), or (iii) are equal to or greater than $5,000,000, and Borrowers have requested that Agent and all Lenders agree to permit the applicable Company or Guarantor to repair or replace the damaged Property, such amounts shall be provisionally applied to reduce the outstanding principal balance of the Revolving Credit Loans (and a Rebuild Reserve shall be created in the amount of such proceeds), until the earliest of (1) Agent's and all Lenders' decision with respect thereto, (2) the expiration of one hundred eighty (180) days from the date of such request, unless the applicable Company or Guarantor has committed to replace or rebuild the damaged Property, or (3) the expiration of three hundred sixty (360) days from such request. If Borrowers decide and commit to repair or replace the applicable Property as provided in clause (ii) above or if Agent and all Lenders agree, in their reasonable judgment, to permit any such repair or replacement under clause (iii) above, the applicable amount shall, unless an Event of Default is in existence, be released from the Rebuild Reserve to the applicable Company or Guarantor as needed for use in replacing or repairing the damaged Property during such three hundred sixty (360) day period, with any remaining amount at the end of such three hundred sixty (360) day period applied to the Obligations in the manner specified in the second sentence of this subsection 3.3.1 until payment thereof in full; and in the case of clause (iii) above, if either Agent or any Lender declines to permit any such repair or replacement or fails to respond to Borrowers within such three hundred sixty (360) day period, or if the applicable Company or Guarantor has failed to commit to replace or rebuild the damaged Property within such one hundred eighty (180) day period, such amount shall be released from the Rebuild Reserve and applied to the Obligations in the manner specified in the second sentence of this subsection 3.3.1 until payment thereof in full.

                  3.3.2. Excess Cash Flow Recapture. Borrowers shall jointly and severally prepay the Loans in amounts equal to Wabash's Excess Cash Flow with respect to each fiscal year of Wabash during the Term hereof, commencing with the fiscal year ending December 31, 2004, such prepayments to be based upon, and made within 30 days following the due date for delivery by Borrowers to Agent of the annual financial statements required by subsection 8.1.3(i) hereof and each such prepayment shall be applied to the Loans in the manner specified in the second sentence of subsection 3.3.1 until payment thereof in full.

                  3.3.3. Proceeds from Issuance of Additional Indebtedness. If any Borrower or any Guarantor issues any additional Indebtedness, Borrowers shall jointly and severally pay to Agent for the ratable benefit of Lenders, when and as received by any Borrower or any Guarantor and as a mandatory prepayment of the Obligations, a sum equal to 100% of the net proceeds to such Borrower or such Guarantor of the issuance of such Indebtedness; provided, that at any time that both (i) the outstanding principal balance of the Term Loan is less than or equal to $25,000,000 and (ii) the Senior Leverage Ratio is 2.00:1.0 or less, such percentage shall be equal to 50%. Any such prepayment shall be applied to the Loans in the manner specified in the second sentence of subsection 3.3.1 until payment thereof in full.

                  3.3.4. Proceeds from Issuance of Additional Equity. If any Borrower or any Guarantor issues any additional equity (excluding (i) equity issued upon conversion of the Convertible Notes to equity Securities and (ii) equity issued upon exercise of employee options), Borrowers shall jointly and severally pay to Agent for the ratable benefit of Lenders, when and as received by any Borrower or any Guarantor, and as a mandatory prepayment of the Obligations, a sum equal to 50% of the net proceeds to such Borrower or such Guarantor of the issuance of such equity. Any such prepayment shall be applied to the Loans in the manner specified in the second sentence of subsection
         3.3.1 until payment thereof in full.

                  3.3.5. Other Mandatory Prepayments. If any Borrower or any Guarantor receives any proceeds from any tax refunds, indemnity payments or pension plan reversions, Borrowers shall jointly and severally pay to Agent for the benefit of Lenders, when and as received by such Borrower or such Guarantor, and as a mandatory prepayment of the Obligations, a sum equal to 100% of such proceeds of such tax refund, indemnity payment or pension plan reversions; provided, however, that at any time that both (i) the outstanding principal balance of the Term Loan is less than or equal to $25,000,000 and (ii) the Senior Leverage Ratio is 2.00 to 1.0 or less, such percentage shall be 50%. Any such prepayment shall be applied to the Obligations in the manner specified in the third sentence of subsection 3.3.1 until payment thereof in full.

                  3.3.6. LIBOR Portions. If the application of any payment made in accordance with the provisions of this Section 3.3 at a time when no Event of Default has occurred and is continuing would result in termination of a LIBOR Portion prior to the last day of the Interest Period for such LIBOR Portion, the amount of such prepayment shall not be applied to such LIBOR Portion, but will, at Borrowers' option, be held by Agent in a non-interest bearing account at a Lender or another bank satisfactory to Agent in its discretion, which account is in the name of Agent and from which account only Agent can make any withdrawal, in each case to be applied as such amount would otherwise have been applied under this Section 3.3 at the earlier to occur of (i) the last day of the relevant Interest Period or (ii) the occurrence of a Default or an Event of Default.

                  3.3.7. Optional Prepayments. Borrowers may, at their option from time to time upon not less than 1 day's prior written notice to Agent, prepay installments of the Term Notes, provided that the amount of any such prepayment is at least $500,000 and in integral multiples of $100,000 above $500,000, and that such prepayments are made ratably with respect to all Term Notes. Each such prepayment shall be applied to the installments of principal due under the Term Notes on a ratable basis. Except for charges applicable to prepayments of LIBOR Term Portions, such prepayments shall be without premium or penalty.

                  3.3.8. Optional Reductions of Revolving Loan Commitments. Borrowers may, at their option from time to time but not more than once in any 12 month period upon not less than 30 Business Days' prior written notice to Agent, terminate in whole or permanently reduce ratably in part, the unused portion of the Revolving Loan Commitments, provided, however, that (i) each such partial reduction shall be in an amount of $1,000,000 or integral multiples of $1,000,000 in excess thereof and (ii) the aggregate of all optional reductions to the Revolving Credit Commitments may not exceed $20,000,000 during any 12 month period or $50,000,000 during the Term. Except for charges under subsection 3.2.5 applicable to prepayments of LIBOR Revolving Portions, such prepayments shall be without premium or penalty.

                  3.3.9. Special Mandatory Prepayment of Term Loan. Borrowers will make an additional mandatory prepayment of the Term Loan on January 1, 2004 in the amount of $5,000,000. Such prepayment shall be applied to the Term Notes ratably, and to installments due thereunder in the inverse order of maturity until paid in full.

                  3.4.     Application of Payments and Collections.

                  3.4.1. Collections. All items of payment received by Agent in immediately available funds by 12:00 noon, Chicago, Illinois, time, on any Business Day shall be deemed received on that Business Day. All items of payment received after 12:00 noon, Chicago, Illinois, time, on any Business Day shall be deemed received on the following Business Day. If as the result of collections of Accounts as authorized by subsection 6.2.4 hereof or otherwise, a credit balance exists in the Loan Account, such credit balance shall not accrue interest in favor of Borrowers, but shall be disbursed to a Borrower or otherwise at a Borrower's direction in the manner set forth in subsection 3.1.2, upon a Borrower's request at any time, so long as no Default or Event of Default then exists. Agent may at its option, offset such credit balance against any of the Obligations upon and during the continuance of an Event of Default.

                  3.4.2. Apportionment, Application and Reversal of Payments. Principal and interest payments shall be apportioned ratably among Lenders (according to the unpaid principal balance of the Loans to which such payments relate held by each Lender). All payments shall be remitted to Agent and all such payments not relating to principal or interest of specific Loans, or not constituting payment of specific fees, and all proceeds of Accounts, or, except as provided in subsection 3.3.1, other Collateral received by Agent, shall be applied, ratably, subject to the provisions of this Agreement, first, to pay any fees, indemnities, or expense reimbursements (other than amounts related to Product Obligations) then due to Agent or Lenders from any Borrower; second, to pay interest due from Borrowers in respect of all Loans, including Swingline Loans and Agent Loans; third, to pay or prepay principal of Swingline Loans and Agent Loans; fourth, to pay or prepay principal of the Revolving Credit Loans (other than Swingline Loans and Agent Loans) and unpaid reimbursement obligations in respect of Letters of Credit; fifth, to pay an amount to Agent equal to all outstanding Letter of Credit Obligations to be held as cash Collateral for such Obligations (in an amount of 105% of the aggregate amount thereof); sixth, to pay or prepay principal of the Term Loan; seventh, to the payment of any other Obligation (other than amounts related to Product Obligations) due to the Agent or any Lender by any Borrower; and eighth, to pay any amounts owing in respect of Product Obligations. As between Agent and Borrowers, after the occurrence and during the continuance of an Event of Default, Agent shall have the continuing exclusive right to apply and reapply any and all such payments and collections received at any time or times hereafter by Agent or its agent against the Obligations, in such manner as Agent may deem advisable, notwithstanding any entry by Agent or any Lender upon any of its books and records.

                  3.5.     All Loans to Constitute One Obligation.

                  The Loans, Letters of Credit and LC Guarantees shall constitute one general joint and several Obligation of Borrowers, and shall be secured by Agent's Lien upon all of the Collateral.

                  3.6.     Loan Account.

                  Agent shall enter all Loans as debits to one or more loan accounts (each, a "Loan Account") and shall also record in the Loan Account all payments made by or on behalf of each Borrower on any Obligations and all proceeds of Collateral which are finally paid to Agent, and may record therein, in accordance with customary accounting practice, other debits and credits, including interest and all charges and expenses properly chargeable to each Borrower.

                  3.7.     Statements of Account.

                  Agent will account to Borrowers monthly with a statement of Loans, charges and payments made pursuant to this Agreement during the immediately preceding month, and such account rendered by Agent shall be deemed final, binding and conclusive upon Borrowers absent demonstrable error unless Agent is notified by Borrowers in writing to the contrary within 30 days of the date each accounting is received by Borrowers. Such notice shall only be deemed an objection to those items specifically objected to therein.

                  3.8.     Increased Costs.

                  If any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) adopted or implemented after the date of this Agreement and having general applicability to all banks or finance companies within the jurisdiction in which any Lender operates (excluding, for the avoidance of doubt, the effect of and phasing in of capital requirements or other regulations or guidelines passed prior to the date of this Agreement), or any interpretation or application thereof by any governmental authority charged with the interpretation or application thereof, or the compliance of such Lender therewith, shall:

                           (i) (1) subject such Lender to any tax with respect to this Agreement (other than (a) any tax based on or measured by net income or otherwise in the nature of a net income tax, including, without limitation, any franchise tax or any similar tax based on capital, net worth or comparable basis for measurement and (b) any tax collected by a withholding on payments and which neither is computed by reference to the net income of the payee nor is in the nature of an advance collection of a tax based on or measured by the net income of the payee) or (2) change the basis of taxation of payments to such Lender of principal, fees, interest or any other amount payable hereunder or under any Loan Documents (other than in respect of (a) any tax based on or measured by net income or otherwise in the nature of a net income tax, including, without limitation, any franchise tax or any similar tax based on capital, net worth or comparable basis for measurement and (b) any tax collected by a withholding on payments and which neither is computed by reference to the net income of the payee nor is in the nature of an advance collection of a tax based on or measured by the net income of the payee);

                           (ii) impose, modify or hold applicable any reserve (except any reserve taken into account in the determination of the applicable LIBOR), special deposit, assessment or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by, any office of such Lender, including (without limitation) pursuant to Regulation D; or

                           (iii)    impose on such Lender or the London
                  interbank market any other condition with respect to any Loan Document;

and the result of any of the foregoing is to increase the cost to such Lender of making, renewing or maintaining Loans hereunder or the result of any of the foregoing is to reduce the rate of return on such Lender's capital as a consequence of its obligations hereunder, or the result of any of the foregoing is to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the Loans, then, in any such case, Borrowers shall jointly and severally pay such Lender, upon demand and certification not later than sixty (60) days following its receipt of notice of the imposition of such increased costs, such additional amount as will compensate such Lender for such additional cost or such reduction, as the case may be, to the extent such Lender has not otherwise been compensated, with respect to a particular Loan, for such increased cost as a result of an increase in the Base Rate or the LIBOR. An officer of the applicable Lender shall determine the amount of such additional cost or reduced amount using reasonable averaging and attribution methods and shall certify the amount of such additional cost or reduced amount to Borrowers, which certification shall include a written explanation of such additional cost or reduction to Borrowers. Such certification shall be conclusive absent manifest error. If a Lender claims any additional cost or reduced amount pursuant to this Section 3.8, then such Lender shall use reasonable efforts (consistent with legal and regulatory restrictions) to designate a different lending office or to file any certificate or document reasonably requested by Borrowers if the making of such designation or filing would avoid the need for, or reduce the amount of, any such additional cost or reduced amount and would not, in the sole discretion of such Lender, be otherwise disadvantageous to such Lender.

                           3.9.     Basis for Determining Interest Rate
                                    Inadequate.

                  In the event that Agent or any Lender shall have determined that:

                                    (i)      reasonable means do not exist for
                           ascertaining the LIBOR for any Interest Period; or

                                    (ii)     Dollar deposits in the relevant
                           amount and for the relevant maturity are not available in the London interbank market with respect to a proposed LIBOR Portion, or a proposed conversion of a Base Rate Portion into a LIBOR Portion; then

Agent or such Lender shall give Borrowers prompt written, telephonic or electronic notice of the determination of such effect. If such notice is given,
(i) any such requested LIBOR Portion shall be made as a Base Rate Portion, unless Borrowers shall notify Agent no later than 11:00 a.m. (Chicago, Illinois time) three (3) Business Days prior to the date of such proposed borrowing that the request for such borrowing shall be canceled or made as an unaffected type of LIBOR Portion, and (ii) any Base Rate Portion which was to have been converted to an affected type of LIBOR Portion shall be continued as or converted into a Base Rate Portion, or, if Borrowers shall notify Agent, no later than 11:00 a.m. (Chicago, Illinois time) three (3) Business Days prior to the proposed conversion, shall be maintained as an unaffected type of LIBOR Portion.

                  3.10.    Sharing of Payments, Etc.

                  If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of any Loan made by it in excess of its ratable share of payments on account of Loans made by all Lenders, such Lender shall forthwith purchase from each other Lender such participation in such Loan as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each other Lender; provided, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lenders the purchase price to the extent of such recovery, together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Borrowers agree that any Lender so purchasing a participation from another Lender pursuant to this Section 3.10 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of each Borrower in the amount of such participation. Notwithstanding anything to the contrary contained herein, all purchases and repayments to be made under this
Section 3.10 shall be made through Agent.

                         SECTION 4. TERM AND TERMINATION

                  4.1.     Term of Agreement.

                  Subject to the right of Lenders to cease making Loans to Borrowers during the continuance of any Default or Event of Default, this Agreement shall be in effect from the date hereof through and including September 30, 2006 (the "Term"), unless terminated as provided in Section 4.2 hereof.

                  4.2.     Termination.

                  4.2.1. Termination by Lenders. Agent may, and at the direction of Majority Lenders shall, terminate this Agreement upon notice during the continuance of an Event of Default.

                  4.2.2. Termination by Borrowers. Upon at least 30 days' prior written notice to Agent and Lenders, Borrowers may, at their option, terminate this Agreement; provided, however, no such termination shall be effective until Borrowers have paid or collateralized to Agent's reasonable satisfaction all of the Obligations in immediately available funds, all Letters of Credit and LC Guaranties have expired, terminated or have been cash collateralized (in an amount equal to 105% of the Dollar Equivalent of the LC Amount) to Agent's reasonable satisfaction and Borrowers have complied with subsection 3.2.5. Any notice of termination given by Borrowers shall be irrevocable unless all Lenders otherwise agree in writing and no Lender shall have any obligation to make any Loans or issue or procure any Letters of Credit or LC Guaranties on or after the termination date stated in such notice. Without limiting

         Borrowers' right to reduce the amount of the Revolving Loan Commitments pursuant to subsection 3.3.8, Borrowers may elect to terminate this Agreement in its entirety only. No section of this Agreement or type of Loan available hereunder may be terminated singly.

                  4.2.3. Effect of Termination. All of the Obligations shall be immediately due and payable upon the termination date stated in any notice of termination of this Agreement. All undertakings, agreements, covenants, warranties and representations of Borrowers contained in the Loan Documents shall survive any such termination and Agent shall retain its Liens in the Collateral and Agent and each Lender shall retain all of its rights and remedies under the Loan Documents notwithstanding such termination until all Obligations have been discharged or paid, in full, in immediately available funds, including, without limitation, all Obligations under subsection 3.2.5 resulting from such termination. Notwithstanding the foregoing or the payment in full of the Obligations, Agent shall not be required to terminate its Liens in the Collateral unless, with respect to any loss or damage Agent may incur as a result of dishonored checks or other items of payment received by Agent from any Borrower or any Account Debtor and applied to the Obligations, Agent shall, at its option, (i) have received a written agreement satisfactory to Agent, executed by Borrowers and by any Person whose loans or other advances to any Borrower are used in whole or in part to satisfy the Obligations, indemnifying Agent and each Lender from any such loss or damage or (ii) have retained cash Collateral or other Collateral for such period of time as Agent, in its reasonable discretion, may deem necessary to protect Agent and each Lender from any such loss or damage.

                          SECTION 5. SECURITY INTERESTS

                  5.1.     Security Interest in Collateral.

                  To secure the prompt payment and performance to Agent, each Lender and each Affiliate of Agent and each Lender of the Obligations, each Borrower hereby grants to Agent for the benefit of itself, each Lender and each Affiliate of Agent and each Lender a continuing Lien upon all of such Borrower's assets, including all of the following Property and interests in Property of such Borrower, whether now owned or existing or hereafter created, acquired or arising and wheresoever located:

                           (i)      Accounts;

                           (ii)     Certificated Securities;

                           (iii)    Chattel Paper;

                           (iv) Computer Hardware and Software and all rights with respect thereto, including, any and all licenses, options, warranties, service contracts, program services, test rights, maintenance rights, support rights, improvement rights, renewal rights and indemnifications, and any substitutions, replacements, additions or model conversions of any of the foregoing;

                           (v)      Contract Rights;

                           (vi)     Deposit Accounts;

                           (vii)    Documents;

                           (viii)   Equipment;

                           (ix)     Financial Assets;

                           (x)      Fixtures;

                           (xi) General Intangibles, including Payment Intangibles and Software;

                           (xii) Goods (including all of its Equipment, Fixtures and Inventory), and all accessions, additions, attachments, improvements, substitutions and replacements thereto and therefor;

                           (xiii)   Instruments;

                           (xiv)    Intellectual Property;

                           (xv) Inventory (including without limitation Bill and Hold Inventory and Trailer Inventory);

                           (xvi)    Investment Property;

                           (xvii)   money (of every jurisdiction whatsoever);

                           (xviii)  Letter-of-Credit Rights;

                           (xix)    Payment Intangibles;

                           (xx)     Security Entitlements;

                           (xxi)    Software;

                           (xxii)   Supporting Obligations;

                           (xxiii)  Uncertificated Securities; and

                           (xxiv) to the extent not included in the foregoing, all other personal property of any kind or description;

together with all books, records, writings, data bases, information and other property relating to, used or useful in connection with, or evidencing, embodying, incorporating or referring to any of the foregoing, and all Proceeds, products, offspring, rents, issues, profits and returns of and from any of the foregoing; provided, that to the extent that the provisions of any lease or license of Computer Hardware and Software or Intellectual Property expressly prohibit (which prohibition is enforceable under applicable law) any assignment thereof, and the grant of a security interest therein, Agent will not enforce its security interest in the applicable Borrower's rights under such lease or license (other than in respect of the Proceeds thereof) for so long as such prohibition continues, it being understood that upon request of Agent, such Borrower will in good faith use reasonable efforts to obtain consent for the creation of a security interest in favor of Agent (and to Agent's enforcement of such security interest) in Agent's rights under such lease or license, excluding licenses to use JD Edwards World and One World software, for which no Lien or consent shall be requested or obtained.

                  5.2.     Other Collateral.

                  5.2.1. Commercial Tort Claims. The applicable Borrower shall promptly notify Agent in writing upon incurring or otherwise obtaining a Commercial Tort Claim after the Closing Date against any third party and, upon request of Agent, promptly enter into an amendment to this Agreement and do such other acts or things deemed appropriate by Agent to give Agent a security interest in any such Commercial Tort Claim. Each Borrower represents and warrants that as of the date of this Agreement, to its knowledge, it does not possess any Commercial Tort Claims other than as described on Exhibit 5.2.1 hereto.

                  5.2.2. Other Collateral. The applicable Borrower shall promptly notify Agent in writing upon acquiring or otherwise obtaining any Collateral after the date hereof consisting of Deposit Accounts, Investment Property, Letter-of-Credit Rights or Electronic Chattel Paper and, upon the request of Agent, promptly execute such other documents, and do such other acts or things deemed appropriate by Agent to deliver to Agent control with respect to such Collateral; promptly notify Agent in writing upon acquiring or otherwise obtaining any Collateral after the date hereof consisting of Documents or Instruments and, upon the request of Agent, will promptly execute such other documents, and do such other acts or things deemed appropriate by Agent to deliver to Agent possession of such Documents which are negotiable and Instruments, and, with respect to nonnegotiable Documents, to have such nonnegotiable Documents issued in the name of Agent; and with respect to Collateral in the possession of a third party, other than Certificated Securities and Goods covered by a Document, obtain an acknowledgement from the third party that it is holding the Collateral for the benefit of Agent.

                  5.2.3. Apex Trailer Leases. Upon request by Agent, the applicable Borrower shall promptly take such action as is reasonably required by Agent to perfect Agent's Lien on the Apex Trailer Leases, which shall include without limitation, delivery to Agent of all original Apex Trailer Leases and the addition to each Apex Trailer Lease of a stamped legend indicating that such Apex Trailer Lease is subject to a Lien in favor of Agent. The applicable Borrower shall promptly deliver to Agent such information as Agent may reasonably request from time to time with respect to each Apex Trailer Lease.

                  5.3.     Lien Perfection; Further Assurances.

                  Each Borrower shall execute such instruments, assignments or documents as are necessary to perfect Agent's Lien upon any of the Collateral and shall take such other action as may be required to perfect or to continue the perfection of Agent's Lien upon the Collateral. Unless prohibited by applicable law, each Borrower hereby authorizes Agent to execute and file any UCC, PPSA or similar financing statement, including, without limitation, financing statements that indicate the Collateral (i) as all assets of such Borrower or words of similar effect, or (ii) as being of an equal or lesser scope, or with greater or lesser detail, than as set forth in Section 5.1, on such Borrower's behalf. Each Borrower also hereby ratifies its authorization for Agent to have filed in any jurisdiction any like financing statements or amendments thereto if filed prior to the date hereof. The parties agree that a carbon, photographic or other reproduction of this Agreement shall be sufficient as a financing statement and may be filed in any appropriate office in lieu thereof. At Agent's request, each Borrower shall also promptly execute or cause to be executed and shall deliver to Agent any and all documents, instruments and agreements deemed necessary by Agent, to give effect to or carry out the terms or intent of the Loan Documents.

                  5.4.     Lien on Realty.

                  In addition to the Property described in Sections 5.1 and 5.2 and the Property of each Guarantor described in the applicable Collateral Documents, the due and punctual payment and performance of the Obligations shall also be secured by the Lien created by Mortgages upon all real Property of each Borrower or Guarantor now or hereafter owned. Each Mortgage shall be executed by the applicable Borrower or Guarantor in favor of Agent. Each Mortgage shall be duly recorded, at Borrowers' joint and several expense, in each office where such recording is required to constitute a fully perfected first Lien on the real Property covered thereby. If so requested by Agent, the applicable Borrower or Guarantor shall deliver to Agent, at Borrowers' joint and several expense,
(i) with respect to each individual parcel of real Property with an appraised value of $1,000,000 or less, title tract searches performed by a title insurance company reasonably satisfactory to Agent and (ii) with respect to each individual parcel of real Property with an appraised value in excess of $1,000,000, mortgagee title insurance policies issued by a title insurance company reasonably satisfactory to Agent, which policies shall be in form and substance reasonably satisfactory to Agent and shall insure a valid first Lien in favor of Agent, for the benefit of itself and the Lenders, on the Property covered by each Mortgage, subject only to those exceptions reasonably acceptable to Agent and its counsel. If so requested by Agent, with respect to each individual parcel of real Property with an appraised value in excess of $1,000,000, the applicable Borrower or Guarantor shall deliver to Agent an ALTA as-built plat of survey prepared by a surveyor licensed in the state in which such real Property is located (which surveys may be delivered within 30 days after the Closing Date). The applicable Borrower or Guarantor shall deliver to Agent such other documents as Agent and its counsel may reasonably request relating to the real Property subject to the

Mortgages. Notwithstanding the foregoing, Borrowers shall not be required to deliver a Mortgage, title policy or survey with respect to the real Property of WNTC located at 9426 8th Avenue, Seattle, Washington until September 30, 2003 and then, only to the extent that such real Property has not been sold prior to such date.

                      SECTION 6. COLLATERAL ADMINISTRATION

                  6.1.     General.

                  6.1.1.   Location of Collateral. All Collateral, other than
         (i) Inventory in transit, (ii) motor vehicles not included in Trailer Inventory or Apex Trailer Inventory, (iii) the Apex Trailer Inventory or (iv) Collateral in the possession of Agent, will at all times be kept by a Borrower or one of its Subsidiaries at one or more of the business locations set forth in Exhibit 6.1.1 hereto, as updated by Borrowers providing prior written notice to Agent of any new location. Apex Trailer Inventory shall be located either (a) at one or more of the business locations set forth in Exhibit 6.1.1 hereto, as updated by Borrowers providing prior written notice to Agent of any new location, or (b) at a location of a customer of the applicable Borrower, pursuant to a Apex Trailer Lease, as set forth in Exhibit 6.3.2 hereto, as updated by Borrowers providing prior written notice to Agent of any new location.

                  6.1.2. Insurance of Collateral. Borrowers shall maintain and pay for insurance upon all Collateral wherever located and with respect to the business of each Borrower and each of its Subsidiaries, covering casualty, hazard, public liability, workers' compensation, business interruption and such other risks in such amounts and with such insurance companies as are reasonably satisfactory to Agent. Borrowers shall deliver certified copies of such policies to Agent as promptly as practicable, with satisfactory lender's loss payable endorsements, naming Agent as a loss payee, assignee or additional insured, as appropriate, as its interest may appear, showing only such other loss payees, assignees and additional insureds (i) as required under contractual arrangements customary to Borrowers' operations (but not involving Indebtedness for Money Borrowed) or (ii) as otherwise are satisfactory to Agent and with respect to business interruption insurance, an executed collateral assignment thereof. Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than 10 days' prior written notice to Agent in the event of cancellation of the policy for nonpayment of premium and not less than 30 days' prior written notice to Agent in the event of cancellation of the policy for any other reason whatsoever and a clause specifying that the interest of Agent shall not be impaired or invalidated by any act or neglect of any Borrower, any of its Subsidiaries or the owner of the Property or by the occupation of the premises for purposes more hazardous than are permitted by said policy. All proceeds of business interruption insurance (if any) of each Borrower and its Subsidiaries shall be remitted to Agent for application to the outstanding balance of the Revolving Credit Loans, but shall not permanently reduce the Revolving Loan Commitments.

                  Unless Borrowers provide Agent with evidence of the insurance coverage required by this Agreement, Agent may, but need not, purchase insurance at Borrowers' joint and several expense to protect Agent's interests in the Properties of each Borrower and its Subsidiaries. This insurance may, but need not, protect the interests of each Borrower and its Subsidiaries. The coverage that Agent purchases may not pay any claim that a Borrower or any Subsidiary of such Borrower makes or any claim that is made against a Borrower or any such Subsidiary in connection with said Property. Borrowers may later cancel any insurance purchased by Agent, but only after providing Agent with evidence that Borrowers and their Subsidiaries have obtained insurance as required by this Agreement. If Agent purchases insurance, Borrowers will be jointly and severally responsible for the costs of that insurance, including interest and any other charges Agent may impose in connection with the placement of insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance may be added to the Obligations. The costs of the insurance may be more than the cost of insurance that Borrowers and the Subsidiaries may be able to obtain on their own.

                  6.1.3. Protection of Collateral. Neither Agent nor any Lender shall be liable or responsible in any way for the safekeeping of any of the Collateral or for any loss or damage thereto (except for reasonable care in the custody thereof while any Collateral is in Agent's or any Lender's actual possession) or for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency, or other person whomsoever, but the same shall be at Borrowers' sole risk.

                  6.2.     Administration of Accounts.

                  6.2.1. Records, Schedules and Assignments of Accounts. Each Company shall keep accurate and complete records of its Accounts and all payments and collections thereon and shall submit to Agent on such periodic basis as Agent shall request a sales and collections report for the preceding period, in form consistent with the reports currently prepared by such Company with respect to such information. Concurrently with the delivery of each Borrowing Base Certificate described in subsection 8.1.4, or more frequently as reasonably requested by Agent, from and after the date hereof, each Company shall deliver to Agent a detailed aged trial balance of all of its Accounts, specifying the names, face values, dates of invoices and due dates for each Account Debtor obligated on an Account so listed ("Schedule of Accounts"), and upon Agent's request therefor, copies of proof of delivery and the original copy of all documents, including, without limitation, repayment histories and present status reports relating to the Accounts so scheduled and such other matters and information relating to the status of then existing Accounts as Agent shall reasonably request. Concurrently with the delivery of the financial statements to be delivered pursuant to subsection 8.1.3(i), or more frequently if so requested by Agent, a listing of Account Debtors, showing all names and addresses. If requested by Agent, each Company shall execute and deliver to Agent formal written assignments of all of its Accounts weekly or daily, which shall include all Accounts that have been created since the date of the last assignment, together with copies of invoices or invoice registers related thereto.

                  6.2.2. Discounts, Allowances, Disputes. If a Company grants any discounts, allowances or credits that are not shown on the face of the invoice for the Account involved, such Company shall report such discounts, allowances or credits, as the case may be, to Agent as part of the next required Schedule of Accounts.

                  6.2.3. Account Verification. Any of Agent's officers, employees or agents shall have the right, at any time or times hereafter, in the name of Agent, any designee of Agent or a Company, to verify the validity, amount or any other matter relating to any Accounts by mail, telephone, electronic communication or otherwise. Each Company shall cooperate fully with Agent in an effort to facilitate and promptly conclude any such verification process.

                  6.2.4. Maintenance of Dominion Account. Each Company shall maintain a Dominion Account or Accounts pursuant to lockbox and blocked account arrangements acceptable to Agent with Bank and such other banks as may be selected by such Company. Each Company shall obtain the agreement by the applicable banks in favor of Agent to waive any recoupment, setoff rights, and any security interest in, or against, the funds so deposited. Each Company shall issue to any such banks an irrevocable letter of instruction directing such banks to deposit all payments or other remittances received in the lockbox and blocked accounts to the Dominion Account. All funds deposited in the Dominion Account shall be available to Borrowers at their discretion unless a Dominion Period is in effect. Upon the occurrence of a Dominion Event, Agent may, and at the direction of Majority Lenders Agent shall, send the appropriate notice to Borrowers to commence a Dominion Period. If a Dominion Period is in effect, all funds in the Dominion Account shall
         (i) immediately become the property of Agent, for the ratable benefit of Lenders and (ii) be applied on account of the Obligations as provided in subsection 3.2.1. Agent shall have the right to invoke three separate Dominion Periods hereunder; once a third Dominion Period has been commenced, it shall remain in effect until the repayment in full of the Obligations. Agent assumes no responsibility for such lockbox and blocked account arrangements, including, without limitation, any claim of accord and satisfaction or release with respect to deposits accepted by any bank thereunder. Notwithstanding anything to the contrary contained herein, all such lockbox and blocked account arrangements will be in place and operational on or before October 23, 2003.

                  6.2.5. Collection of Accounts, Proceeds of Collateral. To expedite collection, each Company shall endeavor in the first instance to make collection of its Accounts for Agent. If no Default or Event of Default is in existence, (i) each Company shall directly collect remittances on account of its Accounts owing from retail customers at its branch locations and (ii) each Company agrees that all invoices rendered and other requests made by such Company for payment in respect of Accounts other than retail Accounts shall contain a written statement directing payment in respect of such Accounts to be paid to a lockbox established pursuant to subsection 6.2.4. All remittances received by each Company on account of Accounts, together with the proceeds of any other Collateral, shall be held as Agent's property, for its benefit and the benefit of Lenders, by such Company as trustee of an express trust for Agent's benefit and such Company shall immediately deposit same in kind in a blocked account or in the Dominion Account. Upon the occurrence of a Default or an Event of Default, each Company agrees that all Accounts (including retail Accounts) shall be collected by payment to a lockbox in the manner described in clause (ii) above. Agent retains the right at all times after the occurrence and during the continuance of a Default or an Event of Default to notify Account Debtors that each Company's Accounts have been assigned to Agent and to collect each Company's Accounts directly in its own name, or in the name of Agent's agent, and to charge the collection costs and expenses, including attorneys' fees, jointly and severally to Borrowers.

                  6.2.6. Taxes. If an Account includes a charge for any tax payable to any governmental taxing authority, Agent is authorized, in its sole discretion, to pay the amount thereof to the proper taxing authority for the account of any Borrower and to charge any Borrower therefor, except for taxes that (i) are being actively contested in good faith and by appropriate proceedings and with respect to which the applicable Company maintains reasonable reserves on its books therefor and (ii) would not reasonably be expected to result in any Lien other than a Permitted Lien. In no event shall Agent or any Lender be liable for any taxes to any governmental taxing authority that may be due by any Company.

                  6.3.     Administration of Inventory.

                  6.3.1. Recordkeeping; Physicals. Each Company shall keep separate records of its Inventory, Trailer Inventory, Bill and Hold Inventory and Apex Trailer Inventory, which records shall be complete and accurate and complete in all material respects. Borrowers shall furnish to Agent separate Inventory, Trailer Inventory and Bill and Hold Inventory reports for each Company concurrently with the delivery of each Borrowing Base Certificate described in subsection 8.1.4 or more frequently as reasonably requested by Agent, which reports will be in such other format and detail as Agent shall reasonably request and shall include a current list separately sharing all locations of such Company's Inventory, Trailer Inventory and Bill and Hold Inventory. Each Company shall conduct a physical inventory no less frequently than annually (or, if an Event of Default is in existence, quarterly if so requested by Agent), and, in each case, shall provide to Agent a report based on each such physical inventory promptly thereafter, together with such supporting information as Agent shall reasonably request.

                  6.3.2. Apex Trailer Leases. Each Apex Trailer Lease in existence as of the Closing Date is listed on Exhibit 6.3.2. Exhibit
         6.3.2 also shows the name of each lessee. All lease payments will be directed to the lockbox and blocked account system in the manner set forth in subsection 6.2.5. As of the Closing Date, all of the Apex Trailer Leases are in full force and effect without default by any party thereto.

         Apex has unencumbered title to each item of Apex Trailer Inventory subject to an Apex Trailer Lease and the unencumbered right to subject such item of Apex Trailer Inventory to such Apex Trailer Lease.

                  6.3.3. Vehicle Titles. Each Borrower that maintains Trailer Inventory or Apex Trailer Inventory shall at all times maintain in place its current system for processing and safekeeping of certificates of title for used trailers constituting part of the Trailer Inventory or the Apex Trailer Inventory.

                  6.4.     Administration of Equipment.

                  Each Company shall keep records of its Equipment which shall be complete and accurate in all material respects itemizing and describing the kind, type, quality, quantity and book value of its Equipment and all dispositions made in accordance with subsection 8.2.9 hereof, and each Company shall, and shall cause each of its Subsidiaries to, furnish Agent with a current schedule containing the foregoing information on at least an annual basis and more often if reasonably requested by Agent. Promptly after the request therefor by Agent, each Company shall deliver to Agent any and all evidence of ownership, if any, of any of its Equipment.

                  6.5.     Payment of Charges.

                  All amounts chargeable to any Borrower under Section 6 hereof shall be Obligations secured by all of the Collateral, shall be payable on demand and shall bear interest from the date such advance was made until paid in full at the rate applicable to Base Rate Revolving Portions from time to time.

                    SECTION 7. REPRESENTATIONS AND WARRANTIES

                  7.1.     General Representations and Warranties.

                  To induce Agent and each Lender to enter into this Agreement and to make advances hereunder, each Borrower warrants, represents and covenants to Agent and each Lender that:

                  7.1.1. Qualification. Each Borrower and each of its Subsidiaries is a corporation, limited partnership or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. Each Borrower, Wabash Canada and each of each Borrower's Domestic Subsidiaries is duly qualified and is authorized to do business and is in good standing as a foreign limited liability company, limited partnership or corporation, as applicable, in (a) as of the date hereof, each state or jurisdiction listed on Exhibit 7.1.1 hereto and
         (b) all states and jurisdictions in which the failure of such Borrower or any of its Subsidiaries to be so qualified could reasonably be expected to have a Material Adverse Effect.

                  7.1.2. Power and Authority. Each Borrower and each of its Subsidiaries is duly authorized and empowered to enter into, execute, deliver and perform this Agreement and each of the other Loan Documents to which it is a party. The execution, delivery and performance of this Agreement and each of the other Loan Documents have been duly authorized by all necessary corporate, partnership or other relevant action and do not and will not (i) require any consent or approval of the shareholders, partners or members of such Borrower or any of the shareholders, partners or members, as the case may be, of any Subsidiary of such Borrower; (ii) contravene such Borrower's or any of its Subsidiaries' charter, articles or certificate of incorporation, partnership agreement, certificate of formation, by-laws, limited liability agreement, operating agreement or other organizational documents (as the case may be); (iii) violate, or cause such Borrower or any of its Subsidiaries to be in default under, any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award in effect having applicability to such Borrower or any of its Subsidiaries, the violation of which could reasonably be expected to have a Material Adverse Effect; (iv) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which such Borrower or any of its Subsidiaries is a party or by which it or its Properties may be bound or affected, the breach of or default under which could reasonably be expected to have a Material Adverse Effect; or (v) result in, or require, the creation or imposition of any Lien (other than Permitted Liens) upon or with respect to any of the Properties now owned or hereafter acquired by such Borrower or any of its Subsidiaries.

                  7.1.3. Legally Enforceable Agreement. This Agreement is, and each of the other Loan Documents when delivered under this Agreement will be, a legal, valid and binding obligation of each Borrower and each of its Subsidiaries party thereto, enforceable against it in accordance with its respective terms.

                  7.1.4. Capital Structure. Exhibit 7.1.4 hereto states, as of the date hereof, (i) the correct name of each of the Subsidiaries of each Borrower, its jurisdiction of incorporation or organization and the percentage of its Voting Stock owned by such Borrower, (ii) the name of each Borrower's and each of its Subsidiaries' corporate or joint venture relationships and the nature of the relationship, (iii) the number, nature and holder of all outstanding Securities of each Borrower other than Wabash and the holder of Securities of each Subsidiary of such Borrower and (iv) the number of authorized, issued and treasury Securities of each Borrower other than Wabash. Each Borrower has good title to all of the Securities it purports to own of each of such Subsidiaries, free and clear in each case of any Lien other than Permitted Liens. All such Securities have been duly issued and are fully paid and non-assessable. Except as set forth on Exhibit 7.1.4, as of the date hereof, there are no outstanding options to purchase, or any rights or warrants to subscribe for, or any commitments or agreements to issue or sell any Securities or obligations convertible into, or any powers of attorney relating to any Securities of any Borrower or any of its Subsidiaries. Except as set forth on Exhibit 7.1.4, as of the date hereof, there are no outstanding agreements or instruments binding upon any of any Borrower's or any of its Subsidiaries' partners, members or shareholders, as the case may be, relating to the ownership of its Securities.

                  7.1.5. Names; Organization. As of the date hereof, neither any Borrower nor any of its Subsidiaries has been known as or has used any legal, fictitious or trade names except those listed on Exhibit
         7.1.5 hereto. Except as set forth on Exhibit 7.1.5, as of the date hereof neither any Borrower nor any of its Subsidiaries has been the surviving entity of a merger or consolidation or has acquired all or substantially all of the assets of any Person. As of the date hereof, each Borrower's and each of its Subsidiaries' state(s) of incorporation or organization, Type of Organization and Organizational I.D. Number is set forth on Exhibit 7.1.5. As of the date hereof, the exact legal name of each Borrower and each of its Subsidiaries is set forth on Exhibit 7.1.5.

                  7.1.6. Business Locations; Agent for Process. Each Borrower's and each of its Subsidiary's chief executive office, location of books and records and other places of business are as listed on Exhibit 6.1.1 hereto, as updated from time to time by Borrowers in accordance with the provisions of subsection 6.1.1. During the preceding one-year period, neither any Borrower nor any of its Subsidiaries has had an office, place of business or agent for service of process, other than as listed on Exhibit 6.1.1. All tangible Collateral is and will at all times be kept by a Borrower and its Subsidiaries in accordance with subsection 6.1.1 or subsection 6.3.2. Except as shown on Exhibit 6.1.1 and Exhibit 6.3.2, as of the date hereof, no Inventory is stored with a bailee, distributor, warehouseman or similar party, nor is any Inventory consigned to any Person.

                  7.1.7. Title to Properties; Priority of Liens. Each Borrower and each of its Subsidiaries has good, indefeasible and marketable title to and fee simple ownership of, or valid and subsisting leasehold interests in, all of its real Property, and good title to all of the Collateral and all of its other Property, in each case, free and clear of all Liens except Permitted Liens. Each Borrower and each of its Subsidiaries has paid or discharged all lawful claims which, if unpaid, might become a Lien against any of such Borrower's or such Subsidiary's Properties that is not a Permitted Lien. The Liens granted to Agent under Section 5 hereof are first priority Liens, subject only to Permitted Liens.

                  7.1.8. Accounts. Agent may rely, in determining which Accounts are Eligible Accounts, on all statements and representations made by each Company with respect to any Account or Accounts. With respect to each of each Company's Eligible Accounts, unless otherwise disclosed to Agent in writing:

                           (i) it is genuine and in all respects what it purports to be, and it is not evidenced by a judgment;

                           (ii) it arises out of a completed, bona fide sale and delivery of goods or rendition of services by such Company, in the ordinary course of its business and in accordance with the terms and conditions of all purchase orders, contracts or other documents relating thereto and forming a part of the contract between such Company and the Account Debtor;

                           (iii) it is for a liquidated amount maturing as stated in the duplicate invoice covering such sale or rendition of services, a copy of which has been furnished or is available to Agent;

                           (iv) there are no facts, events or occurrences which in any way impair the validity or enforceability of any Accounts or tend to reduce the amount payable thereunder from the face amount of the invoice and statements delivered or made available to Agent with respect thereto;

                           (v) to the best of such Company's knowledge, the Account Debtor thereunder (1) had the capacity to contract at the time any contract or other document giving rise to the Account was executed and (2) such Account Debtor is Solvent; and

                           (vi) to the best of such Company's knowledge, there are no proceedings or actions which are threatened or pending against the Account Debtor thereunder which might result in any material adverse change in such Account Debtor's financial condition or the collectibility of such Account.

                  7.1.9. Equipment. The Equipment of each Borrower and each of its Subsidiaries is maintained pursuant to customary industry standards established by Borrowers prior to the Closing Date, and all necessary replacements of and repairs thereto shall be made so that the operating efficiency thereof shall be maintained and preserved, reasonable wear and tear excepted. Neither any Borrower nor any of its Subsidiaries will permit any Equipment to become affixed to any real Property leased to any Borrower or any of its Subsidiaries so that an interest arises therein under the real estate laws of the applicable jurisdiction unless the landlord of such real Property has executed a landlord waiver or leasehold mortgage in favor of and in form reasonably acceptable to Agent, and no Borrower will permit any of the Equipment of any Borrower or any of its Subsidiaries to become an accession to any personal Property other than Equipment that is subject to first priority (except for Permitted Liens) Liens in favor of Agent.

                  7.1.10. Financial Statements; Fiscal Year. The Consolidated balance sheets of Wabash and its Subsidiaries (including the accounts of all Subsidiaries of Wabash and their respective Subsidiaries for the respective periods during which a Subsidiary relationship existed) as of December 31, 2002, and the related statements of income, changes in shareholder's equity, and changes in financial position for the period ended on such date delivered to Agent and Lenders, have been prepared in accordance with GAAP, and present fairly in all material respects the financial positions of Wabash and such Persons, taken as a whole, at such date and the results of Wabash's and such Persons' operations, taken as a whole, for such period. As of the date hereof, since June 30, 2003, there has been no material adverse change in the financial position of Wabash and such other Persons, taken as a whole, as reflected in the balance sheets as of such date delivered to Agent and Lenders. For purposes of such representation, the charges described on Exhibit 7.1.10 hereto shall not constitute material adverse changes. As of the date hereof, the fiscal year of Wabash and each of its Subsidiaries ends on December 31 of each year.

                  7.1.11. Full Disclosure. The financial statements referred to in subsection 7.1.10 hereof do not, nor does this Agreement or any other written statement of any Borrower to Agent or any Lender contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein or herein not misleading. There is no fact which any Borrower has failed to disclose to Agent or any Lender in writing which could reasonably be expected to have a Material Adverse Effect.

                  7.1.12. Solvent Financial Condition. After giving effect to the initial Loans to be made and the initial Letters of Credit and LC Guaranties to be issued hereunder, and the consummation of the other transactions contemplated hereby, each of Wabash, each other Borrower and each of their respective Subsidiaries will be Solvent.

                  7.1.13. Surety Obligations. Except as set forth on Exhibit 7.1.13, as of the date hereof, neither any Borrower nor any of its Subsidiaries is obligated as surety or indemnitor under any surety or similar bond or other contract or has issued or entered into any agreement to assure payment, performance or completion of performance of any undertaking or obligation of any Person.

                  7.1.14. Taxes. The federal tax identification number of each Borrower and each of its Subsidiaries is shown on Exhibit 7.1.14 hereto, as updated from time to time by notice to Agent. Each Borrower and each of its Subsidiaries has filed all applicable federal, state and local tax returns and other reports relating to taxes it is required by law to file, and has paid, or made provision for the payment of, all taxes, assessments, fees, levies and other governmental charges upon it, its income and Properties as and when such taxes, assessments, fees, levies and charges are due and payable, unless and to the extent any thereof are being actively contested in good faith and by appropriate proceedings, each Borrower and each of its Subsidiaries maintains reasonable reserves on its books therefor, no Lien has arisen to secure such amounts and no Collateral has become subject to forfeiture or loss as a result of such contest. The provision for taxes on the books of each Borrower and its Subsidiaries is adequate for all years not closed by applicable statutes, and for the current fiscal year.

                  7.1.15. Brokers. Except as shown on Exhibit 7.1.15 hereto, there are no claims for brokerage commissions, finder's fees or investment banking fees payable by any Borrower or any of its Subsidiaries in connection with the transactions contemplated by this Agreement.

                  7.1.16. Patents, Trademarks, Copyrights and Licenses. Each Borrower and each of its Subsidiaries owns, possesses or licenses or has the right to use all the patents, trademarks, service marks, trade names, copyrights, licenses and other Intellectual Property necessary for the present and planned future conduct of its business without any known conflict with the rights of others, except for such conflicts as could not reasonably be expected to have a Material Adverse Effect. All such patents, trademarks, service marks, tradenames, copyrights, licenses, and other similar rights as of the date hereof are listed on
         Exhibit 7.1.16 hereto, as updated from time to time by notice to Agent. As of the date hereof, no claim has been asserted to any Borrower or any of its Subsidiaries which is currently pending that their use of their Intellectual Property or the conduct of their business does or may infringe upon the Intellectual Property rights of any third party. To the knowledge of each Borrower and except as set forth on Exhibit
         7.1.16 hereto, as of the date hereof, no Person is engaging in any activity that infringes in any material respect upon any Borrower's or any of its Subsidiaries material Intellectual Property. Except as set forth on Exhibit 7.1.16, each Borrower's and each of its Subsidiaries
         (i) material trademarks, service marks, and copyrights are registered with the U.S. Patent and Trademark Office or in the U.S. Copyright Office, as applicable, or similarly registered in Canada and (ii) material license agreements and similar arrangements relating to its Inventory (1) permits, and does not restrict, the assignment by any Borrower or any of its Subsidiaries to Agent, or any other Person designated by Agent, of all of such Borrower's or such Subsidiary's, as applicable, rights, title and interest pertaining to such license agreement or such similar arrangement and (2) would permit the continued use by such Borrower or such Subsidiary, or Agent or its assignee, of such license agreement or such similar arrangement and the right to sell Inventory subject to such license agreement for a period of no less than 6 months after a default or breach of such agreement or arrangement. The consummation and performance of the transactions and actions contemplated by this Agreement and the other Loan Documents, including without limitation, the exercise by Agent of any of its rights or remedies under Section 10, will not result in the termination or impairment of any of any Borrower's or any of its Subsidiaries ownership or rights relating to its Intellectual Property, except for such Intellectual Property rights the loss or impairment of which could not reasonably be expected to have a Material Adverse Effect. Except as listed on Exhibit 7.1.16 and except as could not reasonably be expected to have a Material Adverse Effect, (i) neither any Borrower nor any of its Subsidiaries is in breach of, or default under, any term of any license or sublicense with respect to any of its Intellectual Property and (ii) to the knowledge of each Borrower, no other party to such license or sublicense is in breach thereof or default thereunder, and such license is valid and enforceable.

                  7.1.17. Governmental Consents. Each Borrower and each of its Subsidiaries has, and is in good standing with respect to, all governmental consents, approvals, licenses, authorizations, permits, certificates, inspections and franchises necessary to continue to conduct its business as heretofore or proposed to be conducted by it and to own or lease and operate its Properties as now owned or leased by it, except where the failure to obtain, possess or so maintain such rights could not reasonably be expected to have a Material Adverse Effect.

                  7.1.18. Compliance with Laws. Each Borrower and each of its Subsidiaries has duly complied, and its Properties, business operations and leaseholds are in compliance with, the provisions of all federal, state and local laws, rules and regulations applicable to such Borrower or such Subsidiary (including without limitation Environmental Laws), as applicable, its Properties or the conduct of its business, except for such non-compliance as could not reasonably be expected to have a Material Adverse Effect, and there have been no citations, notices or orders of noncompliance issued to any Borrower or any of its Subsidiaries under any such law, rule or regulation, except where such noncompliance could not reasonably be expected to have a Material Adverse Effect. Each Borrower and each of its Subsidiaries has established and maintains an adequate monitoring system to insure that it remains in compliance in all material respects with all federal, state and local rules, laws and regulations applicable to it. No Inventory has been produced in violation of the Fair Labor Standards Act (29 U.S.C. Section.201 et seq.), as amended.

                  7.1.19. Restrictions. Neither any Borrower nor any of its Subsidiaries is a party or subject to any contract or agreement which restricts its right or ability to incur Indebtedness, other than as set forth on Exhibit 7.1.19 hereto, none of which prohibit the execution of or compliance with this Agreement or the other Loan Documents by any Borrower or any of its Subsidiaries, as applicable.

                  7.1.20. Litigation. Except as set forth on Exhibit 7.1.20 hereto, there are no actions, suits, proceedings or investigations pending, or to the knowledge of any Borrower, threatened, against or affecting any Borrower or any of its Subsidiaries, or the business, operations, Properties, prospects, profits or condition of any Borrower or any of its Subsidiaries which, singly or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Neither any Borrower nor any of its Subsidiaries is in default with respect to any order, writ, injunction, judgment, decree or rule of any court, governmental authority or arbitration board or tribunal, which, singly or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

                  7.1.21. No Defaults. No event has occurred and no condition exists which would, upon or after the execution and delivery of this Agreement or any Borrower's performance hereunder, constitute a Default or an Event of Default. Neither any Borrower nor any of its Subsidiaries is in default in (and no event has occurred and no condition exists which constitutes, or which the passage of time or the giving of notice or both would constitute, a default in) the payment of any Indebtedness to any Person for Money Borrowed in excess of $1,000,000.

                  7.1.22. Leases. Exhibit 7.1.22 hereto is a complete listing as of the date hereof of all capitalized and operating personal Property leases with aggregate payments in excess of $500,000 per lease in any calendar year of each Borrower and its Subsidiaries and all real Property leases of each Borrower and its Subsidiaries. Each Borrower and each of its Subsidiaries is in full compliance with all of the terms of each of its respective capitalized and operating leases, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

                  7.1.23. Pension Plans. As of the date hereof, except as disclosed on Exhibit 7.1.23 hereto (as updated from time to time by notice to Agent), neither any Borrower nor any of its Subsidiaries has any Plan, or any other employee benefit plan established under the laws of any jurisdiction, including without limitation the laws of Canada. Each Borrower and each of its Subsidiaries is in compliance with the requirements of ERISA and the regulations promulgated thereunder with respect to each Plan, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. No fact or situation that could reasonably be expected to result in a material adverse change in the financial condition of each Borrower and its Subsidiaries exists in connection with any Plan. Neither any Borrower nor any of its Subsidiaries has any withdrawal liability in connection with a Multiemployer Plan.

                  7.1.24. Trade Relations. There exists no actual or, to each Borrower's knowledge, threatened termination, cancellation or limitation of, or any modification or change in, the business relationship between any Borrower or any of its Subsidiaries and any customer or any group of customers whose purchases individually or in the aggregate are material to the business of such Borrower and its Subsidiaries, or with any material supplier, except in each case, where the same could not reasonably be expected to have a Material Adverse Effect, and there exists no present condition or state of facts or circumstances which would prevent any Borrower or any of its Subsidiaries from conducting such business after the consummation of the transactions contemplated by this Agreement in substantially the same manner in which it has heretofore been conducted.

                  7.1.25.  Labor Relations. Except as described on Exhibit
         7.1.25 hereto, as of the date hereof, neither any Borrower nor any of its Subsidiaries is a party to any collective bargaining agreement. There are no material grievances, disputes or controversies with any union or any other organization of any Borrower's or any of its Subsidiaries employees, or threats of strikes, work stoppages or any asserted pending demands for collective bargaining by any union or organization, except those that could not reasonably be expected to have a Material Adverse Effect.

                  7.1.26. Business Activity. No Inactive Subsidiary engages in any business activity or has any material assets, or has or incurs any Indebtedness, other than the performance of its obligations under intercompany agreements and agreements with its shareholders that have been disclosed to Agent in writing.

                  7.1.27. Apex Sale. The Apex Sale has been consummated pursuant to the terms of the Apex Sale Documents and in compliance with all applicable laws, with gross cash proceeds to Borrowers of not less than $55,000,000, prior to making any purchase price adjustment calculations based on changes to working capital, as provided in the Apex Sale Documents, all of which were used to repay existing Indebtedness for Money Borrowed and transaction fees and expenses.

                  7.1.28. Environmental Protection. No event or condition has occurred or is occurring with respect to any Borrower or any of its Subsidiaries relating to any Environmental Law, any Hazardous Materials, or any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive by any governmental authority or any other person relating to any Environmental Law or Hazardous Materials, which individually or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect. Compliance with all requirements under current Environmental Laws or pending federal and/or state environmental laws and regulations, will not, individually or in the aggregate, have a reasonable possibility of giving rise to a Material Adverse Effect.

                  7.1.29. Government Regulation. Neither any Borrower nor any of its Subsidiaries is an "investment company" or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act of 1940. Neither any Borrower nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, or any other federal or state statute that restricts or limits its ability to incur Indebtedness or to perform its obligations hereunder. The making of the Loans by Lenders to Borrowers, the incurrence of the LC Obligations on behalf of Borrowers, the application of the proceeds thereof and payment thereof will not violate any provision of any such statute or any rule, regulation or order issued by the Securities and Exchange Commission.

                  7.1.30. Margin Regulations. Neither any Borrower nor any of its Subsidiaries is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of "purchasing" or "carrying" and "margin stock" as such terms are defined in Regulation U of the Federal Reserve Board as now and from time to time hereafter in effect (such securities being referred to herein as "Margin Stock"). Neither any Borrower nor any of its Subsidiaries owns any Margin Stock, and none of the proceeds of the Loans or other extensions of credit under this Agreement will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any Indebtedness that was originally incurred to purchase or carry any Margin Stock or for any other purpose that might cause any of the Loans or other extensions of credit under this Agreement to be considered a "purpose credit" within the meaning of Regulations T, U or X of the Federal Reserve Board. Neither any Borrower nor any of its Subsidiaries will take or permit to be taken any action that might cause any Loan Document to violate any regulation of the Federal Reserve Board.

                  7.1.31. Wind Down Subsidiaries. As of the Closing Date, Borrowers are in the process of winding down the business and operations of each of the Wind Down Subsidiaries.

                  7.1.32. Vehicles. Each Borrower or Guarantor that at any time holds title to any used vehicles returned to it on a trade-in basis or otherwise is primarily in the business of selling new and used vehicles.

                  7.1.33. Joint Venture Investments. Each of the joint venture investments of each Borrower and its Subsidiaries on the Closing Date are listed on Exhibit 7.1.33 hereto. All of such joint ventures are being wound down. None of such joint ventures has any material assets, operations or liabilities, contingent or otherwise. Neither any Borrower nor any Subsidiary has any ongoing funding obligations (contingent or otherwise) in respect of any such joint venture.

                  7.2.     Continuous Nature of Representations and Warranties.

                  Each representation and warranty contained in this Agreement and the other Loan Documents shall be deemed to have been remade at the time of each request for a Loan, Letter of Credit or LC Guaranty hereunder and at the time that any Loan is deemed to have been made under subsection 3.1.1. Each such request for a Loan, Letter of Credit or LC Guaranty (and the making of any Loan deemed to have been made under subsection 3.1.1) shall constitute a representation by Borrowers that such representations and warranties remain accurate, complete and not misleading at such time, except to the extent that such representations and warranties relate solely to an earlier date and except for changes in the nature of a Borrower's or one of such Borrower's Subsidiary's business or operations that would render the information in any exhibit attached hereto or to any other Loan Document either inaccurate, incomplete or misleading, so long as Majority Lenders have consented to such changes or such changes are expressly permitted by this Agreement.

                  7.3.     Survival of Representations and Warranties.

                  All representations and warranties of each Borrower contained in this Agreement or any of the other Loan Documents shall survive the execution, delivery and acceptance thereof by Agent and each Lender and the parties thereto and the closing of the transactions described therein or related thereto.

                 SECTION 8. COVENANTS AND CONTINUING AGREEMENTS

                  8.1.     Affirmative Covenants.

                  During the Term, and thereafter for so long as there are any Obligations outstanding, Borrowers jointly and severally covenant that they shall:

                  8.1.1. Visits and Inspections; Lender Meeting. Permit (i) representatives of Agent (who may be accompanied by representatives of each Lender), and during the continuation of any Default or Event of Default any Lender, from time to time, as often as may be reasonably requested, but only during normal business hours, to visit and inspect the Properties of each Borrower and each of its Subsidiaries, inspect, audit and make extracts from its books and records, and discuss with its officers, its employees and its independent accountants, each Borrower's and each of its Subsidiaries' business, assets, liabilities, financial condition, business prospects and results of operations and (ii) appraisers engaged pursuant to
         Section 2.10 (whether or not personnel of Agent), from time to time, as often as may be reasonably requested, but only during normal business hours, to visit and inspect the Properties of each Borrower and each of its Subsidiaries, for the purpose of completing appraisals pursuant to
         Section 2.10. Agent, if no Default or Event of Default then exists, shall give the applicable Borrower reasonable prior notice of any such inspection or audit. Without limiting the foregoing, Borrowers will participate and will cause their key management personnel to participate in a meeting with Agent and Lenders once during each year (except that during the continuation of an Event of Default such meetings may be held more frequently as requested by Agent or Majority Lenders), which meeting(s) shall be held at such times and such places as may be reasonably requested by Agent.

                  8.1.2. Notices. Promptly notify Agent in writing of the occurrence of any event or the existence of any fact which renders any representation or warranty in this Agreement or any of the other Loan Documents inaccurate, incomplete or misleading in any material respect as of the date made or remade. In addition, each Borrower agrees to provide Agent with prompt written notice of any change in the information disclosed in any Exhibit hereto, in each case after giving effect to the materiality limits and Material Adverse Effect qualifications contained therein.

                  8.1.3. Financial Statements. Keep, and cause each of its Subsidiaries, to keep, adequate records and books of account with respect to its business activities in which proper entries are made in accordance with customary accounting practices reflecting all its financial transactions; and cause to be prepared and furnished to Agent and each Lender, the following, all to be prepared in accordance with GAAP applied on a consistent basis, unless Wabash's certified public accountants concur in any change therein and such change is disclosed to Agent and is consistent with GAAP:

                           (i) not later than 90 days after the close of each fiscal year of Wabash, audited financial statements of Wabash and its Subsidiaries as of the end of such year, on a Consolidated basis, certified by a firm of independent certified public accountants of recognized standing selected by Wabash but acceptable to Agent, prepared in accordance with GAAP, fairly presenting in all material respects the financial position and results of operations of Wabash and its Subsidiaries for such fiscal year and presented without qualification (except for a qualification for a change in accounting principles with which the accountant concurs) and without any going concern qualification, exception or assumption or any qualification, exception or assumption relating to the scope of the audit; and, within a reasonable time thereafter a copy of any management letter issued in connection therewith;

                           (ii) not later than 30 days after the end of each month hereafter (45 days after the end of each month ending a fiscal quarter), including the last month of each fiscal year of Wabash, unaudited interim financial statements of Wabash and its Subsidiaries as of the end of such month and of the portion of the fiscal year then elapsed, on a Consolidated basis, certified by the Treasurer of Wabash as prepared in accordance with GAAP and fairly presenting in all material respects the financial position and results of operations of Wabash and its Subsidiaries for such month and period subject only to changes from audit and year-end adjustments and except that such statements need not contain notes;

                           (iii) together with each delivery of financial statements pursuant to clauses (i) and (ii) of this subsection 8.1.3, a management report (1) setting forth in comparative form the corresponding figures for the corresponding periods of the previous fiscal year and the corresponding figures from the most recent Projections for the current fiscal year delivered pursuant to subsection 8.1.7 and (2) identifying the reasons for any significant variations. The information above shall be presented in reasonable detail and shall be certified by the Treasurer of Wabash to the effect that such information fairly presents in all material respects the results of operation and financial condition of Wabash and its Subsidiaries as at the dates and for the periods indicated;

                           (iv) upon request by Agent, promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements or reports which Wabash, any other Borrower or any of any Borrower's Subsidiaries has made available to its Securities holders and copies of any regular, periodic and special reports or registration statements which Wabash, any other Borrower or any Subsidiary of any Borrower files with the Securities and Exchange Commission or any governmental authority which may be substituted therefor, or any national securities exchange;

                           (v) upon request of Agent, copies of any annual report to be filed with ERISA in connection with each Plan; and

                           (vi) such other data and information (financial and otherwise) as Agent or any Lender, from time to time, may reasonably request, bearing upon or related to the Collateral or Wabash's, any other Borrower's or any of any Borrower's Subsidiaries' financial condition or results of operations.

                           Concurrently with the delivery of the financial statements described in clause (i) of this subsection 8.1.3, Borrowers shall forward to Agent a copy of the accountants' letter to Wabash's management that is prepared in connection with such financial statements. Concurrently with the delivery of the financial statements described in paragraph (i) and (ii) (but solely for the last month of each fiscal quarter of Borrowers) of this subsection 8.1.3, or more frequently if reasonably requested by Agent, Borrowers shall cause to be prepared and furnished to Agent a Compliance Certificate in the form of Exhibit 8.1.3 hereto executed by the Treasurer of Wabash (a "Compliance Certificate").

                  8.1.4. Borrowing Base Certificates. On or before the 20th day of each month from and after the date hereof, Borrowers shall deliver to Agent, in form acceptable to Agent, a Borrowing Base Certificate as of the last day of the immediately preceding month, with such supporting materials as Agent shall reasonably request. If (a) Borrowers deem it advisable, (b) Agent so requests in its reasonable discretion or (c) Availability is less than $15,000,000, Borrowers shall execute and deliver to Agent Borrowing Base Certificates updating on a weekly basis Eligible Accounts information, Eligible Inventory information relating to finished goods and work-in process, Eligible Trailer Inventory information and Eligible Bill and Hold Inventory information. All Borrowing Base Certificates shall reflect all information for each Borrower on a Consolidated and consolidating basis.

                  8.1.5. Landlord, Processor and Storage Agreements. Provide Agent with copies of all agreements between any Borrower or any of its Subsidiaries and any landlord, processor, distributor, warehouseman or consignee which owns any premises at which any Collateral may, from time to time, be kept.

                  8.1.6. Guarantor Financial Statements. Deliver or cause to be delivered to Agent financial statements, if any, for each Guarantor (to the extent not consolidated with the financial statements delivered to Agent under subsection 8.1.3) in form and substance satisfactory to Agent at such intervals and covering such time periods as Agent may request.

                  8.1.7. Projections. No later than the last day of each fiscal year of Borrowers, deliver to Agent and each Lender Projections of Wabash and its Subsidiaries for the forthcoming fiscal year, on a month-by-month basis and for the following 2 years, on a year-by-year basis.

                  8.1.8. Subsidiaries. Cause each of its Domestic Subsidiaries (other than Inactive Subsidiaries), whether now or hereafter in existence, promptly upon Agent's request therefor, to execute and deliver to Agent a Guaranty Agreement, in form and substance reasonably acceptable to Agent and, in the case of each such Subsidiary, a security agreement, in form and substance reasonably acceptable to Agent, pursuant to which such Subsidiary grants to Agent a first priority Lien (subject only to Permitted Liens) on all of its Properties of the types described in Section 5. Additionally, each Borrower and each applicable Subsidiary shall execute and deliver to Agent a Pledge Agreement, in form and substance reasonably acceptable to Agent, pursuant to which such Person grants to Agent a first priority Lien (subject only to Permitted Liens) with respect to all of the issued and outstanding Securities of each Subsidiary of such Person, other than foreign Subsidiaries that are Inactive

         Subsidiaries or Wind Down Subsidiaries. In connection with the foregoing documentation, Borrowers shall also cause Agent to be provided with such legal opinions, certificates and corporate authority materials that Agent may reasonably request, in each case in form and substance reasonably acceptable to Agent. Notwithstanding the foregoing, Cloud Oak Flooring Company, Inc. shall not be required to deliver such a Guaranty Agreement or security agreement until the time specified in subsection 8.1.16.

                  8.1.9. Deposit and Brokerage Accounts. For each deposit account or brokerage account that any Borrower at any time opens or maintains, such Borrower shall, at Agent's request and option, pursuant to an agreement in form and substance reasonably satisfactory to Agent, cause the depository bank or securities intermediary, as applicable, to agree to comply at any time with instructions only from Agent to such depository bank or securities intermediary, as applicable, and not from a Borrower, directing the disposition of funds from time to time credited to such deposit or brokerage account, without further consent of such Borrower.

                  8.1.10. Intercompany Loans. Upon request by Agent from time to time, promptly provide Agent with written statements, with reasonable detail, of the current balances of the Intercompany Loans. At all times, cause the Intercompany Loans to be evidenced by revolving promissory notes, in form and substance reasonably satisfactory to Agent, which notes are assigned to Agent as security for the Obligations.

                  8.1.11. Updated Information. Promptly notify Agent in writing of (a) each state or jurisdiction in which any Borrower or any Subsidiary qualifies to do business after the date hereof, (b) the use by any Borrower or any Subsidiary of a legal, fictitious or trade name not listed on Exhibit 7.1.5 hereto, (c) any change after the date hereof in the tax identification number of any Borrower or any Domestic Subsidiary, (d) the ownership by any Borrower or any Subsidiary of any U.S. or Canadian registered patent, registered trademark, registered service mark, registered tradename, copyright, license or other similar rights not listed on Exhibit 7.1.16, (e) the assertion by any Person of a claim against any Borrower or any Subsidiary that its use of its Intellectual Property or the conduct of its business does or may infringe upon the Intellectual Property rights of any third party, (f) any change after the date hereof in the list of capitalized and operating personal Property leases and real Property leases of any Borrower or any Subsidiary listed on Exhibit 7.1.22 hereto and (g) any change after the date hereof in the list of Plans listed on Exhibit
         7.1.23 hereto.

                  8.1.12. Utilization of Bank. Maintain, and cause their Subsidiaries to maintain, their primary lockbox collection account at Bank.

                  8.1.13. Dissolution of Subsidiaries. Within 360 days after the Closing Date, provide Agent with satisfactory evidence of the dissolution of WNC Receivables LLC, a Delaware limited liability company and WNC Receivables Management Corp., a Delaware corporation.

                  8.1.14. LCM Used Inventory Analysis. Not later than 30 days after the end of each fiscal quarter hereafter, deliver to Agent and each Lender a quarterly lower-of-cost-or-market analysis prepared by Wabash with respect to its Trailer Inventory and Apex Trailer Inventory, in the form currently used by Wabash and reasonably acceptable to Agent, certified by the Treasurer of Wabash as containing an accurate valuation of such Inventory.

                  8.1.15.  Environmental Matters.

                           (i) Take all actions necessary or required by Lenders in order to obtain the Phase II environmental site assessments described in subsection 10.3.6;

                           (ii) Deliver to Agent, as soon as practicable following receipt thereof: (i) copies of all notices, claims, actions, suits, proceedings, orders, audits, investigations, analyses, or written communications of any kind or character, whether prepared by a Borrower or by independent consultants, governmental authorities or any other Persons, with respect to Environmental Laws or Hazardous Materials, which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect; and (ii) promptly upon the occurrence thereof, written notice describing in reasonable detail any detection of Hazardous Materials released at any Property or detected in soil or groundwater at any Property, the existence of which has a reasonable possibility, individually or in the aggregate, of resulting in a Material Adverse Effect; and

                           (iii)    Promptly undertake any and all
                  investigations, remediation or other response actions necessary to remove, remediate, clean up or abate any Hazardous Materials as required by any governmental agency or where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Borrowers shall promptly take any and all actions necessary to
                  (i) cure any material violation of applicable Environmental Laws by Borrowers and (ii) make an appropriate response to any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive by any governmental authority or any other person relating to any Environmental Law or Hazardous Materials, in each case where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

                  8.1.16. Cloud Debt; Subsidiary Guarantor. On May 1, 2004, (i) pay, or cause to be paid, the Cloud Debt in full and (ii) cause Cloud Oak Flooring Company, Inc. to comply in all respects with the provisions of subsection 8.1.8 (other than the last sentence thereof).

                  8.2.     Negative Covenants.

                  During the Term, and thereafter for so long as there are any Obligations outstanding, Borrowers jointly and severally covenant that they shall not:

                  8.2.1. Mergers; Consolidations; Dissolutions; Acquisitions; Structural Changes. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any Person; not dissolve or permit any of its Subsidiaries to dissolve or otherwise terminate operations or existence; nor change its or any of its Subsidiaries' state of incorporation or organization, Type of Organization or Organizational I.D. Number; nor change its or any of its Subsidiaries' legal name; nor acquire, nor permit any of its Subsidiaries to acquire, all or any substantial part of the Properties of any Person, except for:

                           (i) with notice to Agent, mergers of any wholly-owned Subsidiary of a Borrower into such Borrower or another wholly-owned Subsidiary of such Borrower; provided, that (a) if a Borrower is a party to any such merger, such Borrower shall be the survivor and (b) if a Guarantor (other than a Borrower) is a party to any such merger, such Guarantor shall be the survivor;

                           (ii) acquisitions of assets consisting of fixed assets or real property that constitute Capital Expenditures permitted under subsection 8.2.8;

                           (iii) with notice to Agent, dissolution or other termination of existence of any Inactive Subsidiary, any Wind Down Subsidiary, or any of Apex, Cloud Oak Flooring Company, Inc., FTSI Distribution Company, L.P., Wabash National Services, L.P., Wabash Technology Corporation and WTSI Technology Corporation; and

                           (iv)     Permitted Acquisitions.

                  8.2.2. Loans. Make, or permit any of its Subsidiaries to make, any loans or other advances of money to any Person, other than

                           (i) for salary, travel advances, advances against commissions and other similar advances to employees in the ordinary course of business;

                           (ii) extensions of trade credit in the ordinary course of business;

                           (iii) deposits with governmental entities, ADP for payroll services or financial institutions permitted under this Agreement;

                           (iv)     prepaid expenses; and

                           (v) loans by a Borrower to another Borrower or a Subsidiary of a Borrower that is a Subsidiary Guarantor and is not an Inactive Subsidiary or a Wind Down Subsidiary ("Intercompany Loans").

                  8.2.3. Total Indebtedness. Create, incur, assume, or suffer to exist, or permit any of its Subsidiaries to create, incur or suffer to exist, any Indebtedness, except:

                           (i) Obligations owing to Agent or any Lender under this Agreement or any of the other Loan Documents;

                           (ii) Indebtedness evidenced by the Convertible Notes and the other Convertible Note Documents (each as in effect as of the date hereof);

                           (iii) Indebtedness existing as of the date of this Agreement and listed on Exhibit 8.2.3;

                           (iv)     the Other Indebtedness;

                           (v)      Permitted Purchase Money Indebtedness;

                           (vi)     Subordinated Debt;

                           (vii) contingent liabilities arising out of endorsements of checks and other negotiable instruments for deposit or collection in the ordinary course of business;

                           (viii) guaranties of any Indebtedness permitted under this subsection 8.2.3;

                           (ix)     Indebtedness in respect of Intercompany
                  Loans;

                           (x) obligations to pay Rentals permitted by subsection 8.2.18;

                           (xi) Derivative Obligations entered into in order to hedge interest rate or currency risk and not for speculative purposes;

                           (xii) to the extent not included above, trade payables, accruals and accounts payable in the ordinary course of business (in each case to the extent not overdue) not for Money Borrowed; and

                           (xiii) Indebtedness not included in paragraphs (i) through (xii) above which does not exceed at any time, in the aggregate, $5,000,000.

                  8.2.4. Affiliate Transactions. Enter into, or be a party to, or permit any of its Subsidiaries to enter into or be a party to, any transaction with any Affiliate of any Borrower or any holder of any Securities of any Borrower or any of its Subsidiaries, including without limitation any management, consulting or similar fees, except:

                           (i) in the ordinary course of and pursuant to the reasonable requirements of such Borrower's or such Subsidiary's business and upon fair and reasonable terms which are fully disclosed to Agent and are no less favorable to such Borrower or such Subsidiary than would be obtained in a comparable arms-length transaction with a Person not an Affiliate or Security holder of such Borrower;

                           (ii) employment agreements and other incentive compensation with management shareholders approved from time to time by the board of directors of such Borrower and employee arrangements and related incentive compensation arrangements entered into with other full time employees of such Borrower or such Subsidiary in the ordinary course of business;

                           (iii) reasonable directors' fees and expenses approved from time to time by the board of directors of such Borrower;

                           (iv)     with respect to Intercompany Loans; and

                           (v)      as otherwise permitted under this Agreement.

                  8.2.5. Limitation on Liens. Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Lien upon any of its Property, income or profits, whether now owned or hereafter acquired, except:

                           (i) Liens at any time granted in favor of Agent for the benefit of Agent and Lenders;

                           (ii) Liens for taxes, assessments or governmental charges (excluding any Lien imposed pursuant to any of the provisions of ERISA) not yet due, or being contested in the manner described in subsection 7.1.14 hereto, but only if in Agent's judgment such Lien would not reasonably be expected to adversely effect Agent's rights or the priority of Agent's lien on any Collateral;

                           (iii) Liens arising in the ordinary course of the business of such Borrower or any of its Subsidiaries by operation of law or regulation, but only if payment in respect of any such Lien is not at the time required and such Liens do not, in the aggregate, materially detract from the value of the Property of such Borrower or any of its Subsidiaries or materially impair the use thereof in the operation of the business of such Borrower or any of its Subsidiaries;

                           (iv) Purchase Money Liens securing Permitted Purchase Money Indebtedness;

                           (v) such other Liens as appear on Exhibit 8.2.5 hereto;

                           (vi) Liens incurred or deposits made in the ordinary course of business in connection with (1) worker's compensation, social security, unemployment insurance and other like laws or (2) sales contracts, leases, statutory obligations, work in progress advances and other similar obligations not incurred in connection with the borrowing of money or the payment of the deferred purchase price of property;

                           (vii) reservations, easements, covenants, zoning and other land use regulations, title exceptions or encumbrances granted in the ordinary course of business, affecting real Property owned or leased by a Borrower or any of its Subsidiaries; provided that such exceptions do not in the aggregate materially interfere with the use of such Property in the ordinary course of such Borrower's or such Subsidiary's business;

                           (viii) judgment Liens that do not give rise to an Event of Default under subsection 10.1.16;

                           (ix) Liens in favor of customs and revenues authorities which secure payment of customs duties in connection with the importation of Inventory;

                           (x) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

                           (xi) Liens consisting of rights of set-off of a customary nature or banker's liens on amounts on deposit in accounts of such Borrower or any of its Subsidiaries (other than in a Dominion Account), whether arising by contract or operation of law, incurred in the ordinary course of business; and

                           (xii) Liens arising from the filing of UCC financing statements for precautionary purposes relating solely to operating leases under which such Borrower or any of its Subsidiaries is a lessee.

                  8.2.6.   Payments and Amendments of Certain Debt.

                           (i) make or permit any of its Subsidiaries to make any payment of any part or all of the Indebtedness evidenced by the Convertible Notes and the other Convertible Note Documents (including, without limitation, any mandatory or voluntary prepayment, purchase or redemption, including a repurchase upon a "Change of Control" (as defined in the Convertible Note Indenture as in effect on the date hereof)), except regularly scheduled cash payments of interest pursuant to the Convertible Note Documents (each as in effect as of the date hereof) at a rate of 3.25% per annum and except for conversion of the Convertible Notes to common stock Securities of Wabash as provided in the Convertible Note Documents (as in effect on the date hereof);

                           (ii) make or permit any of its Subsidiaries to make any payment of all or any part of the Other Indebtedness (including, without limitation, any mandatory or voluntary prepayment, purchase or redemption), except (a) regularly scheduled cash payments of principal and interest pursuant to the Other Indebtedness Documents (each as in effect on the date hereof) and (b) so long as no Default or Event of Default is then in existence or would be caused thereby, voluntary prepayments of the Other Indebtedness from time to time so long as either (1) after giving effect to each such prepayment, Availability is at least $50,000,000 or (2) with respect to all Other Indebtedness other than the Breadner Debt, such prepayment is made with the proceeds of the sale of the Subject Equipment, plus an aggregate amount of up to $5,000,000 of Revolving Credit Loans, and after giving effect to each such prepayment, Availability is at least $15,000,000;

                           (iii) with respect to any Subordinated Debt, make or permit any of its Subsidiaries to make any payment of any part or all of any Subordinated Debt or take any other action or omit to take any other action in respect of any Subordinated Debt, except in accordance with any subordination agreement relative thereto or the subordination provisions thereof;

                           (iv) amend or modify any Convertible Note Document, Other Indebtedness Document or any agreement, instrument or document evidencing or relating to any other Subordinated Debt, in each case to the extent that any such amendment or modification would (a) increase the interest rate on such Indebtedness or the principal amount of such Indebtedness; (b) move forward the dates upon which any payments of principal or interest on such Indebtedness are due; (c) add any event of default or make more restrictive any existing event of default with respect to such Indebtedness;
                  (d) add or make more restrictive any covenant with respect to such Indebtedness; (e) move forward any redemption or prepayment dates with respect to such Indebtedness or increase any redemption or prepayment amounts; (f) change the subordination provisions applicable to such Indebtedness; (g) change or amend any other term if such change or amendment would materially increase the obligations of the obligor or confer additional material rights on the holder of such Indebtedness in a manner adverse to any Borrower or Lenders; or (h) require to be paid in cash any interest which may be paid in kind instead of cash; or

                           (v) amend or modify any Apex Sale Document in any material respect.

                  8.2.7. Distributions. Declare or make, or permit any of its Subsidiaries to declare or make, any Distributions, except for:


                           (i) Distributions by any Wholly-Owned Subsidiary of a Borrower to such Borrower;

                           (ii) Distributions paid solely in Securities of a Borrower or any of its Subsidiaries;

                           (iii) Distributions by each Borrower in amounts necessary to permit such Borrower to repurchase Securities of such Borrower from employees of such Borrower or any of its Subsidiaries upon the termination of their employment, so long as no Default or Event of Default exists at the time of or would be caused by the making of such Distributions and the aggregate cash amount of all such Distributions by all Borrowers, measured at the time when made, does not exceed $2,500,000 in any fiscal year of Borrowers;

                           (iv) so long as no Default or Event of Default exists at the time of or would be caused by the making of such Distributions, dividends by Wabash in respect of the Series B Preferred Stock in the amount of $0.75 per share, (a) on September 15, 2003, in the aggregate amount of $1,584,000, in respect of dividends to be paid on such date and all other accrued and unpaid dividends as of such date and (b) on each December 15, March 15, June 15 and September 15 commencing on December 15, 2003, in each case as provided in Wabash's Certificate of Incorporation (as in effect on the date hereof); and

                           (v) redemption by Wabash of all or a portion of the Series B Preferred Stock so long as (a) no Default or Event of Default exists at the time of or would be caused by the making of such Distribution, (b) after giving effect to such Distribution, Availability is at least $50,000,000, and
                  (c) the Leverage Ratio, determined as of the most recently ended calendar quarter, for the 12 months then ended, after giving pro forma effect to such Distribution, is 2.00:1.0 or less.

         In no event shall Wabash exercise any right or option on its part to convert any or all of the Series B Preferred Stock (or any other preferred stock of Wabash) into Indebtedness.

                  8.2.8. Capital Expenditures. Make Capital Expenditures (including, without limitation, by way of capitalized leases) which, in the aggregate, as to all Borrowers and all of Borrowers' Subsidiaries, exceed (i) $10,000,000 during the fiscal year ending December 31, 2003,
         (ii) $10,000,000 during the fiscal year ending December 31, 2004, or
         (iii) $15,000,000 during any subsequent fiscal year, except that 50% of the unused portion of the Capital Expenditure allowance for any fiscal year may be carried over to the immediately succeeding fiscal year only, to be used in such succeeding fiscal year after all of the Capital Expenditure allowance for that year has been used.

                  8.2.9. Disposition of Assets. Sell, lease or otherwise dispose of any of, or permit any of its Subsidiaries to sell, lease or otherwise dispose of any of, its Properties, including any disposition of Property as part of a sale and leaseback transaction, to or in favor of any Person, except for:

                           (i) sales of Inventory in the ordinary course of business;

                           (ii) transfers of Property to a Borrower by a wholly-owned Subsidiary of such Borrower;

                           (iii) dispositions of investments described in paragraphs (iv), (v), (vi) and (vii) of the definition of the term "Restricted Investments";

                           (iv) sales, leases and other dispositions of Subject Equipment;

                           (v) sales, leases and other dispositions of Property with a fair market value of up to $10,000,000 in the aggregate in any one calendar year, in each case so long as
                  (a) no Default or Event of Default is in existence or would result therefrom, (b) the consideration received in respect thereof is all cash, and (c) in the case of individual items of Property with a book value in excess of $250,000, the consideration received in respect thereof is at least equal to the portion of the Loans predicated on the value of such Property;

                           (vi) so long as no Default or Event of Default exists, sales, leases or other dispositions of Equipment or other fixed assets that are substantially worn, damaged or obsolete and that are replaced with Equipment or other fixed assets of like kind, function and value; provided, that (i) until so replaced, the proceeds of each such disposition shall be applied against the Revolving Credit Loans (but shall not permanently reduce the Revolving Loan Commitments), (ii) a Rebuild Reserve shall be established in the amount thereof, until such time as such amounts are to be used by Borrowers to replace the Property sold and (iii) the applicable Borrower or Subsidiary shall commit to acquire within 180 days after such disposition and shall actually acquire replacement Property, free and clear of Liens (other than Permitted Liens that are not Purchase Money Liens), within 360 days of such disposition; and provided further, that any such amount that it is not timely used to commit to purchase or to purchase replacement Property as provided herein shall be released from the Rebuild Reserve and applied to the Obligations as provided in the second sentence of subsection 3.3.1;

                           (vii)    dissolutions permitted under subsection
                  8.2.1;

                           (viii) other dispositions expressly authorized by this Agreement; and

                           (ix) sales of any finance contracts assets, including the National Trailer Funding portfolio finance contracts and the former Apex Finance portfolio contracts.

                  8.2.10. Securities of Subsidiaries. Permit any of its Subsidiaries to issue any additional Securities except to such Borrower and except for director's qualifying Securities.

                  8.2.11. Bill-and-Hold Sales, Etc. Make, or permit any of its Subsidiaries to make, a sale to any customer on a guaranteed sale, sale and return, sale on approval, repurchase or return or consignment basis; or make, or permit any of its Subsidiaries to make, a sale to any customer on a bill and hold basis, expect in a manner consistent with such Person's ordinary business practices as conducted prior to the Closing Date.

                  8.2.12. Restricted Investment. Make or have, or permit any of its Subsidiaries of such Borrower to make or have, any Restricted Investment.

                  8.2.13. Subsidiaries and Joint Ventures. Create, acquire or otherwise suffer to exist, or permit any Subsidiary of such Borrower to create, acquire or otherwise suffer to exist, any Subsidiary or joint venture arrangement not in existence as of the date hereof, except in connection with a Permitted Acquisition.

                  8.2.14. Tax Consolidation. File or consent to the filing of any consolidated income tax return with any Person other than Borrowers and Borrowers' Subsidiaries.

                  8.2.15. Organizational Documents. Agree to, or suffer to occur, any amendment, supplement or addition to its or any of its Subsidiaries' charter, articles or certificate of incorporation, certificate of formation, limited partnership agreement, bylaws, limited liability agreement, operating agreement or other organizational documents (as the case may be), that (i) would alter or modify in any way any rights relating to preferred stock (including without limitation the Series B Preferred Stock) or create any new class of preferred stock or (ii) could reasonably be expected to have a material adverse effect on the interests of Agent and Lenders. Notwithstanding the foregoing, Borrowers and their Subsidiaries may take such action as is necessary to dissolve the Inactive Subsidiaries, the Wind Down Subsidiaries and the other Subsidiaries described in subsection 8.2.1(iii).

                  8.2.16. Fiscal Year End. Change, or permit any of its Subsidiaries to change, its fiscal year end.

                  8.2.17. Negative Pledges. Enter into any agreement limiting the ability of such Borrower or any of its Subsidiaries to (i) voluntarily create Liens upon any of its Property, (ii) pay dividends or make any other Distributions on its Securities; (iii) make loans or advances to any Borrower or any Subsidiary; or (iv) transfer any of its Property to any Borrower or any Subsidiary.

                  8.2.18. Leases. Become, or permit any of its Subsidiaries to become, a lessee under any operating lease (other than a lease under which such Borrower or such Subsidiary is lessor) of Property if the aggregate Rentals payable during any current or future period of twelve
         (12) consecutive months under the lease in question and all other leases under which any Borrowers or any of its Subsidiaries is then lessee would exceed $5,000,000. The term "Rentals" means, as of the date of determination, all payments which the lessee is required to make by the terms of any lease.

                  8.2.19. Leases and Financing Arrangements. Except for the Apex Trailer Leases and the trailer financing arrangements described on
         Exhibit 8.2.19, after the

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

         Closing Date, enter into, or permit any of its Subsidiaries to enter into, any new trailer lease as lessor or any new financing arrangement as lender in excess of $500,000 in the aggregate in any calendar year.

                  8.2.20. Change in Business. Change, or permit any of its Subsidiaries to change, in any material respect, the nature of its business as conducted on the Closing Date.

                  8.3.     Specific Financial Covenants.

                  During the Term, and thereafter for so long as there are any Obligations outstanding, each Borrower covenants that it shall comply with all of the financial covenants set forth in Exhibit 8.3 hereto. If GAAP changes from the basis used in preparing the audited financial statements delivered to Agent by Borrowers on or before the Closing Date, Borrowers will provide Agent with certificates demonstrating compliance with such financial covenants and will include, at the election of Borrowers or upon the request of Agent, calculations setting forth the adjustments necessary to demonstrate how Borrowers are also in compliance with such financial covenants based upon GAAP as in effect on the Closing Date.

                         SECTION 9. CONDITIONS PRECEDENT

                  9.1. Conditions Precedent to Initial Loans and Other Initial Credit Accommodations.

                  Notwithstanding any other provision of this Agreement or any of the other Loan Documents, and without affecting in any manner the rights of Agent or any Lender under the other sections of this Agreement, no Lender shall be required to make any Loan on the Closing Date, nor shall Agent be required to issue or procure any Letter of Credit or LC Guaranty on the Closing Date unless and until each of the following conditions has been and continues to be satisfied in a manner satisfactory to Agent and each Lender party to this Agreement on the Closing Date:

                  9.1.1. Documentation. Agent and the Lenders shall have received, in form and substance satisfactory to Agent and its counsel and the Lenders, a duly executed copy of this Agreement and the other Loan Documents, together with such additional documents, instruments, opinions and certificates as Agent and its counsel shall require in connection therewith from time to time (including, without limitation, the Convertible Note Documents and the Apex Sale Documents), all in form and substance satisfactory to Agent and its counsel and the Lenders.

                  9.1.2. No Default. No Default or Event of Default shall exist.

                  9.1.3. Other Conditions. Each of the conditions precedent set forth in the Loan Documents shall have been satisfied.

                  9.1.4. Availability. Agent shall have determined that immediately after Lenders have made the initial Loans and after Agent has issued or procured the initial

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

         Letters of Credit and LC Guaranties contemplated hereby, and Borrowers have paid (or, if accrued, treated as paid), all closing costs incurred in connection with the transactions contemplated hereby, Availability shall not be less than $25,000,000.

                  9.1.5. No Litigation. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of, or which is adversely related to or arises out of this Agreement, the Convertible Note Documents or the Apex Sale Documents or the consummation of the transactions contemplated hereby or thereby.

                  9.1.6. Material Adverse Effect. As of the Closing Date, since August 8, 2003, there has not been any (i) material adverse change in its business, assets, financial condition, income or prospects and no event or condition exists which would be reasonably likely to result in any Material Adverse Effect or (ii) materially adverse change or material disruption in the financial banking or capital markets, which could reasonably be expected to have a material adverse effect on the syndication of the Total Credit Facility. In no event shall the charges described on Exhibit 7.1.10 hereto be deemed to have resulted in a Material Adverse Effect.

                  9.1.7. Audits, Appraisals and Environmental Reports. All of the appraisals and audits of the real and personal Property of Borrowers being conducted by Agent (or a third party designated by Agent) prior to the Closing Date, and all of the environmental assessments of the real Property of Borrowers being conducted by Agent (or a third party designated by Agent) prior to the Closing Date, shall have been completed to Agent's satisfaction.

                  9.1.8. Apex Sale. The Apex Sale shall have been consummated pursuant to the terms of the Apex Sale Documents.

                  9.1.9. Closing Fees. Borrowers shall have paid all fees and expenses owing to Agent, Arranger or any Lender that are to be paid on the Closing Date.

                  9.2. Conditions Precedent to all Loans and other Credit Accommodations.

                  Notwithstanding any other provision of this Agreement or any other Loan Documents, and without affecting in any manner the rights of any Agent or any Lender under the other sections of this Agreement, no Lender shall be required to make any Loan, nor shall Agent be required to issue or procure any Letter of Credit or LC Guaranty unless and until each of the following conditions has been and continues to be satisfied:

                  9.2.1. No Default. No Default or Event of Default shall exist.

                  9.2.2. No Litigation. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of, or which is related to or arises out of, any of the Loan Documents

          SECTION 10. EVENTS OF DEFAULT; RIGHTS AND REMEDIES ON DEFAULT

                  10.1.    Events of Default.

                  The occurrence of one or more of the following events shall constitute an "Event of Default":

                  10.1.1. Payment of Obligations. Borrowers shall fail to pay any of the Obligations hereunder or under any Note on the due date thereof (whether due at stated maturity, on demand, upon acceleration or otherwise).

                  10.1.2. Misrepresentations. Any material representation, warranty or other statement made or furnished to Agent or any Lender by or on behalf of any Borrower, any of its Subsidiaries or any Guarantor in this Agreement, any of the other Loan Documents or any instrument, certificate or financial statement furnished in compliance with or in reference thereto proves to have been false or misleading in any material respect when made, furnished or reaffirmed pursuant to Section
         7.2 hereof.

                  10.1.3. Breach of Specific Covenants. Borrowers shall fail or neglect to perform, keep or observe any covenant contained in Section or subsection (i) 6.1.2, 6.2.4, 6.2.5, 8.1.1, 8.1.2, 8.1.3 (other than
         8.1.3(ii)), 8.1.4, 8.2 or 8.3 hereof on the date that Borrowers are required to perform, keep or observe such covenant or (ii) 5.2, 5.3, 5.4, 6.1.1, 8.1.3(ii), 8.1.9 or 8.1.11 hereof within 5 Business Days following the date on which Borrowers are required to perform, keep or observe such covenant.

                  10.1.4. Breach of Other Covenants. Borrowers shall fail or neglect to perform, keep or observe any covenant contained in this Agreement (other than a covenant which is dealt with specifically elsewhere in Section 10.1 hereof) and the breach of such other covenant is not cured to Agent's satisfaction within 30 days after the sooner to occur of Borrowers' receipt of notice of such breach from Agent or the date on which such failure or neglect first becomes known to any officer of any Borrower.

                  10.1.5. Default Under Security Documents or Other Agreements. Any event of default shall occur under, or any Borrower, any of its Subsidiaries or any Guarantor shall default in the performance or observance of any term, covenant, condition or agreement applicable to such Person contained in, any of the Security Documents or the Other Agreements and such default shall continue beyond any applicable grace period.

                  10.1.6. Other Defaults. There shall occur (a) any default or event of default on the part of any Borrower, any of its Subsidiaries or any Guarantor under any agreement, document or instrument to which such Borrower, such Subsidiary or such Guarantor is a party or by which such Borrower, such Subsidiary or such Guarantor or any of its Property is bound, evidencing or relating to any Indebtedness (other than the Obligations) with an outstanding principal balance in excess of $5,000,000, if the payment or maturity of such Indebtedness is or could be accelerated in consequence of such event of default or demand for payment of such Indebtedness is made or could be made in accordance with the terms thereof or (b) any default or event of default under any Convertible Note Document or any Other Indebtedness Document (to the extent that such default or event of default does not otherwise result in an Event of Default under Subsection 10.1.6(a)).

                  10.1.7. Uninsured Losses. Any material loss, theft, damage or destruction of any portion of the Collateral having a fair market value of $3,000,000, in the aggregate, if not fully covered (subject to such deductibles and self-insurance retentions as Agent shall have permitted) by insurance.

                  10.1.8. Insolvency and Related Proceedings. Any Borrower, any of its Subsidiaries or any Guarantor shall cease to be Solvent or shall suffer the appointment of a receiver, trustee, custodian or similar fiduciary, or shall make an assignment for the benefit of creditors, or any petition for an order for relief shall be filed by or against any Borrower, any of its Subsidiaries or any Guarantor under U.S. federal bankruptcy laws, the Insolvency Laws of Canada or any similar laws (if against any Borrower, any of its Subsidiaries or any Guarantor the continuation of such proceeding for more than 30 days), or any Borrower, any of its Subsidiaries or any Guarantor shall make any offer of settlement, extension or composition to their respective unsecured creditors generally.

                  10.1.9. Business Disruption; Condemnation. There shall occur a cessation of a substantial part of the business of any Borrower, any of its Subsidiaries or any Guarantor for a period which materially adversely affects such Borrower's, such Subsidiary's or such Guarantor's capacity to continue its business on a profitable basis; or any Borrower, any of its Subsidiaries or any Guarantor shall suffer the loss or revocation of any material license or permit now held or hereafter acquired by such Borrower, such Subsidiary or such Guarantor which is necessary to the continued or lawful operation of its business; or any Borrower, any of its Subsidiaries or any Guarantor shall be enjoined, restrained or in any way prevented by court, governmental or administrative order from conducting all or any material part of its business affairs; or any material lease or agreement pursuant to which any Borrower, any of its Subsidiaries or any Guarantor leases, uses or occupies any Property shall be canceled or terminated prior to the expiration of its stated term, except any such lease or agreement the cancellation or termination of which could not reasonably be expected to have a Material Adverse Effect; or any material portion of the Collateral shall be taken through condemnation or the value of such Property shall be impaired through condemnation.

                  10.1.10. Change of Ownership. (a) any "Change of Control" under and as defined in the Convertible Note Indenture, as in effect on the date hereof, shall occur; (b) a majority of the members of the board of directors as of the date hereof of Wabash cease to be members of the board of directors of such Person; (c) Wabash shall cease to own and control, beneficially and of record (directly or indirectly),

         100% of the issued and outstanding Securities and Voting Stock of each other Borrower; or (d) a Borrower or a Subsidiary of a Borrower shall cease to own and control, beneficially and of record (directly or indirectly), 100% of the issued and outstanding Securities and Voting Stock of each of its Subsidiaries that it owns on the date hereof.

                  10.1.11. Business Activity. Any Inactive Subsidiary engages in any business activity, owns any material assets, or incurs any Indebtedness other than the performance of its obligations under the Loan Documents to which it is a party and the performance of its obligations under intercompany agreements and agreements with its shareholders that have been disclosed to Agent in writing

                  10.1.12. ERISA. A Reportable Event shall occur which, in Agent's determination, constitutes grounds for the termination by the Pension Benefit Guaranty Corporation of any Plan or for the appointment by the appropriate United States district court of a trustee for any Plan, or if any Plan shall be terminated or any such trustee shall be requested or appointed, or any Borrower, any of its Subsidiaries or any Guarantor is in "default" (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan resulting from such Borrower's, such Subsidiary's or such Guarantor's complete or partial withdrawal from such Plan and any such event could reasonably be expected to have a Material Adverse Effect.

                  10.1.13. Challenge to Agreement. Any Borrower, any Subsidiary of any Borrower or any Guarantor, or any Affiliate of any of them, shall challenge or contest in any action, suit or proceeding the validity or enforceability of this Agreement or any of the other Loan Documents, the legality or enforceability of any of the Obligations or the perfection or priority of any Lien granted to Agent.

                  10.1.14. Repudiation of or Default Under Guaranty Agreement. Any Guarantor shall revoke or attempt to revoke the Guaranty Agreement signed by such Guarantor, or shall repudiate such Guarantor's liability thereunder or shall be in default under the terms thereof.

                  10.1.15. Criminal Forfeiture. Any Borrower, any of its Subsidiaries or any Guarantor shall be criminally indicted or convicted under any law that could lead to a forfeiture of any Property of such Borrower, such Subsidiary or such Guarantor.

                  10.1.16. Judgments. Any money judgments, writ of attachment or similar processes (collectively, "Judgments") in excess of amounts covered by insurance (not including self-insurance or other retentions) are issued or rendered against any Borrower, any of its Subsidiaries or any Guarantor, or any of their respective Property (i) in the case of money judgments, in an amount of $2,500,000 or more for any single judgment, attachment or process or $5,000,000 or more for all such judgments, attachments or processes in the aggregate, in each case in excess of any applicable insurance with respect to which the insurer has admitted liability, and (ii) in the case of non-monetary Judgments, such Judgment or Judgments (in the aggregate) could reasonably be expected to have a Material Adverse Effect, in each case which Judgment is not stayed, released or discharged within 30 days.

                  10.1.17. Material Adverse Effect. Any event occurs which reasonably could be expected to have a Material Adverse Effect.

                  10.2.    Acceleration of the Obligations.

                  Upon or at any time after the occurrence and during the continuance of an Event of Default, (i) Agent may, and upon the direction of Majority Lenders, Agent shall, declare the Revolving Loan Commitments terminated and/or (ii) Agent may, and upon the direction of Majority Lenders, Agent shall, declare all or any portion of the Obligations at once due and payable without presentment, demand protest or further notice by Agent or any Lender, and Borrowers shall forthwith pay to Agent, the full amount of such Obligations, provided, that upon the occurrence of an Event of Default specified in subsection 10.1.8 hereof, the Revolving Loan Commitments shall automatically be terminated and all of the Obligations shall become automatically due and payable, in each case without declaration, notice or demand by Agent or any Lender.

                  10.3.    Other Remedies.

                  Upon the occurrence and during the continuance of an Event of Default, Agent shall have and may exercise from time to time the following other rights and remedies:

                  10.3.1. All of the rights and remedies of a secured party under the UCC or under other applicable law, and all other legal and equitable rights to which Agent or Lenders may be entitled, all of which rights and remedies shall be cumulative and shall be in addition to any other rights or remedies contained in this Agreement or any of the other Loan Documents, and none of which shall be exclusive.

                  10.3.2. The right to take immediate possession of the Collateral, and to (i) require each Borrower and each of its Subsidiaries to assemble the Collateral, at Borrower's joint and several expense, and make it available to Agent at a place designated by Agent which is reasonably convenient to both parties, and (ii) enter any premises where any of the Collateral shall be located and to keep and store the Collateral on said premises until sold (and if said premises be the Property of any Borrower or any of its Subsidiaries, such Borrower agrees not to charge, or permit such Subsidiary to charge, Agent for storage thereof).

                  10.3.3. The right to sell or otherwise dispose of all or any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale or sales, with such notice as may be required by law, in lots or in bulk, for cash or on credit, all as Agent, in its sole discretion, may deem advisable. Agent may, at Agent's option, disclaim any and all warranties regarding the Collateral in connection with any such sale. Each Borrower agrees that 10 days' written notice to such Borrower or any of its Subsidiaries of any public or private sale or other

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

         disposition of Collateral shall be reasonable notice thereof, and such sale shall be at such locations as Agent may designate in said notice. Agent shall have the right to conduct such sales on any Borrower's or any of its Subsidiaries' premises, without charge therefor, and such sales may be adjourned from time to time in accordance with applicable law. Agent shall have the right to sell, lease or otherwise dispose of the Collateral, or any part thereof, for cash, credit or any combination thereof, and Agent, on behalf of Lenders, may purchase all or any part of the Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of such purchase price, may set off the amount of such price against the Obligations. The proceeds realized from the sale of any Collateral shall be applied, after allowing 2 Business Days for collection, in the manner provided in subsection 3.4.2. If any deficiency shall arise, each Borrower and each Guarantor shall remain jointly and severally liable to Agent and Lenders therefor.

                  10.3.4. Agent is hereby granted a license or other right to use, without charge, each Borrower's and each of its Subsidiaries' labels, patents, copyrights, licenses, rights of use of any name, trade secrets, tradenames, trademarks and advertising matter, or any Property of a similar nature, as it pertains to the Collateral, in completing, advertising for sale and selling any Collateral and each Borrower's and each of its Subsidiaries' rights under all licenses and all franchise agreements shall inure to Agent's benefit.

                  10.3.5. Agent may, at its option, require Borrowers to deposit with Agent funds equal to 105% of the Dollar Equivalent of the LC Amount and, if Borrowers fail to promptly make such deposit, Agent may advance such amount as a Revolving Credit Loan (whether or not an Overadvance is created thereby). Each such Revolving Credit Loan shall be secured by all of the Collateral and shall constitute a Base Rate Portion. Any such deposit or advance shall be held by Agent as a reserve to fund future payments on such LC Guaranties and future drawings against such Letters of Credit. At such time as all LC Guaranties have been paid or terminated and all Letters of Credit have been drawn upon or expired, any amounts remaining in such reserve shall be applied against any outstanding Obligations, or, if all Obligations have been indefeasibly paid in full, returned to Borrowers.

                  10.3.6. Notwithstanding any provision of this Agreement or any other Loan Document to the contrary, Agent shall not take any action to foreclose upon, acquire or take possession of or occupy, or exercise any remedies by which it will take title or otherwise come into ownership in respect of Collateral consisting of real Property listed on Exhibit 10.3.6 (the "Affected Collateral") or purchase or otherwise acquire (including in lieu of actual payment of a purchase price) any stock or other equity interest in any Company or other Person that owns the Affected Collateral unless and until (i) Lenders have obtained, at Borrowers' joint and several expense, a Phase II environmental site assessment with respect to the Affected Collateral, prepared by an environmental consultant reasonably acceptable to Lenders and (ii) each Lender has confirmed that no remediation is required by such Lender or that any remediation has

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

         been completed to the satisfaction of such Lender with respect to the Affected Collateral.

                  10.4.    Set Off and Sharing of Payments.

                  In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, during the continuance of any Event of Default, each Lender is hereby authorized by each Borrower at any time or from time to time, with prior written consent of Agent and with reasonably prompt subsequent notice to such Borrower (any prior or contemporaneous notice to such Borrower being hereby expressly waived) to set off and to appropriate and to apply any and all (i) balances held by such Lender at any of its offices for the account of such Borrower or any of its Subsidiaries (regardless of whether such balances are then due to such Borrower or its Subsidiaries), and (ii) other property at any time held or owing by such Lender to or for the credit or for the account of such Borrower or any of its Subsidiaries, against and on account of any of the Obligations. Any Lender exercising a right to set off shall, to the extent the amount of any such set off exceeds its Revolving Loan Percentage of the amount set off, purchase for cash (and the other Lenders shall sell) interests in each such other Lender's pro rata share of the Obligations as would be necessary to cause such Lender to share such excess with each other Lender in accordance with their respective Revolving Loan Percentages. Each Borrower agrees, to the fullest extent permitted by law, that any Lender may exercise its right to set off with respect to amounts in excess of its pro rata share of the Obligations and upon doing so shall deliver such excess to Agent for the benefit of all Lenders in accordance with the Revolving Loan Percentages.

                  10.5.    Remedies Cumulative; No Waiver.

                  All covenants, conditions, provisions, warranties, guaranties, indemnities, and other undertakings of each Borrower contained in this Agreement and the other Loan Documents, or in any document referred to herein or contained in any agreement supplementary hereto or in any schedule or in any Guaranty Agreement given to Agent or any Lender or contained in any other agreement between any Lender and such Borrower or between Agent and such Borrower, heretofore, concurrently, or hereafter entered into, shall be deemed cumulative to and not in derogation or substitution of any of the terms, covenants, conditions, or agreements of such Borrower herein contained. The failure or delay of Agent or any Lender to require strict performance by any Borrower of any provision of this Agreement or to exercise or enforce any rights, Liens, powers, or remedies hereunder or under any of the aforesaid agreements or other documents or security or Collateral shall not operate as a waiver of such performance, Liens, rights, powers and remedies, but all such requirements, Liens, rights, powers, and remedies shall continue in full force and effect until all Loans and other Obligations owing or to become owing from such Borrower to Agent and each Lender have been fully satisfied. None of the undertakings, agreements, warranties, covenants and representations of any Borrower contained in this Agreement or any of the other Loan Documents and no Default or Event of Default by any Borrower under this Agreement or any other Loan Documents shall be deemed to have been suspended or waived by Lenders, unless such suspension or waiver is by an instrument in writing specifying such suspension or waiver and is signed by a duly authorized representative of Agent and directed to Borrowers.

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

                              SECTION 11. THE AGENT

                  11.1.    Authorization and Action.

                  Each Lender hereby appoints and authorizes Agent to take such action on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Each Lender hereby acknowledges that Agent shall not have by reason of this Agreement assumed a fiduciary relationship in respect of any Lender. In performing its functions and duties under this Agreement, Agent shall act solely as agent of Lenders and shall not assume, or be deemed to have assumed, any obligation toward, or relationship of agency or trust with or for, any Borrower. As to any matters not expressly provided for by this Agreement and the other Loan Documents (including without limitation enforcement and collection of the Notes), Agent may, but shall not be required to, exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Lenders, whenever such instruction shall be requested by Agent or required hereunder, or a greater or lesser number of Lenders if so required hereunder, and such instructions shall be binding upon all Lenders; provided, that Agent shall be fully justified in failing or refusing to take any action which exposes Agent to any liability or which is contrary to this Agreement, the other Loan Documents or applicable law, unless Agent is indemnified to its satisfaction by the other Lenders against any and all liability and expense which it may incur by reason of taking or continuing to take any such action. If Agent seeks the consent or approval of the Majority Lenders (or a greater or lesser number of Lenders as required in this Agreement), with respect to any action hereunder, Agent shall send notice thereof to each Lender and shall notify each Lender at any time that the Majority Lenders (or such greater or lesser number of Lenders) have instructed Agent to act or refrain from acting pursuant hereto.

                  11.2.    Agent's Reliance, Etc.

                  Neither Agent, any Affiliate of Agent, nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or the other Loan Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, Agent: (i) may treat each Lender party hereto as the holder of Obligations until Agent receives written notice of the assignment or transfer of such Lender's portion of the Obligations signed by such Lender and in form reasonably satisfactory to Agent; (ii) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iii) makes no warranties or representations to any Lender and shall not be responsible to any Lender for any recitals, statements, warranties or representations made in or in connection with this Agreement or any other Loan Documents; (iv) shall not have any duty beyond Agent's customary practices in respect of loans in which Agent is the only lender to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or

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

the other Loan Documents on the part of any Borrower, to inspect the property (including the books and records) of any Borrower, to monitor the financial condition of any Borrower or to ascertain the existence or possible existence or continuation of any Default or Event of Default; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (vi) shall not be liable to any Lender for any action taken, or inaction, by Agent upon the instructions of Majority Lenders pursuant to Section 11.1 hereof or refraining to take any action pending such instructions; (vii) shall not be liable for any apportionment or distributions of payments made by it in good faith pursuant to Section 3 hereof; (viii) shall incur no liability under or in respect of this Agreement or the other Loan Documents by acting upon any notice, consent, certificate, message or other instrument or writing (which may be by telephone, facsimile, telegram, cable or telex) believed in good faith by it to be genuine and signed or sent by the proper party or parties; and (ix) may assume that no Event of Default has occurred and is continuing, unless Agent has actual knowledge of the Event of Default, has received notice from a Borrower or a Borrower's independent certified public accountants stating the nature of the Event of Default, or has received notice from a Lender stating the nature of the Event of Default and that such Lender considers the Event of Default to have occurred and to be continuing. In the event any apportionment or distribution described in clause (vii) above is determined to have been made in error, the sole recourse of any Person to whom payment was due but not made shall be to recover from the recipients of such payments any payment in excess of the amount to which they are determined to have been entitled.

                  11.3.    Fleet and Affiliates.

                  With respect to its commitment hereunder to make Loans, Fleet shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise the same as though it were not Agent; and the terms "Lender," "Lenders" or "Majority Lenders" shall, unless otherwise expressly indicated, include Fleet in its individual capacity as a Lender. Fleet and its Affiliates may lend money to, and generally engage in any kind of business with, each Borrower, and any Person who may do business with or own Securities of each Borrower all as if Fleet were not Agent and without any duty to account therefor to any other Lender.

                  11.4.    Lender Credit Decision.

                  Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender and based on the financial statements referred to herein and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement. Agent shall not have any duty or responsibility, either initially or on an ongoing basis, to provide any Lender with any credit or other similar information regarding any Borrower.

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

                  11.5.    Indemnification.

                  Lenders agree to indemnify Agent and Arranger (to the extent not reimbursed by Borrowers or Guarantors), in accordance with their respective Aggregate Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Agent or Arranger in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by Agent or Arranger under this Agreement; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent's or Arranger's gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse Agent and Arranger promptly upon demand for its ratable share, as set forth above, of any out-of-pocket expenses (including reasonable attorneys' fees) incurred by Agent or Arranger in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiation, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each other Loan Document, to the extent that Agent or Arranger, as applicable, is not reimbursed for such expenses by Borrowers. The obligations of Lenders under this Section 11.5 shall survive the payment in full of all Obligations and the termination of this Agreement. If after payment and distribution of any amount by Agent to Lenders, any Lender or any other Person, including any Borrower, any creditor of any Borrower, a liquidator, administrator or trustee in bankruptcy, recovers from Agent or Arranger any amount found to have been wrongfully paid to Agent or Arranger or disbursed by Agent or Arranger to Lenders, then Lenders, in accordance with their respective Aggregate Percentages, shall reimburse Agent or Arranger, as applicable, for all such amounts.

                  11.6.    Rights and Remedies to be Exercised by Agent Only.

                  Each Lender agrees that, except as set forth in Section 10.4, no Lender shall have any right individually (i) to realize upon the security created by this Agreement or any other Loan Document, (ii) to enforce any provision of this Agreement or any other Loan Document, or (iii) to make demand for payment by any Borrower under this Agreement or any other Loan Document.

                  11.7.    Agency Provisions Relating to Collateral.

                  Each Lender authorizes and ratifies Agent's entry into this Agreement and the Security Documents for the benefit of Lenders. Each Lender agrees that any action taken by Agent with respect to the Collateral in accordance with the provisions of this Agreement or the Security Documents, and the exercise by Agent of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all Lenders. Agent is hereby authorized on behalf of all Lenders, without the necessity of any notice to or further consent from any Lender to take any action with respect to any Collateral or the Loan Documents which may be necessary to perfect and maintain perfected Agent's Liens upon the Collateral, for its benefit and the ratable benefit of Lenders.

Lenders hereby irrevocably authorize Agent, at its option and in its discretion, to release any Lien granted to or held by Agent upon any Collateral (i) upon termination of the Agreement and payment and satisfaction of all Obligations; or
(ii) constituting property being sold or disposed of in compliance with subsection 8.2.9 hereof and if Borrowers certify to Agent that the sale or disposition is made in compliance with subsection 8.2.9 hereof, as it may be amended from time to time in accordance with the provisions of Section 11.10 (and Agent may rely conclusively on any such certificate, without further inquiry); or (iii) constituting property in which no Borrower owned any interest at the time the Lien was granted or at any time thereafter; or (iv) in connection with any foreclosure sale or other disposition of Collateral after the occurrence and during the continuation of an Event of Default or (v) if approved, authorized or ratified in writing by Agent at the direction of all Lenders. Upon request by Agent at any time, Lenders will confirm in writing Agent's authority to release particular types or items of Collateral pursuant hereto. Agent shall have no obligation whatsoever to any Lender or to any other Person to assure that the Collateral exists or is owned by any Borrower or is cared for, protected or insured or has been encumbered or that the Liens granted to Agent herein or pursuant to the Security Documents have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of its rights, authorities and powers granted or available to Agent in this Section 11.7 or in any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its sole discretion, but consistent with the provisions of this Agreement, including given Agent's own interest in the Collateral as a Lender and that Agent shall have no duty or liability whatsoever to any Lender.

                  11.8.    Agent's Right to Purchase Commitments.

                  Agent shall have the right, but shall not be obligated, at any time upon written notice to any Lender and with the consent of such Lender, which may be granted or withheld in such Lender's sole discretion, to purchase for Agent's own account all of such Lender's interests in this Agreement, the other Loan Documents and the Obligations, for the face amount of the outstanding Obligations owed to such Lender, including without limitation all accrued and unpaid interest and fees.

                  11.9.    Right of Sale, Assignment, Participations.

                  Each Borrower hereby consents to any Lender's participation, sale, assignment, transfer or other disposition, at any time or times hereafter, of this Agreement and any of the other Loan Documents, or of any portion hereof or thereof, including, without limitation, such Lender's rights, title, interests, remedies, powers, and duties hereunder or thereunder subject to the terms and conditions set forth below:

                  11.9.1. Sales, Assignments. Each Lender hereby agrees that, with respect to any sale or assignment (i) no such sale or assignment shall be for an amount of less than $5,000,000 or any integral multiple of $1,000,000 in excess thereof, or, if less, the entire Revolving Loan Commitment and outstanding Term Loan of such Lender, (ii) Agent, Arranger and, in the absence of a Default or Event of Default, Borrowers, must consent, such consent not to be unreasonably withheld, to each such assignment to a Person that is not an original signatory to this Agreement or a Lender or an Affiliate of such Person or Lender, (iii) the assigning Lender shall pay to Agent a processing and recordation fee of $3,500, (iv) Agent, the assigning Lender and the assignee Lender shall each have executed and delivered an Assignment and Acceptance Agreement and (v) in the case of an assignment of the type described in subsection 11.11.2, Bank and Majority Lenders must consent thereto. After such sale or assignment has been consummated (x) the assignee Lender thereupon shall become a "Lender" for all purposes of this Agreement and (y) the assigning Lender shall have no further liability for funding the portion of Revolving Loan Commitments assumed by such other Lender.

                  11.9.2. Participations. Any Lender may grant participations in its extensions of credit hereunder to any other Lender or other lending institution (a "Participant"), provided that (i) no such participation shall be for an amount of less than $5,000,000 or any integral multiple of $1,000,000 in excess thereof, other than participations to Affiliates of such Lender, which may be in any amount, (ii) no Participant shall thereby acquire any direct rights under this Agreement, (iii) no Participant shall be granted any right to consent to any amendment, except to the extent any of the same pertain to (1) reducing the aggregate principal amount of, or interest rate on, or fees applicable to, any Loan or (2) extending the final stated maturity of any Loan or the stated maturity of any portion of any payment of principal of, or interest or fees applicable to, any of the Loans; provided, that the rights described in this subclause (2) shall not be deemed to include the right to consent to any amendment with respect to or which has the effect of requiring any mandatory prepayment of any portion of any Loan or any amendment or waiver of any Default or Event of Default, (iv) no sale of a participation in extensions of credit shall in any manner relieve the originating Lender of its obligations hereunder, (v) the originating Lender shall remain solely responsible for the performance of such obligations, (vi) Borrowers and Agent shall continue to deal solely and directly with the originating Lender in connection with the originating Lender's rights and obligations under this Agreement and the other Loan Documents,
         (vii) in no event shall any financial institution purchasing the participation grant a participation in its participation interest in the Loans without the prior written consent of Agent and Arranger, and, in the absence of a Default or an Event of Default, Borrowers, which consents shall not unreasonably be withheld and (viii) all amounts payable by Borrowers hereunder shall be determined as if the originating Lender had not sold any such participation.

                  11.9.3. Certain Agreements of Borrowers. Each Borrower agrees that (i) it will use its best efforts to assist and cooperate with each Lender in any manner reasonably requested by such Lender to effect the sale of participation in or assignments of any of the Loan Documents or any portion thereof or interest therein, including, without limitation, assisting in the preparation of appropriate disclosure documents and making members of management available at reasonable times to meet with and answer questions of potential assignees and Participants; and (ii) subject to the provisions of Section 12.14 hereof, such Lender may disclose credit information regarding each Borrower to any potential Participant or assignee.

                  11.9.4.  Non U.S. Resident Transferees. If, pursuant to this
         Section 11.9, any interest in this Agreement or any Loans is transferred to any transferee which is organized under the laws of any jurisdiction other than the United States or any state thereof, the transferor Lender shall cause such transferee (other than any Participant), and may cause any Participant, concurrently with and as a condition precedent to the effectiveness of such transfer, to (i) represent to the transferor Lender (for the benefit of the transferor Lender, Agent, and Borrowers) that under applicable law and treaties no taxes will be required to be withheld by Agent, Borrowers or the transferor Lender with respect to any payments to be made to such transferee in respect of the interest so transferred, (ii) furnish to the transferor Lender, Agent and Wabash either United States Internal Revenue Service Form W-8BEN or United States Internal Revenue Service Form W-8ECI (wherein such transferee claims entitlement to complete exemption from United States federal withholding tax on all interest payments hereunder), and (iii) agree (for the benefit of the transferor Lender, Agent and Borrowers) to provide the transferor Lender, Agent and Wabash a new Form W-8BEN or Form W-8ECI upon the obsolescence of any previously delivered form and comparable statements in accordance with applicable United States laws and regulations and amendments duly executed and completed by such transferee, and to comply from time to time with all applicable United States laws and regulations with regard to such withholding tax exemption.

                  11.10.   Amendment.

                  No amendment or waiver of any provision of this Agreement or any other Loan Document (including without limitation any Note), nor consent to any departure by any Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders and Borrowers, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that no amendment, waiver or consent shall be effective, unless (i) in writing and signed by each Lender, if it does any of the following: (1) increase or decrease the aggregate Loan Commitments, or any Lender's Revolving Loan Commitment or Term Loan Commitment, (2) reduce the principal of, or interest on, any amount payable hereunder or under any Note, other than those payable only to Fleet in its capacity as Agent, which may be reduced by Fleet unilaterally, (3) decrease any interest rate payable hereunder, the Unused Line Fee or any other fee payable to Lenders (as opposed to Agent or Arranger) or the rate at which any such fee is calculated, (4) postpone any date fixed for any payment of principal of, or interest on, any amounts payable hereunder or under any Note, or any fees payable to the Lenders, other than those payable only to Fleet in its capacity as Agent, which may be postponed by Fleet unilaterally, (5) modify the definition of the term Borrowing Base if the effect of such modification is to increase the amount available to be borrowed hereunder, (6) extend the period during which the percentages in effect in clause (b) of the definition of the term

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

Borrowing Base are increased by any of 10% and 5% beyond the 180 day period after the Closing Date, (7) modify the definitions of any of the terms Eligible Account, Eligible Inventory, Eligible Bill and Hold Inventory and Eligible Trailer Inventory, if the effect of such modification is to increase the amount available to be borrowed in respect of the Revolving Loans, (8) reduce the number of Lenders that shall be required for Lenders or any of them to take any action hereunder, (9) release or discharge any Person liable for the performance of any obligations of any Borrower hereunder or under any of the Loan Documents,
(10) amend any provision of this Agreement that requires the consent of all Lenders or consent to or waive any breach thereof, (11) amend the definition of the term "Majority Lenders", (12) amend Section 1.1.2, subsection 1.1.4(i), subsection 3.4.2, this Section 11.10 or subsection 10.3.6, (13) amend the definitions of either of the terms Dominion Event or Dominion Period, (14) release any of the Collateral, unless otherwise permitted pursuant to Section
11.7 hereof or (15) subordinate the Obligations to any other Indebtedness for Money Borrowed or subordinate any of the Liens on the Collateral securing the Obligations to any other Liens, except in the case of subordination of Agent's Liens on Equipment subject to Permitted Purchase Money Indebtedness (which Agent shall be permitted to effect without the consent of any other Lender); (ii) in writing and signed by Agent in addition to the Lenders required above to affect the rights or duties of Agent under this Agreement, any Note or any other Loan Document; or (iii) in writing and signed by the Person party thereto, and neither Agent nor any of the other Lenders, to amend or modify any agreement or instrument evidencing or relating to any Product Obligations. If a fee is to be paid by Borrowers in connection with any waiver or amendment hereunder, the agreement evidencing such amendment or waiver may, at the discretion of Agent (but shall not be required to), provide that only Lenders executing such agreement by a specified date may share in such fee (and in such case, such fee shall be divided among the applicable Lenders on a pro rata basis without including the interests of any Lenders who have not timely executed such agreement).

                  11.11.   Resignation of Agent; Appointment of Successor.

                  11.11.1. Resignation and Appointment. Agent may resign as Agent by giving not less than thirty (30) days' prior written notice to Lenders and Borrowers. If Agent shall resign under this Agreement, then, (i) subject to the consent of Borrowers (which consent shall not be unreasonably withheld and which consent shall not be required during any period in which a Default or an Event of Default exists), Majority Lenders shall appoint from among Lenders and their Affiliates a successor agent for Lenders or (ii) if a successor agent shall not be so appointed and approved within the thirty (30) day period following Agent's notice to Lenders and Borrowers of its resignation, then Agent shall appoint a successor agent who shall serve as Agent until such time as Majority Lenders appoint a successor agent, subject to Borrowers' consent as set forth above. Upon its appointment, such successor agent shall succeed to the rights, powers and duties of Agent and the term "Agent" shall mean such successor effective upon its appointment, and the former Agent's rights, powers and duties as Agent shall be terminated without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement. After the resignation of any Agent hereunder, the provisions of this Section 11 shall inure to the benefit of such former Agent and such former Agent shall not by reason of such resignation be deemed to be released from liability for any actions taken or not taken by it while it was an Agent under this Agreement.

                  11.11.2. Borrowers' Request. At any time after the second anniversary of the Closing Date, Borrowers may request that Fleet resign as Agent hereunder and that (i) Fleet transfer all of its interests in the Agreement and the Loan Documents to Bank and (ii) Majority Lenders appoint Bank as successor Agent hereunder. If Bank and Majority Lenders consent to the foregoing, in their reasonable judgment, such resignation, transfer and appointment will take place in the manner set forth in subsections 11.9.1 and 11.11.1 hereof.

                  11.12.   Audit and Examination Reports; Disclaimer by Lenders.

                  By signing this Agreement, each Lender:

                  (a) is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each audit or examination report (each a "Report" and collectively, "Reports") prepared by or on behalf of Agent;

                  (b) expressly agrees and acknowledges that Agent (i) does not make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report;

                  (c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any audit or examination will inspect only specific information regarding each Borrower and will rely significantly upon each Borrower's books and records, as well as on representations of each Borrower's personnel;

                  (d) agrees to keep all Reports confidential and strictly for its internal use, and not to distribute except to its assignees or participants, or use any Report in any other manner, in accordance with the provisions of Section 12.14; and

                  (e) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to any Borrower, or the indemnifying Lender's participation in, or the indemnifying Lender's purchase of, a loan or loans of any Borrower; and (ii) to pay and protect, and indemnify, defend and hold Agent and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses and other amounts (including reasonable attorney's fees and expenses) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

                  11.13.   Syndication Agent; Documentation Agents.

                  The Syndication Agent and each Documentation Agent identified in the introductory paragraph of this Agreement, in its capacity as such, shall not have any rights, powers, duties or responsibilities, and no rights, powers, duties or responsibilities shall be read into this Agreement or any other Loan Document or otherwise exist on behalf of or against such entity, in its capacity as such. If the Syndication Agent or either Documentation Agent resigns, in its capacity as such, no successor Syndication Agent or Documentation Agent, as applicable, shall be appointed.

                  11.14.   Quebec Security.

                  For greater certainty, and without limiting the powers of Agent hereunder or under any of the other Loan Documents, Borrowers hereby acknowledge that, for purposes of holding any security granted by any Borrower or any Guarantor on movable or immovable property pursuant to the laws of the Province of Quebec to secure obligations of any Borrower or any Guarantor under any bond or debenture issued by any Borrower or any Guarantor, Agent shall be the holder of an irrevocable power of attorney (fonde de pouvoir within the meaning of Article 2692 of the Civil Code of Quebec) for and on behalf of (i) all present and future Lenders, (ii) Agent, and (iii) Bank or any other Affiliate of Agent that may from time to time issue Letters of Credit to any Borrower or execute LC Guaranties in favour of any Borrower. Each Lender, Bank or any other Affiliate of Agent that may from time to time issue Letters of Credit to any Borrower or execute LC Guaranties in favour of any Borrower hereby
(i) irrevocably constitutes, to the extent necessary the Agent as the holder of an irrevocable power of attorney (fonde de pouvoir within the meaning of Article 2692 of the Civil Code of Quebec) in order to hold hypothecs and security granted by any Borrower or any Guarantor on movable or immovable property pursuant to the laws of the Province of Quebec to secure obligations of any Borrower or any Guarantor under any bond or debenture issued by any Borrower or any Guarantor, and (ii) appoints and agrees that Agent may act as the bondholder and mandatory with respect to any bond or debenture that may be issued and pledged from time to time for the benefit of Lenders, Agent, Bank or any other Affiliate of Agent that may from time to time issue Letters of Credit to any Borrower or execute LC Guaranties in favour of any Borrower.

                  The constitution of Agent as the holder of such irrevocable power of attorney (fonde de pouvoir) and Agent as bondholder and mandatory with respect to any bond or debenture that may be issued and pledged from time to time for the benefit of Lenders, Agent, Bank or any other Affiliate of Agent that may from time to time issue Letters of Credit to any Borrower or execute LC Guaranties in favour of any Borrower, shall be deemed to have been ratified and confirmed as follows:

                           (i) by any assignee of a Lender by the execution of an Assignment and Acceptance Agreement;

                           (ii) by Bank or any other Affiliate of Agent by the issuance or execution, as the case may be, of Letters of Credit or LC Guaranties; and

                           (iii) by any assignee of Agent by the execution of an assignment agreement.

                  Notwithstanding the provisions of Section 32 of the An Act respecting the special powers of legal persons (Quebec), Agent may purchase, acquire and be the holder of any bond or debenture issued by any Borrower or any Guarantor (i.e. the fonde de pouvoir may acquire and hold the first bond or debenture issued under any deed of hypothec by any Borrower or any Guarantor).

                  Agent herein appointed as fonde de pouvoir shall have the same rights, powers and immunities as the Agent as stipulated herein, including under this Section 11, which shall apply mutatis mutandis. Without limitation, the provisions of Section 11.11 shall apply mutatis mutandis to the resignation and appointment of a successor Agent acting as fonde de pouvoir.

                            SECTION 12. MISCELLANEOUS

                  12.1.    Power of Attorney.

                  Each Borrower hereby irrevocably designates, makes, constitutes and appoints Agent (and all Persons designated by Agent) as such Borrower's true and lawful attorney (and agent-in-fact), solely with respect to the matters set forth in this Section 12.1, and Agent, or Agent's agent, may, without notice to any Borrower and in such Borrower's or Agent's name, but at the cost and expense of such Borrower:

                  12.1.1. At such time or times as Agent or said agent, in its sole discretion, may determine, endorse such Borrower's name on any checks, notes, acceptances, drafts, money orders or any other evidence of payment or proceeds of the Collateral which come into the possession of Agent or under Agent's control.

                  12.1.2. At such time or times upon or after the occurrence and during the continuance of an Event of Default (provided that the occurrence of an Event of Default shall not be required with respect to clauses (iv), (vi), (viii) and (ix) below), as Agent or its agent in its sole discretion may determine: (i) demand payment of the Accounts from the Account Debtors, enforce payment of the Accounts by legal proceedings or otherwise, and generally exercise all of such Borrower's rights and remedies with respect to the collection of the Accounts;
         (ii) settle, adjust, compromise, discharge or release any of the Accounts or other Collateral or any legal proceedings brought to collect any of the Accounts or other Collateral; (iii) sell or assign any of the Accounts and other Collateral upon such terms, for such amounts and at such time or times as Agent deems advisable, and at Agent's option, with all warranties regarding the Collateral disclaimed; (iv) take control, in any manner, of any item of payment or proceeds relating to any Collateral; (v) prepare, file and sign such Borrower's name to a proof of claim in bankruptcy or similar document against any Account Debtor or to any notice of lien, assignment or satisfaction of lien or similar document in connection with any of the Collateral; (vi) receive, open and dispose of all mail addressed to such Borrower and notify postal authorities to change the address for delivery thereof to such address as Agent may designate; (vii) endorse the name of such Borrower upon any of the items of payment or proceeds relating to any Collateral and deposit the same to the account of Agent on account of the Obligations;
         (viii) endorse the name of such Borrower upon any chattel paper, document, instrument, invoice, freight bill, bill of lading or similar document or agreement relating to the Accounts, Inventory and any other Collateral; (ix) use such Borrower's stationery and sign the name of such Borrower to verifications of the Accounts and notices thereof to Account Debtors; (x) use the information recorded on or contained in any data processing equipment and Computer Hardware and Software relating to the Accounts, Inventory, Equipment and any other Collateral; (xi) make and adjust claims under policies of insurance; and (xii) do all other acts and things necessary, in Agent's determination, to fulfill such Borrower's obligations under this Agreement.

                  The power of attorney granted hereby shall constitute a power coupled with an interest and shall be irrevocable.

                  12.2.    Indemnity.

                  Each Borrower hereby agrees to jointly and severally indemnify Agent, Arranger and each Lender (and each of their Affiliates), and each of their respective officers, directors, employees, agents and advisors and hold Agent, Arranger and each Lender (and each of their Affiliates) and each of their respective officers, directors, employees, agents and advisors, harmless from and against any liability, loss, damage, suit, action or proceeding ever suffered or incurred by any such Person (including reasonable attorneys fees and legal expenses) as the result of such Borrower's failure to observe, perform or discharge such Borrower's duties hereunder or arising from or relating to this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby, except those determined by a court of competent jurisdiction in a final nonappealable judgment to have arisen out of the gross negligence or willful misconduct of any such Person. In addition, Borrowers shall jointly and severally defend Agent, Arranger and each Lender (and each of their Affiliates), and each of their respective officers, directors, employees, agents and advisors against and save it harmless from all claims of any Person with respect to the Collateral (except those determined by a court of competent jurisdiction in a final nonappealable judgment to have arisen out of the gross negligence or intentional misconduct of any such Person). Without limiting the generality of the foregoing, Borrowers shall jointly and severally indemnify and hold harmless Agent and each Lender (and each of their Affiliates), and each of their respective officers, directors, employees, agents and advisors from and against any loss, damage, cost, expense or liability directly or indirectly arising out of or under the Environmental Laws, or attributable to the use, generation, storage, release, threatened release, discharge, disposal or presence of any Hazardous Materials, except for those losses, damages, costs, expenses or liabilities determined by a court of competent jurisdiction in a final nonappealable judgment to have arisen out of the gross negligence or willful misconduct of any such Person. Notwithstanding any contrary provision in this Agreement, the obligation of each Borrower under this Section 12.2 shall survive the payment in full of the Obligations and the termination of this Agreement.

                  12.3.    Sale of Interest.

                  No Borrower may sell, assign or transfer any interest in this Agreement, any of the other Loan Documents, or any of the Obligations, or any portion thereof, including, without limitation, such Borrower's rights, title, interests, remedies, powers, and duties hereunder or thereunder.

                  12.4.    Severability.

                  Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

                  12.5.    Successors and Assigns.

                  This Agreement, the Other Agreements and the Security Documents shall be binding upon and inure to the benefit of the successors and assigns of Borrowers, Agent and each Lender permitted under Section 11.9 hereof.

                  12.6.    Cumulative Effect; Conflict of Terms.

                  The provisions of the Other Agreements and the Security Documents are hereby made cumulative with the provisions of this Agreement. Except as otherwise provided in any of the other Loan Documents by specific reference to the applicable provision of this Agreement, if any provision contained in this Agreement is in direct conflict with, or inconsistent with, any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.

                  12.7.    Execution in Counterparts.

                  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.

                  12.8.    Notice.

                  Except as otherwise provided herein, all notices, requests and demands to or upon a party hereto, to be effective, shall be in writing, return receipt requested, by personal delivery against receipt, by overnight courier or by facsimile and, unless otherwise expressly provided herein, shall be deemed to have been validly served, given, delivered or received, as applicable, immediately when delivered against receipt, one Business Day after deposit with an overnight courier or, in the case of facsimile notice, when sent, addressed as follows:

         If to Agent:                     Fleet Capital Corporation
                                          One South Wacker Drive
                                          Suite 1400
                                          Chicago, Illinois  60606
                                          Attention: Loan Administration Manager
                                          Facsimile No.: (312) 827-4222

         With a copy to:                  Goldberg, Kohn, Bell, Black,
                                           Rosenbloom & Moritz, Ltd.
                                          55 East Monroe Street
                                          Suite 3700
                                          Chicago, Illinois  60603
                                          Attention:  David L. Dranoff, Esq.
                                          Facsimile No.: (312) 332-2196

         If to any Borrower:              c/o Wabash National Corporation
                                          1000 Sagamore Parkway South
                                          Lafayette, Indiana 47905
                                          Attention: Christopher A. Black
                                          Facsimile No.: (765) 771-5308

         With a copy to:                  Baker & Daniels
                                          600 East 96th Street
                                          Suite 600
                                          Indianapolis, Indiana  46240
                                          Attention:  Robert S. Wynne, Esq.
                                          Facsimile No.: (317) 569-4800

or to such other address as each party may designate for itself by notice given in accordance with this Section 12.8; provided, however, that any notice, request or demand to or upon Agent or a Lender pursuant to subsection 3.1.1 or
4.2.2 hereof shall not be effective until received by Agent or such Lender.

                  12.9.    Consent.

                  Whenever Agent's, Majority Lenders' or all Lenders' consent is required to be obtained under this Agreement, any of the Other Agreements or any of the Security Documents as a condition to any action, inaction, condition or event, except as otherwise specifically provided herein, Agent, Majority Lenders or all Lenders, as applicable, shall be authorized to give or withhold such consent in their sole and absolute discretion and to condition its consent upon the giving of additional Collateral security for the Obligations, the payment of money or any other matter.

                  12.10.   Credit Inquiries.

                  Each Borrower hereby authorizes and permits Agent and each Lender to respond to usual and customary credit inquiries from third parties concerning such Borrower or any of its Subsidiaries.

                  12.11.   Time of Essence.

                  Time is of the essence of this Agreement, the Other Agreements and the Security Documents.

                  12.12.   Entire Agreement.

                  This Agreement and the other Loan Documents, together with all other instruments, agreements and certificates executed by the parties in connection therewith or with reference thereto, embody the entire understanding and agreement between the parties hereto and thereto with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and inducements, whether express or implied, oral or written.

                  12.13.   Interpretation.

                  No provision of this Agreement or any of the other Loan Documents shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or dictated such provision.

                  12.14.   Confidentiality.

                  Agent and each Lender shall hold all nonpublic information obtained pursuant to the requirements of this Agreement in accordance with Agent's and such Lender's customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices and in any event may make disclosure reasonably required by a prospective participant or assignee in connection with the contemplated participation or assignment or as required or requested by any governmental authority or representative thereof or pursuant to legal process or in connection with the exercise of remedies and shall require any such participant or assignee to agree to comply with this Section 12.14. In any event, however, Agent, each Lender, Borrowers and their Affiliates may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated hereby and by the other Loan Documents and all materials of any kind (including opinions or other tax analyses) that are provided to Agent, any Lender, any Borrower or their Affiliates relating to such tax treatment and tax structure; it being understood that this authorization is retroactively effective to the commencement of the first discussions between or among any of the parties regarding the transactions contemplated hereby and by the other Loan Documents.

                  12.15.   GOVERNING LAW; CONSENT TO FORUM.

                  THIS AGREEMENT HAS BEEN NEGOTIATED, EXECUTED AND DELIVERED IN AND SHALL BE DEEMED TO HAVE BEEN MADE IN CHICAGO, ILLINOIS. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS; PROVIDED, HOWEVER, THAT IF ANY OF THE COLLATERAL SHALL BE LOCATED IN ANY JURISDICTION OTHER THAN ILLINOIS, THE LAWS OF SUCH JURISDICTION SHALL GOVERN THE METHOD, MANNER AND PROCEDURE FOR FORECLOSURE OF AGENT'S LIEN UPON SUCH COLLATERAL AND THE ENFORCEMENT OF AGENT'S OTHER REMEDIES IN RESPECT OF SUCH COLLATERAL TO THE EXTENT THAT THE LAWS OF SUCH JURISDICTION ARE DIFFERENT FROM OR INCONSISTENT WITH THE LAWS OF ILLINOIS. AS PART OF THE CONSIDERATION FOR NEW VALUE RECEIVED, AND REGARDLESS OF ANY PRESENT OR FUTURE DOMICILE OR PRINCIPAL PLACE OF BUSINESS OF ANY BORROWER, AGENT OR ANY LENDER, EACH BORROWER HEREBY CONSENTS AND AGREES THAT THE CIRCUIT COURT OF COOK COUNTY, ILLINOIS, OR, AT AGENT'S OPTION, THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS, EASTERN DIVISION, SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN BORROWERS ON THE ONE HAND AND AGENT OR ANY LENDER ON THE OTHER HAND PERTAINING TO THIS AGREEMENT OR TO ANY MATTER ARISING OUT OF OR RELATED TO THIS AGREEMENT; PROVIDED, THAT AGENT AND LENDERS ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF SUCH JURISDICTION AND; PROVIDED, FURTHER THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF AGENT. EACH BORROWER EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH BORROWER HEREBY WAIVES ANY OBJECTION WHICH SUCH BORROWER MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. EACH BORROWER HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH BORROWER AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH BORROWER'S ACTUAL RECEIPT THEREOF OR 3 DAYS

AFTER DEPOSIT IN THE U.S. MAILS, PROPER POSTAGE PREPAID. NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO AFFECT THE RIGHT OF AGENT OR ANY LENDER TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW, OR TO PRECLUDE THE ENFORCEMENT BY AGENT OR ANY LENDER OF ANY JUDGMENT OR ORDER OBTAINED IN SUCH FORUM OR THE TAKING OF ANY ACTION UNDER THIS AGREEMENT TO ENFORCE SAME IN ANY OTHER APPROPRIATE FORUM OR JURISDICTION.

                  12.16.   WAIVERS BY BORROWERS.

                  EACH BORROWER WAIVES (I) THE RIGHT TO TRIAL BY JURY (WHICH AGENT AND EACH LENDER HEREBY ALSO WAIVES) IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATED TO ANY OF THE LOAN DOCUMENTS, THE OBLIGATIONS OR THE COLLATERAL; (II) PRESENTMENT, DEMAND AND PROTEST AND NOTICE OF PRESENTMENT, PROTEST, DEFAULT, NON PAYMENT, MATURITY, RELEASE, COMPROMISE, SETTLEMENT, EXTENSION OR RENEWAL OF ANY OR ALL COMMERCIAL PAPER, ACCOUNTS, CONTRACT RIGHTS, DOCUMENTS, INSTRUMENTS , CHATTEL PAPER AND GUARANTIES AT ANY TIME HELD BY AGENT OR ANY LENDER ON WHICH SUCH BORROWER MAY IN ANY WAY BE LIABLE AND HEREBY RATIFIES AND CONFIRMS WHATEVER AGENT OR ANY LENDER MAY DO IN THIS REGARD; (III) NOTICE PRIOR TO AGENT'S TAKING POSSESSION OR CONTROL OF THE COLLATERAL OR ANY BOND OR SECURITY WHICH MIGHT BE REQUIRED BY ANY COURT PRIOR TO ALLOWING AGENT TO EXERCISE ANY OF AGENT'S REMEDIES; (IV) THE BENEFIT OF ALL VALUATION, APPRAISEMENT AND EXEMPTION LAWS; (V) NOTICE OF ACCEPTANCE HEREOF AND
(VI) EXCEPT AS PROHIBITED BY LAW, ANY RIGHT TO CLAIM OR RECOVER ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. EACH BORROWER ACKNOWLEDGES THAT THE FOREGOING WAIVERS ARE A MATERIAL INDUCEMENT TO AGENT'S AND EACH LENDER'S ENTERING INTO THIS AGREEMENT AND THAT AGENT AND EACH LENDER IS RELYING UPON THE FOREGOING WAIVERS IN ITS FUTURE DEALINGS WITH SUCH BORROWER. EACH BORROWER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THE FOREGOING WAIVERS WITH ITS LEGAL COUNSEL AND HAS KNOWINGLY AND VOLUNTARILY WAIVED ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

                  12.17.   Advertisement.

                  Each Borrower hereby authorizes Agent to publish the name of such Borrower and the amount of the credit facility provided hereunder in any "tombstone" or comparable advertisement which Agent elects to publish. In addition, each Borrower agrees that, notwithstanding the provisions of Section 12.14, Agent may provide lending industry trade organizations with information necessary and customary for inclusion in league table measurements after the Closing Date.

                  12.18.   English Language.

                  The parties hereby confirm their express wish that this Agreement and all documents and agreements directly and indirectly related thereto, including notices, be drawn up in English. Notwithstanding such express wish, the parties agree that any of such documents, agreements and notices or any part thereof or of this Agreement may be drawn up in French. Les parties reconnaissent leur volonte expresse que la presente convention ainsi que tous les documents et conventions qui s'y rattachent directement ou indirectement, y compris les avis, soient rediges en langue anglaise. Nonobstant telle volonte expresse, les parties conviennent que n'importe quelle desdits documents, conventions et avis ou toute partie de ceux-ci ou de cette convention puissent etre rediges en langue francaise.

                  IN WITNESS WHEREOF, this Agreement has been duly executed on the day and year specified at the beginning of this Agreement.

                                       BORROWERS:

                                       WABASH NATIONAL CORPORATION

                                       By ______________________________________
                                           Christopher A. Black
                                       Its Vice President and Treasurer

                                       WABASH NATIONAL, L.P.

                                       By ______________________________________
                                           Christopher A. Black
                                       Its Vice President and Treasurer

                                       WNC CLOUD MERGER SUB, INC.

                                       By ______________________________________
                                           Christopher A. Black
                                       Its Authorized Representative

                                       FTSI DISTRIBUTION COMPANY, L.P.

                                       By ______________________________________
                                           Christopher A. Black
                                       Its Authorized Representative

            [SIGNATURE PAGES TO WABASH - LOAN AND SECURITY AGREEMENT]

                                       FLEET CAPITAL CORPORATION,
                                        as Agent and as a Lender

                                       By ______________________________________
                                       Title ___________________________________

                                       Revolving Loan Commitment: $39,396,668.16
                                       Term Loan Commitment: $10,603,331.84

            [SIGNATURE PAGES TO WABASH - LOAN AND SECURITY AGREEMENT]

                                       NATIONAL CITY COMMERCIAL
                                        FINANCE, INC.,
                                        as Syndication Agent and as a Lender

                                       By ______________________________________
                                       Title ___________________________________

                                       Revolving Loan Commitment: $29,941,467.81
                                       Term Loan Commitment: $8,058,532.19

            [SIGNATURE PAGES TO WABASH - LOAN AND SECURITY AGREEMENT]

                                       GENERAL ELECTRIC
                                        CAPITAL CORPORATION,
                                        as a Documentation Agent and as a Lender

                                       By ______________________________________
                                       Title ___________________________________

                                       Revolving Loan Commitment: $27,577,667.72
                                       Term Loan Commitment: $7,422,332,28

            [SIGNATURE PAGES TO WABASH - LOAN AND SECURITY AGREEMENT]

                                       WACHOVIA BANK,
                                        NATIONAL ASSOCIATION,
                                        as a Documentation Agent and as a Lender

                                       By ______________________________________
                                       Title ___________________________________

                                       Revolving Loan Commitment: $27,577,677.72
                                       Term Loan Commitment: $7,422,332.28

            [SIGNATURE PAGES TO WABASH - LOAN AND SECURITY AGREEMENT]

                                       MERRILL LYNCH CAPITAL, a Division of
                                        Merrill Lynch Business Financial
                                        Services, Inc. as a Lender

                                       By ______________________________________
                                       Title ___________________________________

                                       Revolving Loan Commitment: $18,201,260.69
                                       Term Loan Commitment: $4,898,739.31

            [SIGNATURE PAGES TO WABASH - LOAN AND SECURITY AGREEMENT]

                                       WASHINGTON MUTUAL BANK,
                                        as a Lender

                                       By ______________________________________
                                       Title ___________________________________

                                       Revolving Loan Commitment: $8,667,267.00
                                       Term Loan Commitment: $2,332,733.00

            [SIGNATURE PAGES TO WABASH - LOAN AND SECURITY AGREEMENT]

                                       FIFTH THIRD BANK,
                                         as a Lender

                                       By ______________________________________
                                       Title ___________________________________

                                       Revolving Loan Commitment: $11,819,000.45
                                       Term Loan Commitment: $3,180,999.55

            [SIGNATURE PAGES TO WABASH - LOAN AND SECURITY AGREEMENT]

                                       LASALLE BANK NATIONAL ASSOCIATION,
                                        as a Lender

                                       By ______________________________________
                                       Title ___________________________________

                                       Revolving Loan Commitment: $11,819,000.45
                                       Term Loan Commitment: $3,180,999.55

            [SIGNATURE PAGES TO WABASH - LOAN AND SECURITY AGREEMENT]

                                   APPENDIX A

                               GENERAL DEFINITIONS

                  When used in the Loan and Security Agreement dated as of September 23, 2003, by and among FLEET CAPITAL CORPORATION, individually as a Lender and as Agent for Lenders, NATIONAL CITY COMMERCIAL FINANCE, INC., individually as a Lender and as Syndication Agent for Lenders, GENERAL ELECTRIC CAPITAL CORPORATION, as a Documentation Agent and as a Lender, WACHOVIA BANK, NATIONAL ASSOCIATION, as a Documentation Agent and as a Lender, FLEET SECURITIES, INC., as Arranger, the other financial institutions which are or become parties thereto as Lenders and WABASH NATIONAL CORPORATION AND EACH SUBSIDIARY OF WABASH NATIONAL CORPORATION IDENTIFIED ON THE SIGNATURES PAGES THERETO AS A BORROWER, (a) the terms Account, Certificated Security, Chattel Paper, Commercial Tort Claims, Deposit Account, Document, Electronic Chattel Paper, Equipment, Financial Asset, Fixture, General Intangibles, Goods, Instruments, Inventory, Investment Property, Letter-of-Credit Rights, Payment Intangibles, Proceeds, Security Entitlement, Software, Supporting Obligations, Tangible Chattel Paper and Uncertificated Security have the respective meanings assigned thereto under the UCC; (b) all terms reflecting Collateral having the meanings assigned thereto under the UCC shall be deemed to mean such Property, whether now owned or hereafter created or acquired by a Borrower or in which such Borrower now has or hereafter acquires any interest; (c) capitalized terms which are not otherwise defined have the respective meanings assigned thereto in said Loan and Security Agreement; and (d) the following terms shall have the following meanings (terms defined in the singular to have the same meaning when used in the plural and vice versa):

                  Account Debtor - any Person who is or may become obligated under or on account of any Account, Contract Right, Chattel Paper or General Intangible.

                  Affiliate - a Person (other than a Subsidiary): (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, a Person; (ii) which beneficially owns or holds 5% or more of any class of the Voting Stock of a Person; or (iii) 5% or more of the Voting Stock (or in the case of a Person which is not a corporation, 5% or more of the equity interest) of which is beneficially owned or held by a Person or a Subsidiary of a Person.

                  Agent - Fleet Capital Corporation in its capacity as agent for the Lenders under the Agreement and any successor in that capacity appointed pursuant to Section 11.11 of the Agreement.

                  Agent Loans - as defined in subsection 1.1.5 of the Agreement.

                  Aggregate Percentage - with respect to each Lender, the percentage equal to the quotient of (i) such Lender's Loan Commitment divided by (ii) the aggregate of all Loan Commitments.

                  Agreed Alternate Currency - as defined in Section 1.5 of the Agreement.

                  Agreement - the Loan and Security Agreement referred to in the first sentence of this Appendix A, all Exhibits and Schedules thereto and this Appendix A, as each of the same may be amended from time to time.

                  Apex - Apex Trailer Leasing & Rentals, L.P., a Delaware limited partnership.

                  Apex Trailer Inventory - Inventory of Apex consisting of trailers subject to a lease to a third Person.

                  Apex Trailer Leases - lease agreements whereby Apex has leased Apex Trailer Inventory to a third Person.

                  Apex Sale - the sale of substantially all of the assets, properties and rights of Apex, WNTC, Wabash and WTSI Technology Corp. related to the business of renting and leasing over-the-road and storage trailers and the business of wholesaling, retailing, distributing and marketing aftermarket, replacement and warranty parts and accessories for trailers.

                  Apex Sale Documents - that certain Asset Purchase Agreement, dated as of July 22, 2003, by and among Apex, WNTC, Wabash and WTSI Technology Corp., on the one hand, and Apex Trailer Leasing & Rental LLC, Aurora Parts & Accessories LLC and Aurora Trailers Holdings LLC, on the other hand, and each agreement, instrument or document entered into in connection therewith.

                  Applicable Margin - from the Closing Date to, but not including, the first Adjustment Date (as hereinafter defined) the percentages set forth below with respect to the Base Rate Revolving Portion, the Base Rate Term Portion, the LIBOR Revolving Portion, the LIBOR Term Portion and the Unused Line Fee:

Base Rate Revolving Portion                0.50%
Base Rate Term Portion                     0.75%
LIBOR Revolving Portion                    2.50%
LIBOR Term Portion                         2.75%
Unused Line Fee                            0.375%

                  Notwithstanding the foregoing, each percentage listed above (other than that applicable to the Unused Line Fee) shall be increased by 0.25% for the first 180 day period after the Closing Date.

                  The percentages set forth above will be adjusted 3 days following delivery by Borrowers to Agent of the financial statements required to be delivered pursuant to subsection 8.1.3(ii) of the Agreement for each March 31, June 30, September 30 and December 31 during the Term, commencing with the financial statements required to be delivered for the month ending March 31, 2004 (each such date, an "Adjustment Date"), effective prospectively on the first day of the month immediately following such delivery, by reference to the applicable "Financial Measurement" (as defined below) for the four quarters most recently ending in accordance with the following:

                                     Base Rate    Base Rate      LIBOR        LIBOR
                                     Revolving      Term       Revolving      Term        Unused
     Financial Measurement            Portion      Portion      Portion      Portion      Line Fee
     ---------------------           ---------     -------      -------      -------      --------
Less than 1.75 to 1.00                 0.50%        0.75%        2.50%         2.75%       0.500%

Greater than or equal to 1.75 to       0.25%        0.50%        2.25%         2.50%       0.375%
1.00 and less than 2.50 to 1.00

Greater than or equal to 2.50 to       0.00%        0.25%        2.00%         2.25%       0.375%
1.00

         provided that, (i) if Borrowers' audited financial statements for any fiscal year delivered pursuant to subsection 8.1.3(i) of the Agreement reflect a Financial Measurement that yields a higher Applicable Margin than that yielded by the monthly financial statements previously delivered pursuant to subsection 8.1.3(ii) of the Agreement for the last month of such fiscal year, the Applicable Margin shall be readjusted retroactively for the period that was incorrectly calculated, (ii) if Borrowers fail to deliver the financial statements required to be delivered pursuant to subsection 8.1.3(i) or subsection 8.1.3(ii) of the Agreement on or before the due date thereof, the Applicable Margin shall automatically adjust to the highest pricing tier set forth above, effective prospectively from such due date until the next Adjustment Date and (iii) if on any Adjustment Date an Event of Default is in existence, the Applicable Margin shall not be lowered regardless of the Financial Measurement on such Adjustment Date. For purposes hereof, "Financial Measurement" shall mean the Fixed Charge Coverage Ratio.

                  Arranger - Fleet Securities, Inc., in its capacity as Arranger under the Agreement.

                  Assignment and Acceptance Agreement - an assignment and acceptance agreement in the form attached hereto as Exhibit A-2, pursuant to which a Lender assigns to another Lender all or any portion of any of such Lender's Revolving Loan Commitment, Term Loan or Term Loan Commitment, as permitted pursuant to the terms of this Agreement.

                  Availability - the aggregate amount of additional money which Borrowers are entitled to borrow from time to time as Revolving Credit Loans, such amount being the difference derived when the sum of the principal amount of Revolving Credit Loans then outstanding (including any amounts which Agent or any Lender may have paid for the account of any Borrower pursuant to any of the Loan Documents and which have not been reimbursed by Borrowers), the sum of the Dollar Equivalent of the LC Amount and the LC Obligations and any reserves is subtracted from the Borrowing Base. If the amount outstanding is equal to or greater than the Borrowing Base, Availability is 0.

                  Bank - Fleet National Bank.

                  Base Rate - the rate of interest announced or quoted by Bank from time to time as its prime rate for commercial loans, whether or not such rate is the lowest rate charged by Bank to its most preferred borrowers (and, if such prime rate for commercial loans is discontinued by Bank as a standard, a comparable reference rate designated by Bank as a substitute therefor).

                  Base Rate Portion - a Base Rate Term Portion or a Base Rate Revolving Portion.

                  Base Rate Revolving Portion - that portion of the Revolving Credit Loans that is not subject to a LIBOR Option.

                  Base Rate Term Portion - that portion of the Term Loan that is not subject to a LIBOR Option.

                  Bill and Hold Inventory - finished goods Inventory of a Company as to which a Company has issued an invoice for payment to the customer, but which, pursuant to such customers' instructions or such Company's normal business practices, has not yet been shipped to such customer and title to which has not yet passed to such customer.

                  Borrowing Base - as at any date of determination thereof, an amount equal to the lesser of:

                           (i)      the Revolving Credit Maximum Amount; or

                           (ii)     an amount equal to the sum of

                                    (a)      85% of the net amount of Eligible
                                             Accounts outstanding at such date;
                                             plus

                                    (b)      the least of (i) $120,000,000, (ii)
                                             the sum of (A) 85% of the net
                                             orderly liquidation percentage of
                                             Eligible Inventory at such date and
                                             (B) the lesser of (1) 30% of the
                                             total amount of the Borrowing Base
                                             derived from this clause (b) and
                                             (2) 85% of the net orderly
                                             liquidation value of Eligible
                                             Trailer Inventory at such date or
                                             (iii) the sum of (A) 75% of the
                                             value of Eligible Bill and Hold
                                             Inventory at such date, plus (B)
                                             65% of the value of Eligible
                                             Inventory consisting of raw
                                             materials, parts, or finished goods
                                             (including Bill and Hold Inventory
                                             not constituting Eligible Bill and
                                             Hold Inventory) at such date plus
                                             (C) 40% of the value of Eligible
                                             Inventory consisting of
                                             work-in-process at such date.

                  Notwithstanding the foregoing, each percentage contained in clause (b) above shall be increased by 10% for the first 90 day period after the Closing Date and 5% for the second 90 day period after the Closing Date. The limitations set forth in the immediately preceding sentence may be adjusted downward by Agent, as Agent shall deem necessary or appropriate in its reasonable credit judgment. For purposes hereof, (1) the net amount of Eligible Accounts at any time shall be the face amount of such Eligible Accounts less any and all returns, rebates, discounts (which may, at Agent's option, be calculated on shortest terms), credits, allowances or excise taxes of any nature at any time issued, owing, claimed by Account Debtors, granted, outstanding or payable in connection with such Accounts at such time, (2) the amount of Eligible Inventory, Eligible Bill and Hold Inventory and Eligible Trailer Inventory shall each be determined on a first-in, first-out, lower of cost or market basis in accordance with GAAP, net of intercompany charges, (3) the net orderly liquidation percentage of Eligible Inventory shall be determined by a third party appraiser reasonably acceptable to Agent and shall be as reflected in the most recent appraisal delivered to Agent under this Agreement and
         (4) the net orderly liquidation value of Eligible Trailer Inventory shall be determined by a third party appraiser reasonably acceptable to Agent and shall be reflected in the most recent appraisal delivered to Agent under this Agreement.

                  Borrowing Base Certificate - a certificate by a responsible officer of Wabash, substantially in the form of Exhibit 8.1.4 (or another form reasonably acceptable to Agent) setting forth in Dollars the calculation of the Borrowing Base, including a calculation of each component thereof, all in such detail as shall be reasonably satisfactory to Agent. All calculations of the Borrowing Base in connection with the preparation of any Borrowing Base Certificate shall originally be made by Wabash and certified to Agent; provided, that Agent shall have the right to review and adjust, in the exercise of its reasonable credit judgment, any such calculation after giving notice thereof to Wabash, (1) to reflect its reasonable estimate of declines in value of any of the Collateral described therein, and (2) to the extent that Agent determines that such calculation is not in accordance with this Agreement.

                  Breadner Debt - Indebtedness of Wabash Canada to Robert Breadner in the amount of $5,000,000 maturing on January 15, 2006.

                  Business Day - any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of Wisconsin, the State of Connecticut, the State of Illinois or the State of Indiana or is a day on which banking institutions located in any of such states are closed.

                  Canadian Dollars - the lawful currency of Canada.

                  Capital Expenditures - expenditures made or liabilities incurred for the acquisition of any fixed assets or improvements, replacements, substitutions or additions thereto which have a useful life of more than one year, including the total principal portion of Capitalized Lease Obligations.

                  Capitalized Lease Obligation - any Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

                  Closing Date - the date on which all of the conditions precedent in Section 9 of the Agreement are satisfied or waived by Agent and all Lenders and the initial Loan is made or the initial Letter of Credit or LC Guaranty is issued under the Agreement.

                  Cloud Debt - Indebtedness of WNC Cloud and Cloud Oak Flooring Company, Inc. in the amount of $826,495, comprising bond issuances by the Arkansas Development Finance Authority as evidenced by those certain loan agreements, (i) by and between Cloud Corporation and the Arkansas Development Finance Authority, dated February 1, 1994, maturing on January 25, 2004 and (ii) by and between Cloud Corporation and the Arkansas Development Finance Authority dated May 1, 1996, maturing on April 25, 2006.

                  Collateral - all of the Property and interests in Property described in Section 5 of the Agreement, and all other Property and interests in Property of any Person that now or hereafter secure the payment and performance of any of the Obligations.

                  Company - individually, each of each Borrower and Wabash
         Canada.

                  Compliance Certificate - as defined in subsection 8.1.3 of the Agreement.

                  Computer Hardware and Software - all of each Borrower's rights (including rights as licensee and lessee) with respect to (i) computer and other electronic data processing hardware, including all integrated computer systems, central processing units, memory units, display terminals, printers, computer elements, card readers, tape drives, hard and soft disk drives, cables, electrical supply hardware, generators, power equalizers, accessories, peripheral devices and other related computer hardware; (ii) all Software and all software programs designed for use on the computers and electronic data processing hardware described in clause (i) above, including all operating system software, utilities and application programs in any form (source code and object code in magnetic tape, disk or hard copy format or any other listings whatsoever); (iii) any firmware associated with any of the foregoing; and (iv) any documentation for hardware, Software and firmware described in clauses (i), (ii) and (iii) above, including flow charts, logic diagrams, manuals, specifications, training materials, charts and pseudo codes.

                  Consolidated - the consolidation in accordance with GAAP of the accounts or other items as to which such term applies.

                  Contract Right - any right of each Borrower to payment under a contract for the sale or lease of goods or the rendering of services, which right is at the time not yet earned by performance.

                  Convertible Note Documents - (i) the Convertible Note Indenture, (ii) the Convertible Notes, (iii) the Registration Rights Agreement relating to the Convertible Notes and (iv) the Purchase Agreement relating to the Convertible Notes, together with such other documents, agreements and instruments executed and delivered from time to time in connection with the foregoing, in each case as amended from time to time.

                  Convertible Note Indenture - that certain Indenture providing for the issuance of the Convertible Notes between Wabash, as issuer and the Convertible Note Trustee, dated as of August 1, 2003.

                  Convertible Note Trustee - Wachovia Bank, National
         Association.

                  Convertible Notes - the 3 1/4% Convertible Senior Notes due 2008 of Wabash issued as of August 1, 2003 pursuant to the Convertible Bond Documents in the original principal amount of $125,000,000.

                  Current Assets - at any date means the amount at which all of the current assets of a Person would be properly classified as current assets shown on a balance sheet at such date in accordance with GAAP.

                  Default - an event or condition the occurrence of which would, with the lapse of time or the giving of notice, or both, become an Event of Default.

                  Default Rate - as defined in subsection 2.1.2 of the Agreement.

                  Derivative Obligations - every obligation of a Person under any forward contract, futures contract, exchange contract, swap, option or other financing agreement or arrangement (including, without limitation, caps, floors, collars and similar agreement), the value of which is dependent upon interest rates, currency exchange rates, commodities or other indices.

                  Distribution - in respect of any Person means and includes:
         (i) the payment of any dividends or other distributions on Securities (except distributions in such Securities) and (ii) the redemption (including by way of conversion to another debt or equity Security) or acquisition of Securities of such Person, as the case may be, unless made contemporaneously from the net proceeds of the sale of Securities.

                  Documentation Agents - each of General Electric Capital Corporation and Wachovia Bank, National Association, in its capacity as a Documentation Agent for the Lenders under this Agreement.

                  Dollar Equivalent - the amount of Dollars as of any date of determination into which Canadian Dollars or amounts denominated in any Agreed Alternate Currency can be converted or determined in accordance with Section 1.6 of the Agreement.

                  Dollars - the lawful currency of the United States.

                  Domestic Subsidiary - a Subsidiary incorporated under the laws of a state of the United States or the District of Columbia.

                  Dominion Account - a special bank account or accounts of Agent established by a Company pursuant to subsection 6.2.4 of the Agreement at banks selected by such Company, but acceptable to Agent in its reasonable discretion, and over which Agent shall have sole and exclusive access and control for withdrawal purposes.

                  Dominion Event - the occurrence of any one of the following:
         (a) Availability is less than $15,000,000 for 5 consecutive days; (b) Availability is at any time less than $10,000,000; (c) an Event of Default occurs under subsection 10.1.3 because of a breach of Section
         8.3 or (d) an Event of Default occurs under subsection 10.1.1.

                  Dominion Period - the period commencing with prior written notice by Agent to Borrowers of the occurrence of a Dominion Event and ending (a) no less than 60 days thereafter and (b) only after such Dominion Event is no longer in existence or has been waived by Majority Lenders for a period of at least 60 consecutive days, provided, that no other Dominion Event has been in existence during such 60 consecutive day period.

                  EBITDA - as defined in Exhibit 8.3 to the Agreement.

                  Eligible Account - an Account arising in the ordinary course of the business of a Company from the sale of goods or rendition of services which Agent, in its reasonable credit judgment, deems to be an Eligible Account. Without limiting the generality of the foregoing, no Account shall be an Eligible Account if:

                           (i) it arises out of a sale made or services rendered by a Company to a Subsidiary of a Company or an Affiliate of Company or to a Person controlled by an Affiliate of a Company; or

                           (ii) it is owing to Wabash Canada to the extent that the aggregate amount of such Accounts exceed $7,500,000 in the aggregate; or

                           (iii) it remains unpaid more than 105 days after the original invoice date shown on the invoice or more than 60 days after the original due date shown on the invoice; or

                           (iv) the total unpaid Accounts of the Account Debtor exceed (a) 30% of the net amount of all Eligible Accounts in the case of Schneider National, Inc. and its Affiliates, (b) 30% of the net amount of all Eligible Accounts in the case of any Account Debtor rated 5A2 or better by Dun & Bradstreet, and the Affiliates of such Account Debtor or (c) 20% of the net amount of all Eligible Accounts in the case of any other Account Debtor, but in each case only to the extent of such excess; or

                           (v) any covenant, representation or warranty contained in the Agreement with respect to such Account has been breached; or

                           (vi) except with respect to Accounts owing by an Account Debtor listed on Exhibit A-1 and as to which Borrowers have provided Agent with evidence that such Account Debtor has contractually waived such rights, the Account Debtor is also a creditor or supplier of a Company or any Subsidiary of a Company, or the Account Debtor has disputed liability with respect to such Account, or the Account Debtor has made any claim with respect to any other Account due from such Account Debtor to a Company or any Subsidiary of a Company, or the Account otherwise is or may become subject to right of setoff by the Account Debtor, provided, that any such Account shall be eligible to the extent such amount thereof exceeds such contract, dispute, claim, setoff or similar right; or

                           (vii) the Account Debtor has commenced a voluntary case under the federal bankruptcy laws or the Insolvency Laws of Canada, as now constituted or hereafter amended, or made an assignment for the benefit of creditors, or a decree or order for relief has been entered by a court having jurisdiction in the premises in respect of the Account Debtor in an involuntary case under the federal bankruptcy laws or the Insolvency Laws of Canada, as now constituted or hereafter amended, or any other petition or other application for relief under the federal bankruptcy laws or the Insolvency Laws of Canada, as now constituted or hereafter amended, has been filed against the Account Debtor, or if the Account Debtor has failed, suspended business, ceased to be Solvent, or consented to or suffered a receiver, trustee, liquidator or custodian to be appointed for it or for all or a significant portion of its assets or affairs; or

                           (viii) it arises from a sale made or services rendered to an Account Debtor outside the United States or Canada, unless the sale is on letter of credit, guaranty or acceptance terms (with the rights thereunder having been assigned to Agent), in each case acceptable to Agent in its reasonable credit judgment; or

                           (ix) (1) it arises from a sale to the Account Debtor on a bill-and-hold, guaranteed sale, sale-or-return, sale-on-approval, consignment, or any other repurchase or return basis; or (2) it is subject to a reserve established by a Company for potential returns or refunds, to the extent of such reserve; or

                           (x) the Account Debtor is the United States of America or any department, agency or instrumentality thereof, unless the applicable Company assigns its right to payment of such Account to Agent, in a manner satisfactory to Agent, in its reasonable credit judgment, so as to comply with the Assignment of Claims Act of 1940 (31 U.S.C. Section 203 et seq., as amended); or

                           (xi) it is not at all times subject to Agent's duly perfected, first priority security interest or is subject to a Lien that is not a Permitted Lien; or

                           (xii) the goods giving rise to such Account have not been delivered to and accepted by the Account Debtor or the services giving rise to such Account have not been performed by the applicable Borrower and accepted by the Account Debtor or the Account otherwise does not represent a final sale; or

                           (xiii) the Account is evidenced by chattel paper (including without limitation an Apex Trailer Lease) or an instrument of any kind, or has been reduced to judgment; or

                           (xiv) a Company or a Subsidiary of a Company has made any agreement with the Account Debtor for any extension, compromise, settlement or modification of the Account or deduction therefrom, except for discounts or allowances which are made in the ordinary course of business for prompt payment and which discounts or allowances are reflected in the calculation of the face value of each invoice related to such Account; or

                           (xv) 50% or more of the Accounts owing from the Account Debtor are not Eligible Accounts hereunder; or

                           (xvi) a Company has made an agreement with the Account Debtor to extend the time of payment thereof; or

                           (xvii) it represents service charges, late fees or similar charges; or

                           (xviii)  an invoice has been issued by a Company with
                  respect thereto, but the underlying Inventory has not yet been shipped; or

                           (xix) it represents U.S. federal excise taxes, state sales or use taxes or Canadian federal GST or similar provincial sales or service taxes; or

                           (xx)     it arises pursuant to an Apex Trailer Lease;
                  or

                           (xxi) it is not otherwise acceptable to Agent in its reasonable credit judgment.

                  Eligible Bill and Hold Inventory - Bill and Hold Inventory that (a) would constitute "Eligible Inventory" without the application of the requirements of clause (i) of the definition thereof, (b) does not remain on Wabash National, L.P.'s premises for more than 30 days prior to shipment to the customer thereof and (c) is owned by Wabash National, L.P.

                  Eligible Inventory - Inventory of a Company (other than packaging materials and supplies, tooling, patterns, samples and literature) which Agent, in its reasonable credit judgment, deems to be Eligible Inventory. Without limiting the generality of the foregoing, no Inventory shall be Eligible Inventory if:

                           (i) it consists of Bill and Hold Inventory, Apex Trailer Inventory or Trailer Inventory;

                           (ii) it is not raw materials, work in process that is, in Agent's opinion, readily marketable in its current form or finished goods which meet the specifications of the purchase order or contract for such Inventory, if any; or

                           (iii)    it is not in good, new and saleable
                  condition; or

                           (iv)     it is slow-moving, obsolete or
                  unmerchantable; or

                           (v) it does not meet all standards imposed by any governmental agency or authority; or

                           (vi) it does not conform in all respects to any covenants, warranties and representations set forth in the Agreement; or

                           (vii) it is not at all times subject to Agent's duly perfected, first priority security interest or is subject to a Lien that is not a Permitted Lien; or

                           (viii)   it is not situated at a location in
                  compliance with the Agreement, provided that Inventory situated at a location not owned by a Company, other than Inventory located at a storage lot, as reported on the most recent Borrowing Base Certificate delivered to Agent, will be Eligible Inventory only if Agent has received a satisfactory landlord's agreement or bailee's letter, as applicable, with respect to such location; or

                           (ix)     it has been consigned to a Company's
                  customer; or

                           (x) it is located outside of the continental United States of America or Canada; or

                           (xi)     it is in transit; or

                           (xii) if it is owned by Wabash Canada, its aggregate value, together with the aggregate value of Eligible Trailer Inventory owned by Wabash Canada, exceeds $30,000,000; or

                           (xiii) it is not otherwise acceptable to Agent in its reasonable credit judgment.

                  Eligible Trailer Inventory - Trailer Inventory that would (i) constitute "Eligible Inventory" without the application of the requirements of clause (i) of the definition thereof and (ii) if it is owned by Wabash Canada, not exceed $30,000,000 in aggregate value, together with the aggregate value of Eligible Inventory owned by Wabash Canada.

                  Environmental Laws - all United States, Canadian and other federal, state, provincial and local laws, rules, regulations, ordinances, orders and consent decrees relating to health, safety and environmental matters.

                  ERISA - the Employee Retirement Income Security Act of 1974, as amended, and any successor statute, and all rules and regulations from time to time promulgated thereunder.

                  Event of Default - as defined in Section 10.1 of the Agreement.

                  Excess Cash Flow - with respect to any fiscal year of Wabash, commencing with the fiscal year ending December 31, 2004, 25% of the amount equal to the sum of EBITDA minus the sum of cash taxes paid, preferred stock dividends paid, regularly scheduled payments of principal on Indebtedness for Money Borrowed, cash interest payments made and Capital Expenditures which are not financed for such fiscal year, all determined for Wabash and its Subsidiaries on a Consolidated basis in accordance with GAAP.

                  Fee Letter - as defined in Section 2.3 of the Agreement.

                  Fixed Charge Coverage Ratio - as defined in Exhibit 8.3 to the Agreement.

                  Fleet Amtrak Debt - Indebtedness of Apex to Fleet in the amount of $4,187,311 pursuant to that certain Master Lease Agreement by and between BancBoston Leasing Inc. and Wabash National Finance Corporation dated as of September 5, 1997, and that certain Equipment Schedule No. C-03, by and between BancBoston Leasing Inc. and Wabash National Finance Corporation dated as of September 5, 1997, maturing on March 31, 2005.

                  Fleet Rocor Debt - Indebtedness of Apex to Fleet in the amount of $688,984 pursuant to that certain Master Lease Agreement by and between BancBoston Leasing Inc. and Wabash National Finance Corporation dated as of September 5, 1997, that certain Equipment Schedule No. A-01, by and between BancBoston Leasing Inc. and Wabash National Finance Corporation dated as of September 5, 1997, and that certain Equipment Schedule No. B-02, by and between BancBoston Leasing Inc. and Wabash National Finance Corporation dated as of September 5, 1997, and maturing on September 5, 2004 as it relates to Equipment Schedule No. A-01 and August 5, 2005 as it relates to Equipment Schedule No. B-02.

                  GAAP - generally accepted accounting principles in the United States of America in effect from time to time.

                  Guarantors - each Subsidiary Guarantor and each other Person who now or hereafter guarantees payment or performance of the whole or any part of the Obligations.

                  Guaranty Agreements - the Continuing Guaranty Agreement which is to be executed on the Closing Date by each Subsidiary Guarantor, in form and substance satisfactory to Agent, together with each other guaranty hereafter executed by any Guarantor.

                  Hazardous Materials - any chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority or which may or could pose a hazard to the health and safety of the owners, occupants or any persons in the vicinity of any Property or to the indoor or outdoor environment.

                  Inactive Subsidiaries - collectively, WNC Receivables Management Corp., WNC Receivables LLC, Wabash Financing, LLC and Wabash do Brasil.

                  Indebtedness - as applied to a Person means, without duplication:

                           (i) all items which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person as at the date as of which Indebtedness is to be determined, including, without limitation, Capitalized Lease Obligations;

                           (ii) all obligations of other Persons which such Person has guaranteed;

                           (iii) all reimbursement obligations in connection with letters of credit or letter of credit guaranties issued for the account of such Person;

                           (iv)     Derivative Obligations; and

                           (v)      in the case of Borrowers (without
                  duplication), the Obligations.

                  Insolvency Laws of Canada - each of the Bankruptcy and Insolvency Act (Canada) and the Companies Creditors' Arrangement Act (Canada), each as now and hereafter in effect, any successors to such statutes and any other applicable insolvency or other similar law of any jurisdiction including, without limitation, any law of any jurisdiction permitting a debtor to obtain a stay or a compromise of the claims of its creditors against it.

                  Intellectual Property - all past, present and future: trade secrets, know-how and other proprietary information; trademarks, internet domain names, service marks, trade dress, trade names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing) indicia and other source and/or business identifiers, and the goodwill of the business relating thereto and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; copyrights (including copyrights for computer programs) and copyright registrations or applications for registrations which have heretofore been or may hereafter be issued throughout the world and all tangible property embodying the copyrights, unpatented inventions (whether or not patentable); patent applications and patents; industrial design applications and registered industrial designs; license agreements related to any of the foregoing and income therefrom; books, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing; the right to sue for all past, present and future infringements of any of the foregoing; all other intellectual property; and all common law and other rights throughout the world in and to all of the foregoing.

                  Intercompany Loans - as defined in subsection 8.2.2 of the Agreement.

                  Interest Period - as applicable to any LIBOR Portion, a period commencing on the date such LIBOR Portion is advanced, continued or converted, and ending on the date which is one (1) month, two (2) months, three (3) months, or six (6) months later, as may then be requested by Borrowers; provided that unless Agent notifies Borrowers that the initial syndication of the Loan commitments has been completed, each Interest Period commencing (a) within the first 60 days after the Closing Date shall be a period of 1 month and (b) thereafter shall be a period of 7 days; and provided further that (i) any Interest Period which would otherwise end on a day which is not a Business Day shall end in the next preceding or succeeding Business Day as is Agent's custom in the market to which such LIBOR Portion relates (as communicated by Agent to Lenders from time to time); (ii) there remains a minimum of one (1) month, two (2) months, three (3) months or six (6) months (depending upon which Interest Period a Borrower selects) in the Term, unless Borrowers and Lenders have agreed to an extension of the Term beyond the expiration of the Interest Period in question; (iii) all Interest Periods of the same duration which commence on the same date shall end on the same date; and (iv) with respect to any LIBOR Term Portion, no applicable Interest Period shall extend beyond the scheduled installment payment date for such LIBOR Term Portion.

                  Judgment Conversion Date - as defined in Section 1.7 of the Agreement.

                  Judgment Currency - as defined in Section 1.7 of the Agreement.

                  LC Amount - at any time, the aggregate undrawn available amount of all Letters of Credit and LC Guaranties then outstanding.

                  LC Guaranty - any guaranty pursuant to which Agent or any Affiliate of Agent shall guaranty the payment or performance by a Borrower of its reimbursement obligation under any letter of credit.

                  LC Obligations - Any Obligations that arise from any draw against any Letter of Credit or against any letter of credit supported by an LC Guaranty.

                  Letter of Credit - any standby or documentary letter of credit issued by Agent or any Affiliate of Agent for the account of a Borrower.

                  Leverage Ratio - as defined in Exhibit 8.3 to the Agreement.

                  LIBOR - as applicable to any LIBOR Portion, for the applicable Interest Period, the rate per annum (rounded upward, if necessary, to the nearest 1/8 of one percent) as determined on the basis of the offered rates for deposits in U.S. dollars, for a period of time comparable to such Interest Period which appears on the Telerate page 3750 as of 11:00 a.m. (London time) on the day that is two (2) London Banking Days preceding the first day of such Interest Period; provided, however, if the rate described above does not appear on the Telerate System on any applicable interest determination date, the LIBOR shall be the rate (rounded upwards as described above, if necessary) for deposits in U.S. dollars for a period substantially equal to the Interest Period on the Reuters Page "LIBO" (or such other page as may replace the LIBO Page on that service for the purpose of displaying such rates), as of 11:00 a.m. (London Time), on the day that is two (2) London Banking Days prior to the first day of such Interest Period. If both the Telerate and Reuters systems are unavailable, then the rate for that date will be determined on the basis of the offered rates for deposits in U.S. dollars for a period of time comparable to such Interest Period which are offered by four (4) major banks in the London interbank market at approximately 11:00 a.m. (London time), on the day that is two (2) London Banking Days preceding the first day of such Interest Period as selected by Agent. The principal London office of each of the major London banks so selected will be requested to provide a quotation of its U.S. dollar deposit offered rate. If at least two
         (2) such quotations are provided, the rate for that date will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for that date will be determined on the basis of the rates quoted for loans in U.S. dollars to leading European banks for a period of time comparable to such Interest Period offered by major banks in New York City at approximately 11:00 a.m. (New York City time), on the day that is two (2) London Banking Days preceding the first day of such Interest Period. In the event that Agent is unable to obtain any such quotation as provided above, it will be determined that LIBOR pursuant to a Interest Period cannot be determined. In the event that the Board of Governors of the Federal Reserve System shall impose a Reserve Percentage with respect to LIBOR deposits of Bank then for any period during which such Reserve Percentage shall apply, LIBOR shall be equal to the amount determined above divided by an amount equal to 1 minus the Reserve Percentage.

                  LIBOR Interest Payment Date - the first day of each calendar month during the applicable Interest Period and the last day of the applicable Interest Period.

                  LIBOR Option - the option granted pursuant to Section 3.1 of the Agreement to have the interest on all or any portion of the principal amount of the Revolving Credit Loans or the Term Loan based on the LIBOR.

                  LIBOR Portion - a LIBOR Revolving Portion or a LIBOR Term Portion.

                  LIBOR Request - a notice in writing (or by telephone confirmed electronically or by telecopy or other facsimile transmission on the same day as the telephone request) from a Borrower to Agent requesting that interest on a Revolving Credit Loan or all or any portion of the Term Loan be based on the LIBOR, specifying: (i) the first day of the Interest Period (which shall be a Business Day); (ii) the length of the Interest Period; (iii) whether the LIBOR Portion is a new Loan, a conversion of a Base Rate Portion, or a continuation of a LIBOR Portion, and (iv) the dollar amount of the LIBOR Portion, which shall be in an amount not less than $1,000,000 or an integral multiple of $100,000 in excess thereof.

                  LIBOR Revolving Portion - that portion of the Revolving Credit Loans specified in a LIBOR Request (including any portion of Revolving Credit Loans which is being borrowed by a Borrower concurrently with such LIBOR Request) which, as of the date of the LIBOR Request specifying such LIBOR Revolving Portion, has met the conditions for basing interest on the LIBOR in Section 3.1 of the Agreement and the Interest Period of which has not terminated.

                  LIBOR Term Portion - that portion of the Term Loan specified in a LIBOR Request which, as of the date of the LIBOR Request specifying such LIBOR Term Portion, has met the conditions for basing interest on the LIBOR in Section 3.1 of the Agreement and the Interest Period of which has not terminated.

                  Lien - any interest in Property (whether legal or equitable) securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on common law, statute or contract. The term "Lien" shall also include rights of set off, rights of seller under conditional sales contracts or title retention agreements, reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions, encumbrances and security interests affecting Property. For the purpose of the Agreement, each Borrower shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.

                  Loan Account - each loan account established on the books of Agent pursuant to Section 3.6 of the Agreement.

                  Loan Commitment - with respect to any Lender, the amount of such Lender's Revolving Loan Commitment plus such Lender's Term Loan Commitment.

                  Loan Documents - the Agreement, the Other Agreements and the Security Documents.

                  Loans - all loans and advances of any kind made by Agent, any Lender, or any Affiliate of Agent or any Lender, pursuant to the Agreement.

                  London Banking Day - any date on which commercial banks are open for business in London, England.

                  Majority Lenders - as of any date, Lenders holding 51% of the Term Loan and Revolving Loan Commitments determined on a combined basis and following the termination of the Revolving Loan Commitments, Lenders holding 51% or more of the outstanding Loans, LC Amounts and LC Obligations not yet reimbursed by a Borrower or funded with a Revolving Credit Loan; provided, that (i) in each case, if there are 2 or more Lenders with outstanding Loans, LC Amounts, unfunded and unreimbursed LC Obligations or Revolving Loan Commitments, at least 2 Lenders shall be required to constitute Majority Lenders; and (ii) prior to termination of the Revolving Loan Commitments, if any Lender breaches its obligation to fund any requested Revolving Credit Loan, for so long as such breach exists, its voting rights hereunder shall be calculated with reference to its outstanding Loans, LC Amounts and unfunded and unreimbursed LC Obligations, rather than its Revolving Loan Commitment.

                  Material Adverse Effect - (i) a material adverse effect on the business, condition (financial or otherwise), operation, performance or properties of Borrowers and their Subsidiaries taken as a whole, (ii) a material adverse effect on the rights and remedies of Agent or Lenders under the Loan Documents, or (iii) the material impairment of the ability of any Borrower or any of its Subsidiaries to perform its obligations hereunder or under any Loan Document.

                  Money Borrowed - (i) Indebtedness arising from the lending of money by any Person to any Borrower or any of its Subsidiaries; (ii) Indebtedness, whether or not in any such case arising from the lending by any Person of money to any Borrower or any of its Subsidiaries, (1) which is represented by notes payable or drafts accepted that evidence extensions of credit, (2) which constitutes obligations evidenced by bonds, debentures, notes or similar instruments, or (3) upon which interest charges are customarily paid (other than accounts payable) or that was issued or assumed as full or partial payment for Property;
         (iii) Indebtedness that constitutes a Capitalized Lease Obligation;
         (iv) reimbursement obligations with respect to letters of credit or guaranties of letters of credit and (v) Indebtedness of any Borrower or any of its Subsidiaries under any guaranty of obligations that would constitute Indebtedness for Money Borrowed under clauses (i) through
         (iii) hereof, if owed directly by a Borrower or any of its Subsidiaries. Money Borrowed shall not include trade payables or accrued expenses.

                  Mortgage - each mortgage, deed of trust or comparable document now or at any time hereafter executed and delivered to Agent creating a Lien on real Property of a Borrower, a Subsidiary Guarantor or any other Person as security for all or any part of the Obligations.

                  Multiemployer Plan - has the meaning set forth in Section 4001(a)(3) of ERISA.

                  Northern Trust Amtrak Debt - Indebtedness of Apex in the amount of $9,347,053 to The Northern Trust Company pursuant to that certain Term Loan Agreement by and between Wabash National Finance Corporation and The Northern Trust Company dated March 31, 2000, maturing on May 31, 2008.

                  Notes - the Revolving Notes and the Term Notes.

                  Obligations Currency - as defined in Section 1.6 of the Agreement.

                  Obligations - all Loans, all LC Obligations, Letters of Credit, LC Guaranties and all other advances, debts, liabilities, obligations, covenants and duties, together with all interest, fees and other charges thereon, owing, arising, due or payable from each Borrower to Agent, for its own benefit, from each Borrower to Agent for the benefit of any Lender, from each Borrower to any Lender or any Affiliate of any Lender, and from each Borrower to Bank or any other Affiliate of Agent, of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, whether arising under the Agreement, any of the other Loan Documents or any agreements evidencing the Product Obligations, whether direct or indirect (including those acquired by assignment), absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising and however acquired, and including, without limitation, any Product Obligations.

                  Organizational I.D. Number - with respect to any Person, the organizational identification number assigned to such Person by the applicable governmental unit or agency of the jurisdiction of organization of such Person.

                  Other Agreements - any and all agreements, instruments and documents (other than the Agreement and the Security Documents), heretofore, now or hereafter executed by any Borrower, any of its Subsidiaries or any Guarantor and delivered to Agent, Bank or any Lender or any of their respective Affiliates in respect of the transactions contemplated by the Agreement or any Product Obligations.

                  Other Indebtedness - collectively, the Breadner Debt, the Northern Trust Amtrak Debt, the Pitney Bowes Rocor Debt, the Fleet Rocor Debt and the Fleet Amtrak Debt.

                  Other Indebtedness Documents - collectively, the agreements, instruments and documents evidencing and securing the Breadner Debt, the Northern Trust Amtrak Debt, the Cloud Debt, the Pitney Bowes Rocor Debt, the Fleet Rocor Debt and the Fleet Amtrak Debt, respectively.

                  Overadvance - as defined in subsection 1.1.2 of the Agreement.

                  Permitted Acquisition - any acquisition after the Closing Date by any Borrower or any Subsidiary formed by such Borrower for such purpose (a "New Subsidiary"), by any means, of all or substantially all of the assets or capital stock, an operating division or a business unit, of any Person that is a going concern, that has been incorporated or organized under the laws of a State within the United States or a Province within Canada and that is in a similar or related field of business to a Borrower as of the date hereof, and so long as Agent and Lenders shall have received evidence at least 3 Business Days prior to the closing date of such acquisition that such acquisition satisfies the following conditions:

                  (a) no Default or Event of Default is in existence at the time of such acquisition or would be caused thereby after giving effect thereto;

                  (b) after giving effect to the proposed acquisition, Borrowers are in compliance with each of the financial covenants set forth in Section 8.3 on a pro forma, but unadjusted, basis through the termination of the Agreement;

                  (c) the Person or business to be acquired has shown an unadjusted positive EBITDA for the twelve month period ended immediately prior to the date of acquisition, as determined by Agent;

                  (d) the Board of Directors and/or owners of the entity whose business is to be acquired have approved the proposed transaction;

                  (e) Agent has received at least ten (10) days' prior written notice thereof and, as soon as available, copies of all agreements delivered in connection therewith;

                  (f) subsection 8.1.8 of the Agreement has been satisfied with respect to such assets, Person or New Subsidiary and, as a result thereof, Agent has obtained a first priority Lien (subject only to Permitted Liens) on the applicable stock and assets;

                  (g) Agent has received a certificate from Wabash's Treasurer certifying that all of the applicable conditions contained herein to treating such acquisition as a Permitted Acquisition have been satisfied;

                  (h) if the total consideration (including cash, notes and other debt, maximum earnouts, consulting and non-compete payments and the like) (i) for such acquisition exceeds $10,000,000 or (ii) for such acquisition, together with all other acquisitions completed in the current calendar year, exceeds $10,000,000, in each case Agent and Majority Lenders have consented in writing to such acquisition;

                  (i) immediately after completing such acquisition, Borrowers have Availability of at least $25,000,000; and

                  (j) consents have been obtained in favor of Agent to the collateral assignment of rights and indemnities under the related acquisition documents.

         In no event shall any Accounts, Inventory, Bill and Hold Inventory or Trailer Inventory acquired in connection with a Permitted Acquisition be deemed eligible for advance hereunder unless and until Agent has completed (at Borrowers' expense) a Collateral audit and appraisal of such Property so acquired or to be acquired.

                  Permitted Liens - any Lien of a kind specified in subsection
         8.2.5 of the Agreement.

                  Permitted Purchase Money Indebtedness - Purchase Money Indebtedness of any Borrower incurred after the date hereof which is secured by a Purchase Money Lien and the principal amount of which, when aggregated with the principal amount of all other such Indebtedness and Capitalized Lease Obligations of Borrowers and the Borrowers' Subsidiaries at the time outstanding, does not exceed $5,000,000. For the purposes of this definition, the principal amount of any Purchase Money Indebtedness consisting of capitalized leases (as opposed to operating leases) shall be computed as a Capitalized Lease Obligation.

                  Person - an individual, partnership, corporation, limited liability company, joint stock company, land trust, business trust, or unincorporated organization, or a government or agency or political subdivision thereof.

                  Pitney Bowes Rocor Debt - Indebtedness of Apex to Pitney Bowes Credit Corporation in the amount of $2,082,386 pursuant to that certain Master Equipment Lease Agreement No. 0000136 by and between Pitney Bowes Credit Corporation and Wabash National Finance Corporation, dated as of September 30, 1997, and those certain Equipment Schedules A-E, by and between Pitney Bowes Credit Corporation and Wabash National Finance Corporation, dated as of September 30, 1997, maturing August 30, 2004.

                  Plan - an employee benefit plan now or hereafter maintained for employees of any Borrower or any of its Subsidiaries that is covered by Title IV of ERISA.

                  Pledge Agreements - collectively, (i) the Pledge Agreement executed by Wabash on or about the Closing Date in favor of Agent, for the benefit of itself and Lenders, by which Wabash has granted to Agent, as security for the Obligations, a Lien on the 100% of the Securities of each other Borrower owned by Wabash and 100% of the portion of the Securities of each of its other direct Subsidiaries owned by Wabash and (ii) all other pledge agreements and comparable documents now or at any time hereafter securing the whole or any part of the Obligations.

                  PPSA - the Personal Property Security Act in force in the Province of Ontario; provided, that in the event that, by reason of mandatory provisions of law, the validity, perfection and effect of perfection or non-perfection of a security interest or other applicable Lien is governed by other personal property security laws, the term "PPSA" means such other personal property security laws.

                  Prior Claims - Liens on the Collateral that pursuant to applicable law are prior to or pari passu with Agent's Liens.

                  Product Obligations - every obligation of each Borrower under and in respect of any one or more of the following types of services or facilities extended to any Borrower by Bank, Agent, any Lender or any Affiliate of Bank, Agent or any Lender: (i) credit cards, (ii) cash management or related services including the automatic clearing house transfer of funds for the account of any Borrower pursuant to agreement or overdraft, (iii) controlled disbursement services and (iv) Derivative Obligations.

                  Projections - Wabash's forecasted Consolidated and consolidating (i) balance sheets, (ii) profit and loss statements,
         (iii) cash flow statements, and (iv) capitalization statements, all prepared on a consistent basis with the historical financial statements of Wabash and its Subsidiaries, together with appropriate supporting details and a statement of underlying assumptions.

                  Property - any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

                  Purchase Money Indebtedness - means and includes (i) Indebtedness (other than the Obligations) for the payment of all or any part of the purchase price of any fixed assets, (ii) any Indebtedness (other than the Obligations) incurred at the time of or within 10 days prior to or after the acquisition of any fixed assets for the purpose of financing all or any part of the purchase price thereof, and (iii) any renewals, extensions or refinancings thereof, but not any increases in the principal amounts thereof outstanding at the time.

                  Purchase Money Lien - a Lien upon fixed assets which secures Purchase Money Indebtedness, but only if such Lien shall at all times be confined solely to the fixed assets the purchase price of which was financed through the incurrence of the Purchase Money Indebtedness secured by such Lien.

                  Rebuild Reserve - a reserve created under subsection 1.1.1 of the Agreement in the amount of (a) all proceeds of insured losses or destruction to Equipment or real Property being held by Agent pursuant to subsection 3.3.1(a) pending possible repair or replacement of such Property subject to the original loss or destruction and (b) all proceeds of dispositions under subsection 8.2.9(vi) being held by Agent pending possible replacement of the Property subject to the disposition.

                  Regulation D - Regulation D of the Board of Governors of the Federal Reserve System.

                  Rentals - as defined in subsection 8.2.19 of the Agreement.

                  Reportable Event - any of the events set forth in Section 4043(c) of ERISA.

                  Reserve Percentage - the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed on member banks of the Federal Reserve System against "Euro-currency Liabilities" as defined in Regulation D.

                  Restricted Investment - any investment made in cash or by delivery of Property to any Person, whether by acquisition of stock, Indebtedness or other obligation or Security, or by loan, advance or capital contribution, or otherwise, or in any Property except the following:

                           (i) investments by a Borrower, to the extent said investments exist on the Closing Date, in one or more Subsidiaries of such Borrower;

                           (ii) investments in Property to be used in the ordinary course of business;

                           (iii) investments in Current Assets arising from the sale of goods and services in the ordinary course of business of any Borrower or any of its Subsidiaries;

                           (iv) investments in direct obligations of the United States of America, or any agency thereof or obligations guaranteed by the United States of America, provided that such obligations mature within one year from the date of acquisition thereof;

                           (v) investments in certificates of deposit maturing within one year from the date of acquisition and fully insured by the Federal Deposit Insurance Corporation;

                           (vi) investments in commercial paper given the highest rating by a national credit rating agency and maturing not more than 270 days from the date of creation thereof;

                           (vii) investments in money market, mutual or similar funds having assets in excess of $100,000,000 and the investments of which are limited to investment grade securities;

                           (viii)   Intercompany Loans;

                           (ix) investments made in exchange for Accounts arising in the ordinary course of business which have not been collected for 120 days and which are, in the good faith judgment of such Borrower or one of its Subsidiaries, substantially uncollectible, provided that the instrument evidencing such investment is delivered to Agent to be held as security for the Obligations pursuant to the terms of the Agreement;

                           (x) investments in evidence of Indebtedness, securities or other Property received from another Person by such Borrower or any of its Subsidiaries in connection with any bankruptcy case or by reason of a composition or a readjustment of debt or reorganization of such Person as a result of foreclosure, perfection or enforcement of any Lien in exchange for evidence of Indebtedness, securities or other Property of such Person; and

                           (xi) investments existing on the date hereof and listed on Exhibit 8.2.12 hereto;

                           (xii) investments otherwise expressly permitted pursuant to the Agreement.

                  Revolving Credit Loan - a Loan made by any Lender pursuant to
         Section 1.1 of the Agreement.

                  Revolving Credit Maximum Amount - $175,000,000, as such amount may be reduced from time to time pursuant to the terms of the Agreement.

                  Revolving Loan Commitment - with respect to any Lender, the amount of such Lender's Revolving Loan Commitment pursuant to subsection 1.1.1 of the Agreement, as set forth below such Lender's name on the signature page hereof or any Assignment and Acceptance Agreement executed by such Lender.

                  Revolving Loan Percentage - with respect to each Lender, the percentage equal to the quotient of such Lender's Revolving Loan Commitment divided by the aggregate of all Revolving Loan Commitments.

                  Revolving Notes - the Secured Promissory Notes to be jointly and severally executed by Borrowers on or about the Closing Date in favor of each Lender to evidence the Revolving Credit Loans, which shall be in the form of Exhibit 1.1 to the Agreement, together with any replacement or successor notes therefor.

                  Security - all shares of stock, partnership interests, membership interests, membership units or other ownership interests in any other Person and all warrants, options or other rights to acquire the same.

                  Security Documents - the Guaranty Agreements, the Mortgages, the Pledge Agreements, any applicable hypothecs, and all other instruments and agreements now or at any time hereafter securing the whole or any part of the Obligations.

                  Senior Leverage Ratio - at any date, the ratio of (i) Indebtedness for Money Borrowed as of such date, other than Subordinated Debt, to (ii) EBITDA for the 12 month period ending on such date (in the case of testing dates prior to September 30,

         2004, the period from September 1, 2003 to and including such testing date), all as determined for Wabash and its Subsidiaries on a Consolidated basis and in accordance with GAAP.

                  Series B Preferred Stock - the Series B 6% Cumulative Convertible Exchangeable Preferred Stock of Wabash.

                  Solvent - as to any Person, that such Person (i) owns Property whose fair saleable value is greater than the amount required to pay all of such Person's Indebtedness (including contingent debts), (ii) is able to pay all of its Indebtedness as such Indebtedness matures and
         (iii) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage.

                  Subject Equipment - with respect to each portion of the Other Indebtedness, the Equipment listed on Exhibit 8.2.9 opposite such Other Indebtedness.

                  Subordinated Debt - Indebtedness of any Borrower or any of its Subsidiaries that is subordinated to the Obligations in a manner satisfactory to Majority Lenders, and contains terms, including without limitation, payment terms, satisfactory to Majority Lenders.

                  Subsidiary - any Person of which another Person owns, directly or indirectly through one or more intermediaries, more than 50% of the Voting Stock at the time of determination.

                  Subsidiary Guarantors - each Subsidiary of Wabash that now or hereafter executes a Guaranty Agreement.

                  Swingline Loans - as defined in subsection 1.1.4 of the Agreement.

                  Syndication Agent - National City Commercial Finance, Inc. in its capacity as Syndication Agent for the Lenders under the Agreement.

                  Term - as defined in Section 4.1 of the Agreement.

                  Term Loan - the Loan described in Section 1.3 of the
         Agreement.

                  Term Loan Commitment - with respect to any Lender, the amount of such Lender's Term Loan Commitment pursuant to Section 1.3 of the Agreement, as set forth below such Lender's name on the signature pages hereof or any Assignment and Acceptance Agreement executed by such Lender, minus all Term Loan payments paid to such Lender.

                  Term Notes - the Secured Promissory Notes to be executed by Borrower on or about the Closing Date in favor of each applicable Lender to evidence its Term Loan, which shall be in the form of Exhibit
         1.3 to the Agreement, together with any replacement or successor notes therefor.

                  Total Credit Facility - $222,100,000, as such amount may be reduced from time to time pursuant to the terms of the Agreement.

                  Trailer Inventory - Inventory of a Company (other than Apex Trailer Inventory) consisting of new and used trailers held by such Company for sale or lease.

                  Type of Organization - with respect to any Person, the kind or type of entity by which such Person is organized, such as a corporation or limited liability company.

                  UCC - the Uniform Commercial Code as in effect in the State of Illinois on the date of this Agreement, as it may be amended or otherwise modified.

                  Unused Line Fee - as defined in Section 2.5 of the Agreement.

                  Voting Stock - Securities of any class or classes of a corporation, limited partnership or limited liability company or any other entity the holders of which are ordinarily, in the absence of contingencies, entitled to vote with respect to the election of corporate directors (or Persons performing similar functions).

                  Wabash - as defined in the Preamble to the Agreement.

                  Wabash Canada - FTSI Canada, Ltd., a corporation organized under the laws of the Province of New Brunswick.

                  Wind Down Subsidiaries - collectively, National Trailer Funding, LLC; Roadrailer Bimodel Ltd.; Roadrailer Mercosul, Ltda.; Roadrailer Technology Development Co., Ltd.; and Wabash National, GmbH.

                  WNC Cloud - WNC Cloud Merger Sub, Inc., an Arkansas corporation.

                  WNLP - Wabash National, L.P., a Delaware limited partnership.

                  WNTC - Wabash National Trailer Centers, Inc., a Delaware corporation.

                  OTHER TERMS. All other terms contained in the Agreement shall have, when the context so indicates, the meanings provided for by the UCC to the extent the same are used or defined therein.

                  CERTAIN MATTERS OF CONSTRUCTION. The terms "herein", "hereof" and "hereunder" and other words of similar import refer to the Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. The section titles, table of contents and list of exhibits appear as a matter of convenience only and shall not affect the interpretation of the Agreement. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. All references to any of the Loan Documents shall include any and all modifications thereto and any and all extensions or renewals thereof.

                                LIST OF EXHIBITS

Exhibit 1.1       Form of Revolving Note
Exhibit 1.3       Form of Term Note
Exhibit 5.2.1     Commercial Tort Claims
Exhibit 6.1.1     Business Locations
Exhibit 6.3.2     Apex Trailer Leases
Exhibit 7.1.1     Jurisdictions in which each Borrower, Wabash Canada and each of the Domestic Subsidiaries is Authorized to do Business
Exhibit 7.1.4     Capital Structure of each Borrower and each of its
                  Subsidiaries
Exhibit 7.1.5     Names; Organization
Exhibit 7.1.10    Charges
Exhibit 7.1.13    Surety Obligations
Exhibit 7.1.14    Tax Identification Numbers of each Borrower and each of its
                  Subsidiaries
Exhibit 7.1.15    Brokers' Fees
Exhibit 7.1.16    Patents, Trademarks, Copyrights and Licenses
Exhibit 7.1.19    Contracts Restricting Right to Incur Debts
Exhibit 7.1.20    Litigation
Exhibit 7.1.22    Capitalized and Operating Leases
Exhibit 7.1.23    Pension Plans
Exhibit 7.1.25    Labor Relations
Exhibit 7.1.33    Joint Ventures
Exhibit 8.1.3     Form of Compliance Certificate
Exhibit 8.1.4     Form of Borrowing Base Certificate
Exhibit 8.2.3     Existing Indebtedness
Exhibit 8.2.5     Permitted Liens
Exhibit 8.2.9     Subject Equipment
Exhibit 8.2.12    Permitted Investments
Exhibit 8.2.19    Lease Financing Arrangements
Exhibit 8.3       Financial Covenants
Exhibit 10.3.6    Real Property Subject to Phase II Environmental Reports
Exhibit A-1       Account Debtors that have Waived Setoff Rights
Exhibit A-2       Form of Assignment and Acceptance

                                List of Exhibits

                                   EXHIBIT 1.1

                             FORM OF REVOLVING NOTE

                              Exhibit 1.1 - Page 1

                                   EXHIBIT 1.3

                                FORM OF TERM NOTE

                              Exhibit 1.3 - Page 1

                                 EXHIBIT 7.1.10

                                     CHARGES

1. $22,000,000 make whole payment to existing private placement lenders made in the third quarter of 2003.

2. $3,000,000 write down of assets in connection with the Fleet Amtrak Debt and the Northern Trust Amtrak Debt, taken in the third quarter of 2003.

3. $2,000,000 retail alignment/closure charges taken in the third quarter of 2003.

4.       $2,000,000 Apex Sale charges taken in the third quarter of 2003.

                             Exhibit 7.1.10 - Page 1

                                  EXHIBIT 8.1.3

                             COMPLIANCE CERTIFICATE

                              [__________________]

                                        _________________, _____

Fleet Capital Corporation, as Agent
One South Wacker Drive
Suite 1400
Chicago, Illinois 60606

                  The undersigned, the Treasurer of Wabash National Corporation ("Wabash"), gives this certificate to Fleet Capital Corporation, in its capacity as Agent ("Agent") in accordance with the requirements of subsection 8.1.3 of that certain Loan and Security Agreement dated September 23, 2003 among Wabash, as a Borrower, the Subsidiaries of Wabash party thereto as Borrowers, Agent, Fleet Securities, Inc., as Arranger, National City Commercial Finance, Inc., as Syndication Agent, General Electric Capital Corporation, as a Documentation Agent, Wachovia Bank, National Association, as a Documentation Agent and the Lenders party thereto ("Loan Agreement"). Capitalized terms used in this Certificate, unless otherwise defined herein, shall have the meanings ascribed to them in the Loan Agreement.

                  1. Based upon my review of the balance sheets and statements of income of Wabash and its Subsidiaries for the [__________] period ending _______________, ____, copies of which are attached hereto, I hereby certify that:

                           (i) Capital Expenditures during the period and for the fiscal year to date total $__________ and $__________, respectively.

                           (ii) The Fixed Charge Coverage Ratio as of the last day of the period is _____:1.0.

                           (iii) The Leverage Ratio as of the last day of the period is _____:1.0.

                  2.       No Default exists on the date hereof, other than:
_______________________________________________ [IF NONE, SO STATE]; and

                             EXHIBIT 8.1.3 - Page 1

                  3.       No Event of Default exists on the date hereof, other

than ___________________________________________ [IF NONE, SO STATE].

                                          Very truly yours,

                                          ______________________________________
                                          Treasurer

                             EXHIBIT 8.1.3 - Page 2

                                  EXHIBIT 8.1.4

                       FORM OF BORROWING BASE CERTIFICATE

                             Exhibit 8.1.4 - Page 1

                                   EXHIBIT 8.3

                               FINANCIAL COVENANTS

DEFINITIONS

                  EBITDA - with respect to any period, the sum of net earnings (or loss) before Interest Expense, income taxes, depreciation, amortization and other non-cash charges (including (i) gains and losses from currency fluctuations, (ii) impairment charges relating to fixed assets or intangibles and (iii) the amount by which obligations in respect of financing contracts exceeds the cash proceeds of liquidation of such financing contracts to the extent in excess of $5,000,000) for such period (but excluding any extraordinary gains for such period and the charges described on Exhibit 7.1.10 to the Agreement), all as determined for Wabash and its Subsidiaries on a Consolidated basis and in accordance with GAAP; provided, that for the 3 month period ended March 31, 2003, EBITDA shall be deemed to be equal to $12,169,000 and for the 3 month period ended June 30, 2003, EBITDA shall be deemed to be equal to $14,861,000.

                  FIXED CHARGE COVERAGE RATIO - with respect to any period, the ratio of (i) EBITDA for such period minus the sum of (a) any provision for (plus any benefit from) income taxes included in the determination of net earnings (or loss) for such period plus (b) non-financed Capital Expenditures during such period plus (c) preferred stock dividends paid during such period, to (ii) Fixed Charges for such period, all as determined for Wabash and its Subsidiaries on a Consolidated basis and in accordance with GAAP.

                  FIXED CHARGES - with respect to any period, the sum of: (i) scheduled principal payments required to be made during such period in respect to Indebtedness for Money Borrowed (including the principal portion of Capitalized Lease Obligations), excluding the mandatory prepayment of the Term Loan made pursuant to subsection 3.3.9 of the Agreement, plus (ii) Interest Expense for such period, all as determined for Wabash and its Subsidiaries on a Consolidated basis and in accordance with GAAP.

                  INTEREST EXPENSE - with respect to any period, cash interest expense paid or accrued for such period, including without limitation the interest portion of Capitalized Lease Obligations, plus the Letter of Credit and LC Guaranty fees owing for such period, all as determined for Wabash and its Subsidiaries on a Consolidated basis and in accordance with GAAP.

                  LEVERAGE RATIO - at any date, the ratio of (i) Indebtedness for Money Borrowed as of such date, other than Indebtedness existing on the Closing Date in respect of the Convertible Notes, to (ii) EBITDA for the 12 month period ending on such date, all as determined for Wabash and its Subsidiaries on a Consolidated basis and in accordance with GAAP.

                              Exhibit 8.3 - Page 1

COVENANTS

                  1. FIXED CHARGE COVERAGE RATIO. Borrowers shall not permit the Fixed Charge Coverage Ratio for any period set forth below to be less than the ratio set forth below opposite such period:

                       PERIOD                                                                      RATIO
                       ------                                                                      -----
Three (3) month period ending on December 31, 2003                                              1.00 to 1.0
Six (6) month period ending on March 31, 2004                                                   1.05 to 1.0
Nine (9) month period ending on June 30, 2004                                                   1.10 to 1.0
Twelve (12) month  period  ending on September  30, 2004 and each
December 31, March 31, June 30 and September 30 thereafter                                      1.25 to 1.0

                  2. LEVERAGE RATIO. Borrowers shall not permit the Leverage Ratio for any period set forth below to be more than the ratio set forth below opposite such period:

                       PERIOD                                                                      RATIO
                       ------                                                                      -----
Twelve (12) month period ending on December 31, 2003                                            4.50 to 1.0
Twelve (12) month period ending on March 31, 2004                                               4.25 to 1.0
Twelve (12) month period ending on June 30, 2004                                                4.00 to 1.0
Twelve (12) month period ending on September 30, 2004                                           3.75 to 1.0
Twelve (12) month period ending on December 31, 2004                                            3.50 to 1.0
Twelve (12) month period ending on March 31, 2005                                               3.25 to 1.0
Twelve (12) month period ending on June 30, 2005 and each
September 30,  December 31, March 31 and June 30 thereafter                                     3.00 to 1.0

                              Exhibit 8.3 - Page 2

                                 EXHIBIT 10.3.6

             REAL PROPERTY SUBJECT TO PHASE II ENVIRONMENTAL REPORTS

1.       Phoenix, Arizona

2.       Harrison, Arkansas

3.       Sheridan, Arkansas

4.       Sacramento, California

5.       Denver, Colorado

6.       Miami, Florida

7.       Atlanta (Conley), Georgia

8.       Lafayette, Indiana (North Plant)

9.       Lafayette, Indiana (South Plant)

10.      Des Moines, Iowa

11.      Fort Madison, Iowa

12.      Shreveport, Louisiana

13.      St. Paul, Minnesota

14.      St. Louis, Missouri

15.      Charlotte, North Carolina (23rd St. Yard)

16.      Charlotte, North Carolina (Dalton Avenue)

17.      Huntsville, Tennessee

18.      Memphis, Tennessee

19.      Roanoke, Virginia

20.      Seattle, Washington

                             Exhibit 10.3.6 - Page 1

                                   EXHIBIT A-2

                        FORM OF ASSIGNMENT AND ACCEPTANCE

                                   Exhibit A-2